Exhibit 10(m)

This Agreement for Lease is
Confidential and Proprietary

EXECUTION COPY

AGREEMENT FOR LEASE

between

LMB FUNDING, LIMITED PARTNERSHIP

and

LOWER MOUNT BETHEL ENERGY, LLC

Dated as of December 21, 2001

THIS AGREEMENT HAS BEEN ASSIGNED AS SECURITY
FOR INDEBTEDNESS OF OWNER. SEE SECTION 17.
This Agreement has been manually executed in 38 counterparts, numbered consecutively from 1 through 38, of which this is No. ___. To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Agreement may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. ___.

AGREEMENT FOR LEASE

Agreement for Lease, dated as of December 21, 2001 (as the same may be amended, restated, modified or supplemented from time to time, "this Agreement"), between LMB FUNDING, LIMITED PARTNERSHIP, a Delaware limited partnership ("Owner"), formed by LMB Capital, Inc., its general partner, and LOWER MOUNT BETHEL ENERGY, LLC, a Delaware limited liability company ("Agent").

WHEREAS, Owner has acquired a leasehold interest in the Premises (hereinafter defined) pursuant to the Ground Lease (hereinafter defined); and

WHEREAS, contemporaneously with the execution of this Agreement, Owner and Agent propose to enter into the Lease (hereinafter defined), providing for the lease by Agent, as lessee, of the Project (hereinafter defined) which will be constructed and located on the Premises pursuant to the terms of this Agreement and the sublease by Owner to Agent of the Premises; and

WHEREAS, Owner desires to appoint Agent to act as agent for Owner in connection with the construction of the Project, and in connection with all matters related to such construction, and Agent wishes to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Agent hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1.   Defined Terms. For the purposes of this Agreement each of the following terms shall have the meaning specified with respect thereto:

Accrued Default Obligations: Defined pursuant to paragraph (e) of subsection 11.2 hereof.

Accrued Project Termination Obligations: Defined pursuant to paragraph (e) of subsection 11.4 hereof.

Acquisition Certificate: The certificate delivered by Agent to Owner pursuant to paragraph (b) of Section 4 hereof in connection with a request for the Initial Advance, substantially in the form of Exhibit A hereto.

Acquisition Cost: The sum of (a) the aggregate amount of advances made pursuant to this Agreement and (b) all other costs of Owner (including costs incurred by Agent but reimbursed by Owner) with respect to the Project (except costs for which Owner has been reimbursed by Agent pursuant to the provisions of subsections 11.2 and 11.4 and Section 12 hereof) arising from the acquisition, construction, equipping, and financing thereof (including, without limitation, Financing Costs and Owner's out-of-pocket expenses and fee obligations, including, without limitation, the Management Fee that Owner is obligated to pay to Merrill Leasing pursuant to the terms of the Management Agreement, prior to the Effective Date). This definition of "Acquisition Cost" shall not include any Unrecovered Liabilities and Judgments.

Additional Rent: Defined pursuant to subsection 1.2 hereof.

Affiliate: Defined pursuant to subsection 1.2 hereof.

Agency Agreement: The Construction Agency Agreement dated as of August 11, 2000, as amended and restated by an Amended and Restated Construction Agency Agreement dated as of April 6, 2001, between Owner and Agent, as the same may be further amended, restated, modified or supplemented from time to time prior to the date hereof.

Agent: Lower Mount Bethel Energy, LLC, a Delaware limited liability company.

Agreement: This Agreement for Lease, as the same may be amended, restated, modified or supplemented from time to time.

Applicable Contracting Party: The contracting party identified in the applicable Land Improvement Contract, provided that such Person shall be an independent third party unaffiliated with Agent or the Guarantor.

Appraiser: KPMG, LLP, a limited liability partnership.

Assignee: The Collateral Trustee and any successor to the Collateral Trustee. For purposes of the definition of "Unrecovered Liabilities and Judgments", paragraph (n) of Section 4, subsection 8.4, subsection 8.5, subsection 8.6, subsection 8.7, subsection 8.9, subsection 8.12, subsection 8.13, subsection 8.26, paragraph (n) of subsection 8.27, subsection 9.7, subsection 9.8, subsection 9.12, paragraph (c) of subsection 11.1, paragraphs (d), (o) and (p) of subsection 11.3, paragraph (c) of Section 12, clause (iii) of paragraph (a) of Section 16, the last sentence of paragraph (b) of Section 17, the last sentence of subsection 18.3, subsection 18.4, subsection 18.9 and the Persons to whom certification is made in Exhibits A, B, C and D hereof, the term "Assignee" shall include each of the purchasers and holders from time to time of Owner's Senior Secured Notes and any other notes issued under any Note Purchase Agreement and each lender or other Person providing credit support to Owner under a Financing Arrangement entered into after the date hereof, and for purposes of subsection 9.4 hereof, the term "Assignee" shall include each Qualifying Assignee.

Available Commitment: At the time of determination, an amount equal to the difference between (a) the sum of (i) the aggregate commitment to lend under all Financing Arrangements and (ii) Owner's existing equity capital and additional equity capital contributions then available to Owner and (b) the sum of (i) the aggregate amount of all advances theretofore made pursuant to Section 3 hereof and (ii) Financing Costs theretofore incurred by Owner or accrued under all Financing Arrangements (other than Financing Costs which have been funded or reimbursed with advances under this Agreement).

Basic Rent: Defined pursuant to subsection 1.2 hereof.

Budget: The itemized budget for the Project prepared by Agent and delivered to Owner and attached hereto as Exhibit G, as amended from time to time, which shall include, without limitation, (a) all costs incurred by Agent in performing its duties under subsections 2.1 and 2.2 hereof, including, without limitation, the purchase price of component parts and construction materials, survey and survey inspection charges, appraisal, architectural, engineering, environmental analysis, soil analysis and market analysis fees, brokerage commissions, transfer fees and taxes that are customarily the responsibility of the purchaser, closing adjustments for taxes, utilities and the like, escrow and closing fees, recording and filing fees, the legal fees of Agent, and all related costs and expenses incurred in acquiring an interest in the Premises, whether incurred prior to or after the date hereof; (b) the costs incurred by Agent in its capacity as agent for Owner in connection with and pursuant to the terms of the EPC Contract (or any other construction contracts entered into by Agent in connection with the completion of the Project); (c) the costs of architects', attorneys', engineers' and other professionals' fees and disbursements in connection with the construction and construction financing of the Project, including, without limitation, the fees and disbursements of Agent's counsel in connection with this Agreement, the Lease and the transactions contemplated hereby and thereby and the duties of Agent hereunder, under the EPC Contract and in all other matters involving or reasonably related to this transaction; (d) the costs of all insurance, real estate, property and excise tax assessments, sales and use taxes on materials used in construction, and other operating and carrying costs paid or accrued by Agent or levied upon the Project, Agent or Owner in connection with the Project during the term of this Agreement; (e) costs of Agent's project representatives (inspectors, consultants, etc.) incurred by Agent in its capacity as agent for Owner; (f) the fees and disbursements of Owner's counsel in connection with the preparation, execution and delivery by Owner of this Agreement and the Lease, and the consummation of the transactions contemplated hereby or thereby; (g) any financing costs incurred by Agent in connection with its payment of any Project Costs prior to the date hereof and all other Financing Costs to be accrued during the term of this Agreement; (h) any internal out-of-pocket costs incurred by Agent in connection with the negotiation, execution and delivery of this Agreement, the Lease, the Construction Documents and the Project Contracts; (i) any and all other costs arising from or in connection with the construction of the Project during the term of this Agreement; (j) the fees and disbursements of counsel of Assignee incurred in connection with any Financing Arrangement; and (k) a reasonable contingency amount with respect to the foregoing items, which amount shall include Financing Costs and otherwise shall be allocated to unexpected increases in the costs associated with the Project, including, without limitation, the payment of any liquidated damages or any performance bonus pursuant to the terms of any Construction Document or Project Contract; provided that any modification or supplement to the Budget shall be made in compliance with the provisions of subsection 2.2 hereof.

Business Day: Defined pursuant to subsection 1.2 hereof.

Capital Lease: Any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

Capital Lease Obligations: With respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

CERCLA: Defined pursuant to subsection 1.2 hereof.

CERCLIS: Defined pursuant to subsection 1.2 hereof.

Certificate of Increased Cost: The certificate delivered by Agent to Owner pursuant to paragraph (a) of Section 7 hereof in connection with a request for a Completion Advance, substantially in the form of Exhibit D hereto.

Certificate of Substantial Completion: The certificate delivered by Agent to Owner pursuant to paragraph (a) of Section  6 hereof in connection with a request for a Final Advance, substantially in the form of Exhibit C hereto.

Code: The Internal Revenue Code of 1986, as amended.

Collateral Indenture: The Indenture of Trust, Security Agreement and Collateral Assignment of Contracts, dated as of the date hereof, entered into by Owner and the Collateral Trustee, pursuant to which Owner has granted a security interest in certain collateral to the Collateral Trustee, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

Collateral Trustee: State Street Bank and Trust Company of Connecticut, National Association, in its capacity as collateral trustee under the Collateral Indenture, and its successors.

Commercial Operation: The date upon which (i) Mechanical Completion (as defined in the EPC Contract) has occurred under the EPC Contract and the Project is mechanically complete and checkout and start-up have occurred as evidenced by the execution and delivery of a Notice of Mechanical Completion (as defined in the EPC Contract) and a certificate stating that the requirements to achieve Mechanical Completion have been met, in each case according to the procedures set forth in the EPC Contract, (ii) Substantial Completion (as defined in the EPC Contract) has occurred under the EPC Contract as evidenced by the execution and delivery of a Notice of Substantial Completion (as defined in the EPC Contract) and a certificate stating that the requirements to achieve Substantial Completion have been met, in each case according to the procedures set forth in the EPC Contract, and (iii) the assets included in the Project are capable of producing revenues from operation of the Project.

Completion Advance: Any advance made by Owner under Section 7 hereof.

Completion Amount: Defined pursuant to subsection 1.2 hereof.

Completion Date: September 30, 2004.

Consent: Defined pursuant to subsection 1.2 hereof.

Consolidated EBITDA: For any period, Consolidated Net Income for such period plus (in each case to the extent deducted in computing such Consolidated Net Income) (i) Consolidated Interest Expense, (ii) provisions for income taxes and (iii) provisions for depreciation and amortization (including amortization of goodwill).

Consolidated Interest Expense: For any period, the gross interest expense (including, without limitation, that attributable to Capital Lease Obligations or a Synthetic Lease) of the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Guarantor with respect to Interest Rate Protection Agreements, but without giving effect to the write-off of expenses associated with the termination of Interest Rate Protection Agreements.

Consolidated Net Income: For any period, the net income (or net loss) of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis for such period and in accordance with GAAP, excluding the effects of gains or losses on sales of assets (excluding sales of inventory in the ordinary course of business) and other non-cash extraordinary gains or losses as determined in accordance with GAAP.

Consolidated Subsidiary: With respect to any Person at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

Construction Documents: The collective reference to the EPC Contract, the Plans, the Permits, the Insurance Requirements, the Land Improvement Contracts, the Siemens Turbine Contract and all other agreements entered into by Agent with respect to constructing and equipping the Project (from and after each such agreement becomes effective).

Construction Drawdown Schedule: The schedule of projected construction drawdowns delivered to Owner pursuant to paragraph (v) of Section 4 hereof, a copy of which is attached as Exhibit H hereto.

Contaminant: Defined pursuant to subsection 1.2 hereof.

Corporation: A corporation, association, company, joint stock company, limited liability company, partnership or business trust.

Easements: The "Easements" as defined in the Ground Lease.

Effective Date: Defined pursuant to subsection 1.2 hereof.

Engineering Services Agreement: The Engineering Services Agreement, dated as of September 21, 2001, between Owner and the General Contractor, as amended by an Amended and Restated Engineering Services Agreement, dated as of November 19, 2001, between Owner and the General Contractor.

Environmental Approvals: Defined pursuant to subsection 1.2 hereof.

Environmental Consultant: Foster Wheeler Environmental Corporation, or such other nationally recognized environmental consultant selected by Agent and reasonably satisfactory in all respects to Owner and Assignee.

Environmental Damages: Defined pursuant to subsection 1.2 hereof.

Environmental Event: Defined pursuant to subsection 1.2 hereof.

Environmental Lien: Defined pursuant to subsection 1.2 hereof.

Environmental Matters: Defined pursuant to subsection 1.2 hereof.

Environmental Report: The Phase I Environmental Site Assessment and Compliance Report dated December 18, 2001 relating to the Premises, prepared by the Environmental Consultant and delivered to Owner and Assignee pursuant to paragraph (n) of Section 4 of this Agreement.

Environmental Requirements: Defined pursuant to subsection 1.2 hereof.

EPC Contract: The Engineering, Procurement and Construction Contract, dated as of December 20, 2001, between Owner and the General Contractor, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

EPC Guaranty: The Guaranty, dated as of December 20, 2001, by Foster Wheeler LLC to Owner, guaranteeing the obligations of the General Contractor under the EPC Contract, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

Equity Capital: Defined pursuant to subsection 1.2 hereof.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default: Any of the events specified in subsection 11.1 hereof; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

Event of Loss: Any of the following events: (a) loss of all or a substantial portion of the Project or the use thereof due to destruction or damage by fire or any other cause; (b) any event which results in an insurance settlement with respect to the Project on the basis of a total loss or constructive total loss; and (c) the condemnation or taking or requisition of title or requisition of use for an indefinite period or a period in excess of 180 days by any Governmental Authority which constitutes the taking of all or a substantial portion of the Project or all or a substantial portion of the Premises. A loss, condemnation or taking of a "substantial portion" of the Project or the Premises shall be deemed to occur if after such event, the remainder is not sufficient to permit operation of the Project on a commercially feasible basis in accordance with the Construction Documents, the Project Contracts and the Lease.

Event of Project Termination: Any of the events specified in subsection 11.3 hereof; provided that, any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

EWG: Defined pursuant to subsection 1.2 hereof.

FERC: The Federal Energy Regulatory Commission, or any successor agency thereto.

Final Advance: The advance made by Owner under Section 6 hereof.

Final Survey: Defined pursuant to paragraph (f) of Section 6 hereof.

Financing Arrangement: Defined pursuant to subsection 1.2 hereof.

Financing Costs: All interest costs (including, without limitation, interest at a default rate and any interest costs accruing after the commencement of a bankruptcy or similar proceeding), premiums, make-whole payments (including, without limitation, the Make-Whole Premium and Modified Call Premium (each as defined in the Note Purchase Agreement)), and other costs, fees and expenses incurred by Owner under all Financing Arrangements, and all costs and fees incurred in connection with obtaining and maintaining equity financing, including Return on Equity Capital, all fees payable to Owner's general partner under its partnership agreement and any premiums and make-whole payments incurred by Owner under its partnership agreement.

GAAP: United States generally accepted accounting principles applied on a consistent basis.

Gas Transportation Agreement: The Gas Transportation Agreement to be entered into by and between PPL Interstate Energy Company and Owner.

General Contractor: Foster Wheeler USA Corporation, a Delaware corporation.

Governmental Action: Defined pursuant to subsection 8.5 hereof.

Governmental Authority: Defined pursuant to subsection 1.2 hereof.

Ground Lease: Defined pursuant to subsection 1.2 hereof.

Guarantor: PPL Energy Supply, LLC, a Delaware limited liability company, and its successors and permitted assigns.

Guaranty: The Guaranty, dated as of the date hereof, by and between the Guarantor and Owner, as the same may be amended, restated, modified, or supplemented from time to time.

Indebtedness: Defined pursuant to subsection 1.2 hereof.

Indemnified Person: Defined pursuant to Section 12 hereof.

Initial Advance: The advance made by Owner under Section 4 hereof.

Insurance Broker: Marsh USA Inc., or such other nationally recognized insurance broker selected by Agent and reasonably satisfactory in all respects to Owner and Assignee.

Insurance Requirements: Defined pursuant to subsection 1.2 hereof.

Intellectual Property Rights: Collectively, all patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, proprietary computer software or copyrights (or any licenses, permits or agreements with respect to any of the foregoing) necessary to construct, operate, lease or use the Project or any part thereof as contemplated by this Agreement, the Lease, the Construction Documents and the Project Contracts.

Interconnection Agreement: Defined pursuant to subsection 1.2 hereof.

Interconnection Facilities: The interconnections at or available to the Project for transmission of electricity and the supply of water, natural gas, and other necessary utilities and services, including, without limitation, the 230 kV switchyard facilities, which are necessary to connect and deliver the Project's output to the transmission system owned by PPL Electric Utilities Corporation.

Interest Rate Protection Agreements: Any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

Interim Advance: Any advance made by Owner under Section 5 hereof.

Interim Advance Certificate: The certificate delivered by Agent to Owner pursuant to paragraph (a) of Section 5(A) hereof in connection with a request for an Interim Advance, substantially in the form of Exhibit B hereto.

Land Improvement Contracts: Individually or collectively as the context may require (a) the Township Development Agreement; (b) the Interconnection Agreement; (c) the Reimbursement and Ownership Agreement; (d) the Gas Transportation Agreement; or (e) any other agreement with (i) an electric utility or independent system operator or other third party for the interconnection of the Project to the electric transmission system of such electric utility of independent system operator or for transmission system upgrades of improvements necessary to provide transmission service for the electrical output of the Project; (ii) a natural gas supplier or transporter for interconnection of the Project to the supply of transportation systems of such natural gas supplier or transporter of or other third party for upgrades or improvements to a natural gas supplier or transporter's systems necessary to provide natural gas service to the Project; or (iii) water and sewer system operators for the interconnection of the project to water and/or sewer system upgrades or improvements necessary to provide water and sewer service to the Project.

Lease: The Lease Agreement, dated as of the date hereof, by and between Owner, as lessor or sublessor, and Agent, as lessee or sublessee, as the case may be, as the same may be amended, restated, modified or supplemented from time to time.

Legal Requirements: The term "Legal Requirements" shall have the meaning set forth opposite such term in the Lease, except that the phrase "from the date hereof through the term of this Agreement" shall substitute for the phrase "from the date hereof through the Lease Term and any Renewal Term".

Lessee Note: The promissory note, dated December 21, 2001, from Agent, as borrower, in favor of Owner, as lender, evidencing the advances made by Owner to Agent thereunder, and any promissory note or notes of Agent issued in substitution thereof.

Lien: Defined pursuant to subsection 1.2 hereof.

Loss Payment: On the date of determination, an amount equal to the difference between (A) 89.9% of the sum of (i) all amounts included in the Acquisition Cost of the Project that are capitalized into the basis of the Project in accordance with GAAP, plus (ii) all Unreimbursed Project Costs, and (B) all Unreimbursed Project Costs.

Loss Payment Requirements: (a) Delivery by Agent to Owner of conveyancing, assignment, transfer, termination and other documents that are customary and sufficient to (i) convey and assign to Owner (or a designated assignee of Owner or Assignee) on the earlier of (x) the date that is sixty (60) days after Owner either terminates this Agreement or Agent's right to the use and possession of the Project pursuant to subsection 11.4 hereof or (y) the date Owner, or a designated assignee of Owner or Assignee, takes possession of the Project and assumes the obligations of Agent thereafter accruing under the Construction Documents and the Project Contracts pursuant to subsection 11.4 hereof, (A) good and marketable title to Agent's interest in the Project, free and clear of any Liens resulting from any fraudulent act, illegal act, misapplication of funds or willful misconduct on the part of Agent or any Person under the direct or indirect control of Agent, and (B) Agent's right, title and interest in the Construction Documents and the Project Contracts existing on such date and transferable by Agent (conditioned upon the assumption by Owner, or a designated assignee of Owner or Assignee, of Agent's obligations accruing under such Construction Documents and Project Contracts from and after such date), free and clear of any Liens resulting from any fraudulent act, illegal act, misapplication of funds or willful misconduct on the part of Agent or any Person under the direct or indirect control of Agent, and (ii) terminate on the earlier of (x) the date that is sixty (60) days after Owner terminates this Agreement or Agent's right to the use and possession of the Project pursuant to subsection 11.4 hereof or (y) the date Owner, or a designated assignee of Owner or Assignee, takes possession of the Project and assumes such obligations, all rights of Agent and all other Persons under the direct or indirect control of Agent (other than Owner and Assignee, any other Person as may be designated by Owner and Assignee's rights under the Construction Documents and the Project Contracts) in and to the Project;

(b)   Within a commercially reasonable period of time after Owner either terminates this Agreement or Agent's right to the use and possession of the Project pursuant to subsection 11.4 hereof, delivery by Agent to Owner of evidence that Agent's right, title and interest in all Permits and Intellectual Property Rights existing on such date and transferable by Agent have been transferred to Owner;

(c)   Within a commercially reasonable period of time after Owner either terminates this Agreement or Agent's right to the use and possession of the Project pursuant to subsection 11.4 hereof, delivery by Agent to Owner of all manuals, "as built" plans, design specifications and equipment inspection reports related to the Project, in each case, in Agent's possession or to which Agent has access; and

(d)   Delivery by Agent to Owner, within a commercially reasonable period of time after Owner either terminates this Agreement or Agent's right to the use and possession of the Project pursuant to subsection 11.4 hereof, of a Phase I environmental site assessment and compliance audit, and upon the reasonable request of Owner or Assignee, delivery by Agent within a commercially reasonable period of time, a Phase II environmental audit, each satisfactory in scope and content to Owner and Assignee (in each case, in their reasonable discretion), prepared by the Environmental Consultant, to the effect that (i) no Environmental Matters exist with respect to the Project or the Premises, the effect of which could adversely affect the construction, operation, ownership, use or value of the Project and (ii) subject to an allowance for ordinary wear and tear, the Project may be operated to its design capacity in accordance with the Construction Documents and the Project Contracts and in compliance with Environmental Requirements.

Majority Holders: Defined in the Note Purchase Agreement.

Management Agreement: The Management Agreement, dated as of the date hereof, between Owner and Merrill Leasing, as the same may be amended, restated, modified or supplemented from time to time.

Management Fee: (a) For each full semi-annual period commencing on or after the date hereof and ending on or prior to the Effective Date, an amount computed by multiplying the following:

   (i)   the Acquisition Cost at the end of such semi-annual period, multiplied by

    (ii)   a fraction having a numerator equal to the number of days in such semi-annual period and a denominator of 365, or in a leap year, 366, multiplied by

    (iii)   0.13%.

(b)   for any partial semi-annual period commencing on or after the date hereof and ending on or prior to the Effective Date, an amount computed by multiplying the following:

    (i)   the Acquisition Cost at the end of such partial semi-annual period, multiplied by

    (ii)   a fraction having a numerator equal to the number of days during such partial semi-annual period and a denominator of 365, or in a leap year, 366, multiplied by

    (iii)   0.13%.

Marketing Period: Defined pursuant to paragraph (g) of subsection 11.4 hereof.

Memorandum of Understanding: The Memorandum of Understanding, dated December 3, 1999, between PPL Corporation (successor-in-interest to PP&L Resources, Inc.) and Agent, as assigned to PPL Martins Creek, LLC pursuant to an Assignment and Assumption Agreement dated as of the date hereof.

Merrill: Merrill Lynch Money Markets Inc., a Delaware corporation.

Merrill Leasing: ML Leasing Equipment Corp., a Delaware corporation.

Merrill Lynch: Merrill Lynch & Co., Inc., a Delaware corporation.

1935 Act: Defined pursuant to subsection 1.2 hereof.

Note Purchase Agreement: Defined pursuant to subsection 1.2 hereof.

NPL: Defined pursuant to paragraph (h) of subsection 8.27 hereof.

Operation and Maintenance Agreement: The Operation and Maintenance Agreement for the Lower Mount Bethel Energy Project Sewage Treatment Facility, dated July 13, 2001, between Lower Mount Bethel Township and PPL Generation, LLC.

Operative Documents: This Agreement, the Lease, the Lessee Note and the Pledge Agreement.

Operator: Agent, or such other entity designated as successor operator of the Project by Agent that is, or is a member of a consolidated group that is, an experienced and reputable operator of electric generating assets in the United States.

Owner: LMB Funding, Limited Partnership, a Delaware limited partnership, or any successor or successors to all of its rights and obligations as Owner hereunder or its successor or successors.

Owner Lien: Any Lien or disposition of title (a) arising as a result of any willful act or knowing omission of Owner, or (b) which is otherwise claimed by or through Owner and which is not related to the Project constructed hereunder or the business of Agent, and which, in either case, is not permitted or contemplated by this Agreement, the Lease, any Financing Arrangement, the Construction Documents, the Project Contracts or the transactions contemplated thereby.

PCBs: Defined pursuant to paragraph (l) of subsection 8.27 hereof.

Permits: All consents, licenses, building and operating permits or other Governmental Actions required for ownership, leasing, construction, completion, and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease.

Permitted Contest: Defined pursuant to paragraph (a) of Section 16 hereof.

Permitted Liens: Defined pursuant to subsection 1.2 hereof.

Person: Defined pursuant to subsection 1.2 hereof.

Plans: The plans and specifications for the construction of the improvements incorporated in the EPC Contract; provided that, any amendments, modifications or supplements to the Plans, as well as any subsequent deviation from the Plans, shall be made in compliance with the provisions of subsection 2.2 hereof.

Pledge Agreement: The Pledge Agreement, dated as of the date hereof, by and between Agent, as pledgor, and Owner, as pledgee, as the same may be amended, restated, modified, or supplemented from time to time.

Potential Default: Any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Default.

Potential Event of Project Termination: Any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Project Termination.

Power Transformers Contract: The Power Transformers Contract, dated as of December 21, 2001, between Siemens Power Transmission & Distribution, Inc. and Owner, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

PPL Retirement Plan: The defined benefit pension plan sponsored by PPL Services Corporation, most recently amended and restated effective July 1, 1999, bearing IRS Plan Identification Number (PIN) "001".

Premises: Defined pursuant to subsection 1.2 hereof.

Private Placement Memorandum: The Confidential Private Placement Memorandum dated November 2001, prepared with respect to the offering of the notes sold pursuant to the Note Purchase Agreement, together with the appendices thereto.

Project: Defined pursuant to subsection 1.2 hereof.

Project Contracts: The Siemens Turbine Contract, the Ground Lease, the EPC Contract, the EPC Guaranty, the Engineering Services Agreement, the Power Transformers Contract, the Township Development Agreement, the Operation and Maintenance Agreement, the Interconnection Agreement, the Memorandum of Understanding, the Replacement MOU Agreement (from and after the date such agreement becomes effective), the Reimbursement and Ownership Agreement, the Gas Transportation Agreement and any other agreement or agreements entered into by Agent necessary for the construction and operation of the Project (from and after the date each such agreement becomes effective). A list of the Project Contracts in existence on the date hereof is attached as Exhibit E hereto.

Project Costs: The aggregate amount of all costs and expenses described in clauses (a) through (k) of the definition of "Budget".

Qualifying Assignee: Defined pursuant to subsection 1.2 hereof.

Reimbursement Agreement: The Reimbursement Agreement, dated as of the date hereof, among Owner, Agent and Merrill Leasing, as the same may be amended, restated, modified or supplemented from time to time.

Reimbursement and Ownership Agreement: The Reimbursement, Construction and Ownership Agreement to be entered into by and between Owner and PPL Interstate Energy Company.

Release: Defined pursuant to subsection 1.2 hereof.

Released Improvements: Defined pursuant to paragraph (a) of subsection 18.12 hereof.

Released Land: Defined pursuant to paragraph (a) of subsection 18.12 hereof.

Remedial Action: Defined pursuant to subsection 1.2 hereof.

Replacement MOU Agreement: The agreement to be entered into by Agent and PPL Martins Creek, LLC, relating to the provision of certain services and facilities for the Project and replacing the Memorandum of Understanding.

Required Easements: The "Required Easements" as defined in the Ground Lease.

Responsible Officer: The President, Vice President or Secretary of Agent and any other officers or similar officials of Agent responsible for administering the obligations of Agent hereunder as designated in writing by Agent to Owner.

Return on Equity Capital: (a) For each full semi-annual period commencing on or after the date hereof and ending on or prior to the Effective Date, an amount computed by multiplying the following:

    (i)   the Equity Capital at the end of such semi-annual period, multiplied by

    (ii)   a fraction having a numerator equal to 180 and a denominator of 360, multiplied by

    (iii)   the decimal equivalent of a percentage equal to the Semi-Annual Cost of Project Equity.

(b)   for any partial semi-annual period commencing on or after the date hereof and ending on or prior to the Effective Date, an amount computed by multiplying the following:

    (i)   the Equity Capital at the end of such partial semi-annual period, multiplied by

    (ii)   a fraction having a numerator equal to the number of days during such partial semi-annual period (provided that, each full calendar month during such partial semi-annual period shall be deemed to be a 30-day month) and a denominator of 360, multiplied by

    (iii)   the decimal referred to in paragraph (a)(iii) above.

Semi-Annual Cost of Project Equity: Defined pursuant to subsection 1.2 hereof.

Siemens Turbine Contract: The Combined Cycle Power Island Equipment Supply Contract, dated as of August 11, 2000, between Siemens Westinghouse Power Corporation and Owner, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

Subsidiary: Any Corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Guarantor or one or more other Subsidiaries of the Guarantor.

Substantial Completion: The satisfaction of all requirements of Section 6 hereof.

Survey: The current ALTA/ACSM Class A survey of the Premises, dated as of December 20, 2001, prepared by the Surveyor.

Surveyor: Hanover Engineering Associates, Inc.

Synthetic Lease: Any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Termination Event: Either (i) the failure at any time of PPL Corporation or its successors to own, directly or indirectly, 50.01% or more of the outstanding Voting Stock in the Guarantor, or (ii) the Guarantor's ratio of Consolidated EBITDA to Consolidated Interest Expense shall be less than 2.0 to 1.0 for the four most recently ended consecutive fiscal quarters (except for the fiscal quarter ended September 30, 2001, at the end of which such ratio shall be measured for the most recently ended consecutive three fiscal quarters) of the Guarantor (taken as a single accounting period).

Termination Event Trigger: Defined pursuant to paragraph (p) of subsection 11.3 hereof.

Third-Party Project Event: Any Event of Default pursuant to paragraph (c) of subsection 11.1 hereof or any Event of Project Termination pursuant to paragraph (a), (c), (d), (e), or (o) of subsection 11.3 hereof that is not caused directly or indirectly by Agent, does not result directly or indirectly from Agent's actions or failures to act and is outside of Agent's control; provided, however, that no such Event of Default or Events of Project Termination described above shall qualify as a "Third-Party Project Event" unless (i) Agent has used its best efforts to remedy such Event of Default or Event of Project Termination during any grace or cure period applicable thereto in subsection 11.1 or 11.3 hereof, as the case may be, and (ii) Owner and Assignee shall not have waived such Event of Default or Event of Project Termination or extended the applicable grace or cure periods.

Title Company: Fidelity National Title Insurance Company of New York, or such other title insurance company as may be approved by Owner and Assignee in writing.

Township Development Agreement: The Land Development Improvements Agreement to be entered into by and between Lower Mount Bethel Township and Owner.

Unrecovered Liabilities and Judgments: All liabilities of Owner, each general and limited partner of Owner, Merrill Lynch, Merrill Leasing, each Assignee, and their respective successor or successors, and each Affiliate of each of them, and their respective successor or successors, and each Affiliate of each of them, and their respective officers, directors, trustees, incorporators, shareholders, partners (general and limited, including, without limitation, the general and the limited partners of Owner), employees, agents and servants, including, without limitation, taxes, losses, obligations, claims, damages (including, without limitation, Environmental Damages), penalties, premiums, make-whole payments, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys', experts', consultants' and accountants' fees and expenses) or judgments of any nature against any of the foregoing Persons arising during or relating to any period prior to the Effective Date and relating to or in any way arising out of (i) this Agreement and the Agency Agreement, (ii) all contracts and agreements entered into in accordance with this Agreement and the Agency Agreement, (iii) Owner's acquisition, ownership and financing of the Project, (iv) Owner's acquisition of a leasehold interest in the Premises pursuant to the Ground Lease, (v) the construction of the Project, (vi) a casualty, condemnation or force majeure event, (vii) the operation or use of the Premises or the Project by Agent or any agent, sublessee or subcontractor of Agent or (viii) the Construction Documents or the Project Contracts, and in each case arising or resulting directly or indirectly from events occurring prior to any termination of this Agreement, in each case to the extent that such Person has not received full indemnification for such liabilities or judgments by Agent (unless such liabilities or judgments have arisen from the gross negligence or willful misconduct of such Person or such Person's respective officers, directors, trustees, incorporators, shareholders, partners, employees, agents or servants acting on its behalf).

Unrecovered Termination Costs: At any time, an amount equal to the sum of (A) any amounts included in the Acquisition Cost of the Project that are not paid to Owner by Agent in connection with Agent's payment of the Loss Payment, plus (B) the remaining 10.1% of all of Owner's obligations, costs and expenses described in clause (i) of paragraph (e) of subsection 11.4 hereof, plus (C) in the case of an Event of Project Termination, 100% of the amounts described in clause (iii) of paragraph (e) of subsection 11.2 hereof, except that, for purposes of this definition, the term "Event of Project Termination" shall be substituted for the term "Event of Default" therein.

Unreimbursable Costs: Defined pursuant to Section 5(B) hereof.

Unreimbursed Project Costs: All Project Costs incurred by Agent and not yet reimbursed by Owner that are capitalizable into the basis of the Project in accordance with GAAP and which were not yet capitalized by Owner and included as an element of Acquisition Cost (including, without limitation, any payment or reimbursement obligation payable under a letter of credit, surety bond or other security instrument provided pursuant to the terms and conditions of a Project Contract as approved by Owner), as evidenced by a certificate from Agent, (i) stating the total amount of such expenditures, the date or dates on which such expenditures were incurred, the name and address of each party to whom the expenditures were tendered, and such additional information as shall be reasonably requested by Owner or Assignee and (ii) attaching true copies of unreimbursed invoices, receipted bills and other similar supporting documentation. Owner's good faith determination of the amount of Unreimbursed Project Costs shall be conclusive and binding, absent manifest error. This definition of "Unreimbursed Project Costs" shall not include any Unreimbursable Costs.

Voting Stock: Stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

1.2.   Other Definitional Provisions; Intent of Parties.

(a)   The terms "Additional Rent", "Affiliate", "Basic Rent", "Business Day", "CERCLA", "CERCLIS", "Completion Amount", "Consent", "Contaminant", "Effective Date", "Environmental Approvals", "Environmental Damages", "Environmental Event", "Environmental Lien", "Environmental Matters", "Environmental Requirements", "Equity Capital", "EWG", "Financing Arrangement", "Governmental Authority", "Ground Lease", "Indebtedness", "Insurance Requirements", "Interconnection Agreement", "Lien", "1935 Act", "Note Purchase Agreement", "Permitted Liens", "Person", "Premises", "Project", "Qualifying Assignee", "Release", "Remedial Action" and "Semi-Annual Cost of Project Equity" have the meanings set forth opposite those terms in the Lease, except that, for purposes of this Agreement, the terms "the Lessor", "the Lessee" and "this Lease" if used in those definitions in the Lease shall be deemed to be the terms "Owner", "Agent" and "this Agreement", respectively.

(b)   All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(c)   The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified.

(d)   It is the intent of Agent and Owner that: (i) the Lease constitutes an operating lease from Owner to Agent for purposes of Agent's financial reporting, (ii) this Agreement and the Lease constitute a financing and this Agreement, the Lease and other transactions contemplated hereby preserve the ownership of the Project in Agent for all other purposes, including, without limitation, for federal and state income tax and bankruptcy purposes, and (iii) the Lease grants to Owner a Lien on the Project. Agent and Owner agree that Owner shall be deemed to have a valid and binding security interest in and Lien on the Project, free and clear of all Liens, other than Permitted Liens, as security for the obligations of Agent under the Lease and this Agreement (it being understood and agreed that Agent does hereby grant a Lien, and convey, transfer, assign, mortgage and warrant to Owner and its successors, transferees and assigns, for the benefit of Owner and its successors, transferees and assigns, on the Project and any proceeds or products thereof, to have and hold the same as collateral security for the payment and performance of the obligations of Agent under this Agreement and the Lease).

(e)   Specifically, without limiting the generality of paragraph (d) of this subsection 1.2, Agent and Owner intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State thereof affecting Agent, Owner, Assignee or any collection actions relating thereto, the transactions evidenced by this Agreement and the Lease shall be regarded secured as loans made by Owner to Agent.

(f)   It is the intent of Agent and Owner that, in the event Agent shall incur or take on any obligation to pay or discharge any Unreimbursable Costs, such action shall be regarded as a misapplication of funds for purposes of paragraphs (d) and (e) of subsection 11.1 hereof.

SECTION 2.   APPOINTMENT OF AGENT

2.1.   Appointment and Duties of Agent. Owner hereby appoints Agent as its agent for the acquisition, design, construction, repair, maintenance, equipping, and installation of the Project, including the performance of the obligations under the Siemens Turbine Contract, and the provision of security against harm and damage to the Project, and Agent hereby accepts such appointment. Agent agrees, all in accordance with its best business judgment and this Agreement, to supervise the good and workmanlike completion of the Project pursuant to this Agreement and the EPC Contract and in accordance with all applicable Legal Requirements and Insurance Requirements. Agent (or its Affiliate) will also enter into such other contracts, as agent for Owner (including all construction contracts, insurance, replacement construction contracts and subcontracts and contracts for the purchase of equipment and services), as are necessary for the completion of the Project pursuant to the EPC Contract and in accordance with all applicable Legal Requirements and Insurance Requirements; provided that (i) Agent shall, pursuant to the Pledge Agreement, collaterally assign to Owner, all of Agent's right, title and interest in all such contracts, and (ii) if any of such contracts could reasonably be expected to cause the Project Costs to exceed the Budget or adversely affect the performance of the General Contractor's obligations under the EPC Contract (including, without limitation, by providing a potential basis for a change order that would require the consent of Owner and Assignee pursuant to subsection 10.1 hereof, or a force majeure delay or similar relief thereunder) or of Siemens Westinghouse Power Corporation under the Siemens Turbine Contract, Agent shall be required to obtain the consent of Owner and Assignee to such contract prior to its execution of such contract. Agent and Owner hereby agree that, at such time as the EPC Contract provides for the transfer of title to any portion of the Project, title to such portion or portions of the Project shall automatically be transferred to Owner, at no cost to Owner, and Agent shall, upon the request of Owner, execute or cause such General Contractor to execute, as the case may be, a bill of sale or similar conveyance instrument to evidence such transfer of title. For purposes of this Agreement, Owner and Agent acknowledge and agree that Agent is acting in the capacity of a general construction agent. Owner hereby approves the Siemens Turbine Contract, the EPC Contract and each of the other Project Contracts listed on Exhibit E hereto and in existence on the date hereof.

2.2.   Cost and Completion of the Project. Agent agrees that the Acquisition Cost of the Project shall not exceed $455,043,969.20, provided that the Acquisition Cost of the Project may be increased by an amount up to $45,504,396 to provide for additional financing of cost overruns relating to construction of the Project as described in the immediately succeeding sentence. After receiving the Initial Advance, Agent may from time to time amend, modify or supplement the Plans or Budget, which amendment or modification may include a contingency amount of up to $45,504,396 to provide for additional financing of cost overruns relating to construction of the Project; provided that no amendment, modification or supplement shall (a) be made without Agent giving at least five (5) Business Days' prior written notice of such amendment, modification or supplement to Owner and Assignee and, if such amendment, modification or supplement shall have the effect of increasing the Budget, Agent, on or before entering into such amendment, modification or supplement, shall provide (x) an endorsement from the Title Company increasing the amount of coverage under the title policies delivered pursuant to Section 4 hereof in accordance with the amended Budget and (y) to the extent not previously authorized, letters to the benefit of Owner and Assignee from each reinsurer of the title policies delivered to Owner and Assignee pursuant to Section 4 hereof, in form and substance reasonably satisfactory to Owner and Assignee, pursuant to which each such reinsurer agrees to continue to act as a reinsurer of such title policies notwithstanding such endorsement and increase in the amount of coverage; (b) result in a breach under subsection 10.1 of this Agreement; (c) render Agent unable to perform all of its obligations under the Construction Documents, the Project Contracts, this Agreement or the Lease, or otherwise reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under this Agreement, the Lease, the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under this Agreement, the Lease, the Guaranty, the Construction Documents or the Project Contracts; or (d) result in a breach of the restriction contained in the first sentence of this subsection 2.2. In the event that any proposed amendment, modification or supplement to the Plans could reasonably be expected to result in (i) a material diminution in the value or usefulness of the Project, or (ii) result in a material adverse effect on the ability of Agent to perform its obligations under this Agreement, the Lease, the Construction Documents or the Project Contracts, Agent must obtain the prior consent of Owner and Assignee to any such amendment, modification or supplement. Agent shall promptly deliver to Owner and Assignee any such amended, modified or supplemented Plans or Budget. Owner acknowledges that Agent is not obligated to incur costs with respect to the construction of the Project in excess of the aggregate amount of all debt and equity commitments maintained by Owner.

2.3.   Lease of the Project.

(a)   When the requirements for Substantial Completion have been satisfied by Agent, Agent shall deliver to Owner and Assignee the Certificate of Substantial Completion, and Agent shall request the Final Advance which, subject to the provisions of paragraph (b) of this subsection 2.3, shall be sufficient to provide for payment of all the costs of constructing the Project and completing any open punch list items (other than those certain specifically identified and quantified costs that are not yet due to the General Contractor and which will be included as part of a Completion Advance, provided that the Available Commitment remaining after the Final Advance is equal to or exceeds the aggregate amount of all such identified and quantified costs). By delivery of the Certificate of Substantial Completion, Agent evidences the acceptability of the Project for lease by Agent under the Lease. If the conditions set forth in Section 6 hereof have been satisfied, Owner, within ten (10) Business Days of receipt of the Certificate of Substantial Completion, shall make the Final Advance. Execution and delivery by Agent of the Certificate of Substantial Completion shall constitute (i) acknowledgment by Agent that the Project has been accepted for lease by Agent as of the Effective Date, (ii) acknowledgment by Agent that the Project is subject to all of the covenants, terms and conditions of the Lease, and (iii) certification by Agent that the representations and warranties contained in Section 2 of the Lease are true and correct in all material respects on and as of the Effective Date as though made on and as of such date and that there exists on such date no (1) Event of Default, Event of Default (as defined in the Lease), Event of Loss, Event of Project Termination or Termination Event, or (2) Potential Default, Potential Default (as defined in the Lease) or Potential Event of Project Termination.

(b)   Subject to the terms of subsection 3.1 hereof, up to six (6) months after the Final Advance has been made, Agent may, by delivering a Certificate or Certificates of Increased Cost, request Completion Advances. On or before the fifth Business Day prior to the date upon which Agent receives the Final Advance, Agent shall designate the Completion Amount. After such designation the aggregate amount of all Completion Advances shall not exceed the Completion Amount. Agent's designation of the Completion Amount shall be accompanied by a calculation of the Completion Amount, which shall reflect all Unreimbursed Project Costs for which Agent expects to seek reimbursement hereunder after the Final Advance less the proceeds, if any, that Agent expects to receive from the disposition of excess construction materials. The Completion Amount shall in no event exceed the aggregate amount of Completion Advances that Agent is entitled to receive under the terms hereof. If no Completion Amount is designated as hereinabove provided, no Completion Advances will be made. Each Certificate of Increased Cost shall reflect all Unreimbursed Project Costs designated by Agent for payment by such Completion Advances, all costs incurred by Agent since the last advance to complete the Project, all costs incurred by Agent to discharge all retentions and to dispose of excess construction materials and all proceeds received by Agent since the last advance hereunder from the disposition of excess construction materials. In the event that the aggregate amount of Completion Advances made is less than the Completion Amount, on the day that is six (6) months after the date of the Final Advance, Exhibit D to the Lease shall be amended to decrease the Adjusted Acquisition Cost (as defined in the Lease) by the difference between the Completion Amount and the aggregate amount of Completion Advances made. The amount of any proceeds from the disposition of excess construction materials that exceeds the amount for such disposition included in the calculation of the Completion Amount shall reduce the amount of Completion Advances made by the amount of such excess, or, if the amount of such excess exceeds the Completion Amount, shall be paid to Owner. If any amounts are paid to Owner pursuant to the preceding sentence, the amount so paid shall be added to the decrease of Adjusted Acquisition Cost reflected on Exhibit D to the Lease pursuant to the second preceding sentence. Nothing in this subsection 2.3 shall relieve the General Contractor or any other contractor or subcontractor which are party to any contracts for the purchase of goods or services relating to the Project of any of its respective obligations thereunder.

2.4.   Powers of Agent. Agent shall have the right to act for and on behalf of Owner with full and complete authority to perform all obligations, to exercise all rights and give all consents under the Construction Documents, to appear before each applicable Governmental Authority to resolve issues related to the platting, zoning and use of the Project, to obtain all Permits and Intellectual Property Rights, and to grant and obtain easements for the benefit of the Project or which are deemed reasonably necessary by Agent for the intended use of the Project, provided that no such action shall be made without the prior written consent of Owner and Assignee to such action, unless Agent shall reasonably determine that any proposed action could not reasonably be expected to (i) result in a material diminution in the value or usefulness of the Project or (ii) result in a material adverse effect on the ability of Agent to perform its obligations under this Agreement, the Lease, the Construction Documents or the Project Contracts. In connection therewith, Owner shall cooperate with Agent with respect to all filings relating to the Project. In addition, Agent shall have the right to act for and on behalf of Owner with full and complete authority to appoint, employ and deal with the architects, engineers, consultants, contractors, vendors and suppliers; purchase and arrange for delivery of all materials, supplies, furniture, fixtures, and equipment; and to approve all related vouchers, invoices and statements relating to the Project.

SECTION 3.   ADVANCES

3.1.   Agreement to Make Advances. Subject to the conditions and upon the terms herein provided, including, without limitation, that the Available Commitment not be exceeded, Owner agrees to make available to Agent advances from time to time to pay or reimburse the Project Costs (including, without limitation, to reimburse Agent for any costs incurred with respect to the insurance policies (including deductibles paid by Agent thereon) required pursuant to subsection 9.3 of this Agreement), up to an aggregate principal amount not to exceed the maximum amount for the Project set forth in subsection 2.2 hereof. Agent agrees not to incur, in the aggregate, any Project Costs in excess of the sum of (i) the amount of Owner's debt and equity capitalization at such time and (ii) any other amount of debt financing and equity capital available to Owner at such time. Subject to the terms of this Agreement, Owner agrees to make (a) an Initial Advance in accordance with Section 4 of this Agreement, (b) Interim Advances from time to time in accordance with Section 5 of this Agreement, (c) a Final Advance in accordance with Section 6 of this Agreement and (d) Completion Advances in accordance with paragraph (b) of subsection 2.3 and Section 7 of this Agreement.

3.2.   Procedure for Advances. Agent shall give Owner notice in accordance with Sections 4, 5, 6 and 7 hereof, as the case may be, of its request for an advance pursuant to this Agreement, specifying a Business Day on which such advance is to be made and the amount of the advance and to whom payment is to be made if other than to Agent. Not later than 2:00 P.M. New York time on the date for the advance specified in such notice, provided all conditions to that advance have been satisfied (or waived by Owner and Assignee), Owner shall provide to Agent, or to vendors or suppliers identified to Owner's reasonable satisfaction, in immediately available funds, the amount of the advance then requested. Owner shall have no obligation to make advances (including Completion Advances) more often than once every calendar month.

3.3   Determination of Amounts of Advances.

(a)   Initial Advance. The amount of the Initial Advance shall be made in accordance with the Budget and the Acquisition Certificate, and shall be sufficient to pay or reimburse in full any Project Costs (other than Unreimbursed Project Costs which Agent has designated as not to be paid at the time of the Initial Advance) and rent incurred under the Ground Lease incurred by Agent on or prior to the date of the Initial Advance. All such costs for which the Initial Advance is requested shall be specifically set forth in the Budget attached to the Acquisition Certificate, and in the request for the Initial Advance, and Owner shall have no obligation to advance any funds in the Initial Advance which are not so specifically set forth in such documents.

(b)   Interim Advances. Disbursements for Project Costs shall be made as the same are incurred within the limits of the Budget, based upon the certifications of Agent contained in an Interim Advance Certificate.

(c)   Final Advance. The amount of the Final Advance shall be made in accordance with the Budget and the Certificate of Substantial Completion, and shall be sufficient, subject to the provisions of paragraph (d) of this subsection 3.3, for payment in full of all costs of designing, constructing, equipping and installing the Project (other than Unreimbursed Project Costs which Agent has not designated to be paid in the Final Advance and those estimated costs that are not yet due in connection with the designing, constructing, equipping and installing of the Project and which will be included as part of a Completion Advance in an amount not to exceed the amount of such estimate, provided that the sum of the Available Commitment remaining and any insurance or condemnation proceeds available to Owner after the Final Advance is equal to or exceeds the aggregate amount of all such estimated costs), free of all Liens other than Permitted Liens. Owner shall have no obligation to make the Final Advance unless all such costs as set forth in the Budget, the Certificate of Substantial Completion, and the request for the Final Advance shall not cause the Acquisition Cost (inclusive of all costs that are not yet due but will be subsequently included as part of a Completion Advance) to exceed the maximum amount for the Project set forth in subsection 2.2 hereof. Agent shall request the Final Advance within thirty (30) days of achieving Substantial Completion.

(d)   Completion Advances. The amount of each Completion Advance shall be made in accordance with and shall not exceed the amount set forth in the Certificate of Increased Cost, shall not cause the Acquisition Cost to exceed the maximum amount for the Project set forth in subsection 2.2 hereof, and shall be sufficient for payment in full of all costs that were not the subject of any previous advance, other than costs to be paid with the proceeds of a subsequent Completion Advance. Owner shall have no obligation to make a Completion Advance unless all such costs are adequately set forth in the Certificate of Increased Cost and will be sufficient for payment in full of all costs with respect to the Project, other than costs to be paid with the proceeds of a subsequent Completion Advance.

3.4.   Partial Advances. If any or all conditions precedent to any advance have not been satisfied on the applicable date for a requested advance, Owner in its sole discretion may, but shall have no obligation to (other than as provided in Section 5(B) hereof), disburse all or part of the requested advance.

3.5.   Available Commitment. If the cost to complete construction of the Project shall exceed the amount described in the first sentence of subsection 2.2 hereof, upon the agreement of Agent, Owner and Assignee, the Available Commitment may be increased by an amount sufficient to complete construction of the Project, and upon such increase Agent shall continue diligently to complete construction of the Project in accordance with this Agreement. Amounts advanced to Agent by Owner to complete construction of the Project shall be included as part of Acquisition Cost.

SECTION 4.   CONDITIONS PRECEDENT TO THE INITIAL
ADVANCE WITH RESPECT TO THE PROJECT

Owner's acquisition of the Project and Owner's obligation to make the Initial Advance shall both be subject to the satisfaction of the conditions set forth in this Section 4 and to the receipt by Owner and Assignee of the documents set forth in this Section 4, in each case, except as otherwise provided herein, in form and substance satisfactory to Owner and Assignee. Owner shall have at least ten (10) Business Days to review the Acquisition Certificate and its attachments prior to making any Initial Advance. For purposes of the Initial Advance, Permitted Liens shall not include any taxes, assessments, governmental charges or levies, except to the extent that such taxes, assessments, governmental charges or levies are due and payable but not yet delinquent or are being contested in a Permitted Contest and are included in the Budget.

The following are the documents to be received by Owner and Assignee and the conditions to be satisfied:

(a)   Lease, Guaranty, Consent, Pledge Agreement, Lessee Note and Related Documents. A fully executed copy of the Lease, the Guaranty, the Pledge Agreement, the Lessee Note, the Consent and any consent of the Guarantor as shall be reasonably requested by Owner or Assignee.

(b)   Acquisition Certificate. An Acquisition Certificate duly executed by Agent.

(c)   Ground Lease. An original duly executed copy of the Ground Lease (with the Premises not being subject to any Liens other than Permitted Liens), including a true and complete copy of the metes and bounds legal description of the Premises, and a copy of a fully executed short form or memorandum of the Ground Lease in the appropriate form for recording in the jurisdiction in which the Premises are located, which form shall be presented to the appropriate filing office on or before the date of the Initial Advance.

(d)   Memorandum of Lease. Two original counterparts of a memorandum of the Lease in the appropriate form for recording in the jurisdiction in which the Premises are located, executed by Agent, as lessee.

(e)   Certificates of Insurance and Insurance Letter. (i) Certificates of insurance or other evidence reasonably acceptable to Owner and Assignee certifying that the insurance on the Project required by subsection 9.3 hereof is in effect; and (ii) a letter from the Insurance Broker certifying as to, among other things, Agent's compliance with the provisions of subsection 9.3 hereof, which letter shall be satisfactory to Owner and Assignee in all respects.

(f)   Taxes. Certification by Agent that all due and payable taxes and assessments applicable to the Premises have been paid in full or are being contested by Agent as a Permitted Contest pursuant to paragraph (a) of Section 16 of this Agreement, and that all such taxes and assessments owed by Agent (or estimated amounts thereof) are included in the Budget.

(g)   Availability of Utilities. Certification by Agent that all utility services and facilities (including, without limitation, gas, electrical, water and sewage services, and Interconnection Facilities) (i) which are necessary and required during the construction period have been completed or will be available in such a manner that construction will not be impeded by a lack thereof and (ii) which are necessary for operation and occupancy of the Project are or will be completed in such a manner and at such a time as will assure the operation of the Project.

(h)   Flood Zone. A certification by the Surveyor on the Survey or an official of an appropriate Governmental Authority that the Premises are not located in any "special flood hazard area" as such term is used in the Flood Disaster Protection Act of 1973.

(i)   Permits. Except as set forth on Schedule 8.26, all Permits and Governmental Actions required for the construction and operation of the Project and for the use of the Premises in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease have been or will be issued or obtained in such a manner that such construction, operation and use will not be impeded or delayed by a lack thereof and no liabilities or penalties shall result from a lack thereof. A list of the Permits and Governmental Actions which have not been or will not be issued or obtained as of the date of the Initial Advance is set forth on Schedule 4(i) hereto.

(j)   Survey. The Survey certified by the Surveyor to the Title Company, Agent, Owner and Assignee, with a metes and bounds description of the perimeter of the Premises, showing the location of all exceptions to title of the Project as set forth in the title insurance policies delivered to Owner and Assignee pursuant to paragraph (s) of this Section 4.

(k)   Site Plan. A site plan prepared on behalf of Agent, showing the proposed location of the Project to be constructed on the Premises.

(l)   Plans. A copy of the Plans and, if requested by Owner, such other specifications for the construction of the Project as are available to Agent.

(m)   Use of Proceeds, No Liens and Representations of Agent. (i) All costs and expenses which are the subject of the Initial Advance requested have been paid in full or will be paid in full out of the proceeds of the Initial Advance; (ii) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 hereof have been paid in full or will be paid in full out of the proceeds of the Initial Advance, by the General Contractor or otherwise, and all such insurance policies are in full force and effect; (iii) there are no Liens on the Premises that are not Permitted Liens; (iv) all representations and warranties in this Agreement, in the Lease and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with the Initial Advance, are and remain true and correct on and as of the date of the Initial Advance as if made on and as of the date of the Initial Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (v) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under this Agreement has occurred and is continuing on the date such Initial Advance is to be made or will exist by reason of giving effect to such Initial Advance.

(n)   Environmental Report. The Environmental Report certified to Owner and each Assignee and otherwise satisfactory to Owner and each Assignee in all respects, prepared by the Environmental Consultant. The Environmental Report shall include, without limitation, a conclusion concerning the ability to obtain and operate the Project in compliance with all required Environmental Approvals, including the ability of the Project to achieve air emission limits and discharge or effluent limits contained in any Permit issued pursuant to any Environmental Requirement and a conclusion concerning the potential for soil, groundwater and other contamination at the Premises arising from prior operations and as may arise during the term of this Agreement and the Lease.

(o)   Opinions of Counsel for Agent and Guarantor. (i) An opinion of Orrick, Herrington & Sutcliffe LLP, counsel for Agent and Guarantor, (ii) an opinion of Robert W. Burke, Esq., in-house counsel of Agent, and (iii) an opinion of Michael A. McGrail, Esq., in-house counsel of Guarantor, in each case in form and substance reasonably satisfactory to Owner and Assignee.

(p)   Budget. A copy of the Budget and certification by Agent that such Budget is (i) true, complete and correct, (ii) accurately representative of all expected costs of the Project, and (iii) within the dollar limit set forth in the first sentence of subsection 2.2 hereof.

(q)   Request for Initial Advance. A duly executed request for advance, stating the total amount of the Initial Advance requested, the date on which the advance is to be made, the name and address of the party to whom the Initial Advance is to be tendered, wiring instructions and an itemization of the various costs constituting the amount of the Initial Advance in such detail as will be necessary to provide disbursement instructions, including an accounting of expenditures for costs shown on the Budget for which payment or reimbursement is being requested.

(r)   Project Contracts; Construction Documents. A fully executed and complete copy of each of the Construction Documents and the Project Contracts which have been executed prior to the date of the Initial Advance.

(s)   Title Insurance Policy. An irrevocable commitment from the Title Company to issue (i) an ALTA owner's policy covering Owner's leasehold interest in the Premises and covering Owner's fee ownership of the improvements with a pending improvements clause and (ii) a lender's policy with a pending disbursements clause for the benefit of each Assignee, in each case complying with the rules and regulations promulgated by the Pennsylvania Department of Insurance, issued by the Title Company in an amount at least equal to $455,043,969.20, and otherwise acceptable to Owner and Assignee in all respects (including such additional endorsements, including, without limitation, those endorsements listed on Schedule 4(s) hereto, as may be reasonably requested by Owner or Assignee), together with legible photocopies of all underlying documents of record affecting the Premises as disclosed in the exceptions to coverage described in the title insurance policies. Owner also shall have received evidence satisfactory to it that all premiums in respect of such policies have been paid as of the closing or will be paid out of the proceeds of the Initial Advance.

(t)   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty are and remain true and correct on and as of the date of the Initial Advance as if made on and as of the date of the Initial Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date such Initial Advance is to be made or will exist by reason of giving effect to such Initial Advance.

(u)   Construction Drawdown Schedule. A copy of the Construction Drawdown Schedule prepared by Agent, which reflects Agent's best estimates as to the amount and timing of construction drawdowns at the time delivered.

(v)   Construction Progress. If requested by Owner, Owner and Assignee shall have received true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under any Project Contract), and such other reasonably available supporting information as Owner or Assignee may reasonably request.

(w)   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto may automatically be transferred to Owner, and there shall be no Liens on such materials and fixtures other than Permitted Liens.

(x)   Material Adverse Change. Since the date of the Private Placement Memorandum, there has been no change in the business, assets, properties, revenues, financial condition, operations or prospects of Agent which could reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

(y)   Conditions Precedent Under Project Contracts and Construction Documents. All conditions precedent to the effectiveness of each Construction Document and Project Contract in effect as of the date of the Initial Advance, have been satisfied in full (other than those (i) relating to completion of construction of the Project, (ii) which the failure to satisfy could not reasonably be expected to have a material adverse effect on Agent's ability to perform its obligations under any of the Construction Documents and Project Contracts or (iii) which will be fulfilled as a result of Agent's execution and delivery of and performance under this Agreement).

(z)   Intellectual Property Rights. All Intellectual Property Rights necessary for the use and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease have been or, prior to the Effective Date will have been, obtained and are or, prior to the Effective Date will be, in full force and effect. There has been no material breach under any such Intellectual Property Rights, and there are no pending or threatened claims or proceedings relating thereto which, if adversely determined, could reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

(aa)   Required Easements. The Required Easements have been or, prior to the Effective Date will be, obtained and are or, prior to the Effective Date will be, in full force and effect and constitute all easements, rights-of-way and licenses contemplated to be in place under the Construction Documents, the Project Contracts, this Agreement and the Lease as of the date of the Initial Advance. There has been no material breach under any such Required Easements, and there are no pending or, to the best of Agent's knowledge, threatened claims or proceedings relating thereto which, if adversely determined, could reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

(bb)   Appraisal. An appraisal prepared by the Appraiser and reasonably satisfactory to Owner and Assignee in all respects, which appraisal shall include an initial fair market valuation of at least $455,043,969.20 of the Project as constructed.

(cc)   Opinion of Local Pennsylvania Counsel. An opinion of Morgan, Lewis & Bockius LLP, special Pennsylvania counsel, in form and substance reasonably satisfactory to Owner and Assignee.

(dd)   Additional Matters. Such other documents and legal matters in connection with a request for the Initial Advance as are reasonably requested by Owner or Assignee.

SECTION 5.   CONDITIONS PRECEDENT TO OWNER'S OBLIGATION
TO MAKE INTERIM ADVANCES WITH RESPECT TO THE
PROJECT AFTER THE INITIAL ADVANCE

(A)   Owner's obligation to make any Interim Advance after the Initial Advance shall be subject to the satisfaction of the conditions set forth in this Section 5 and to the receipt by Owner and Assignee of the documents set forth in this Section 5. Owner shall have at least five (5) Business Days to review the Interim Advance Certificate and its attachments prior to making any Interim Advance.

The following are the documents to be received by Owner and Assignee and the conditions to be satisfied:

(a)   Interim Advance Certificate. An Interim Advance Certificate duly executed by Agent.

(b)   Use of Proceeds and Continuing Representations of Agent. (i) All costs and expenses which are the subject of the Interim Advance requested have been paid in full or will be paid in full out of the proceeds of the Interim Advance; (ii) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 hereof have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of the Interim Advance, and all such insurance policies are in full force and effect; (iii) all representations and warranties in this Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 hereof which shall not be made by Agent), in the Lease and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with the Interim Advance, are and remain true and correct in all material respects on and as of the date of the Interim Advance as if made on and as of the date of the Interim Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (iv) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under this Agreement, or default under any Project Contract or Construction Document has occurred and is continuing on the date such Interim Advance is to be made or will exist by reason of giving effect to such Interim Advance.

(c)   Construction Progress. Owner and Assignee shall have received, if requested by Owner, (i) all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract, (ii) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract), and such other reasonably available supporting information as Owner or Assignee may reasonably request and (iii) a certificate from Agent certifying to Owner and Assignee the amount of Unreimbursed Project Costs outstanding on the date of such Interim Advance.

(d)   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto may automatically be transferred to Owner pursuant to the EPC Contract, and there shall be no Liens on such materials and fixtures other than Permitted Liens.

(e)   Request for Interim Advance. A duly executed request for advance, stating the total amount of the Interim Advance requested, the date on which such Interim Advance is to be made, wiring instructions and a specific breakdown of items and costs for which the Interim Advance is being made.

(f)   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of the Interim Advance as if made on and as of the date of such Interim Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date such Interim Advance is to be made or will exist by reason of giving effect to such Interim Advance.

(g)   Satisfactory Title. A notice of title continuation or date-down endorsement issued by the Title Company in respect of Owner's title policy and Assignee's title policy indicating that, since the last advance, there have been no changes in the state of title, except for Permitted Liens and increasing the pending disbursements/improvements coverage to include the amount of such Interim Advance costs.

(B)   If Agent is unable to satisfy the conditions set forth in clause (b) or (f) of paragraph (A) of this Section 5, Agent shall promptly deliver to Owner and Assignee a notice describing in reasonable detail the conditions it is unable to satisfy, along with an Interim Advance Certificate that complies with the remaining provisions of paragraph (A) of this Section 5. Upon receipt of the notice described in the immediately preceding sentence, Owner shall remain obligated to make an Interim Advance to Agent to reimburse Agent for all Unreimbursed Project Costs incurred by Agent since the date of the last advance under this Agreement; provided, however, that (i) Agent shall not thereafter be entitled to incur any additional Project Costs for the period commencing on the date that is five (5) days after Agent's delivery of such notice (the "Unreimbursable Costs") until such time as Agent has satisfied all the conditions set forth in paragraph (A) of this Section 5 (including, without limitation, the conditions of clauses (b) and (f) of paragraph (A) of this Section 5), (ii) Agent shall, unless otherwise directed by Owner, promptly notify each of its contractors and subcontractors to immediately cease incurring any cost or expense relating to the Project, and (iii) Owner shall have no obligation to reimburse Agent for any Unreimbursable Costs.

SECTION 6.   CONDITIONS PRECEDENT TO THE FINAL
ADVANCE WITH RESPECT TO THE PROJECT

Owner's obligation to make the Final Advance shall be subject to the satisfaction of the conditions set forth in this Section 6 and to the receipt by Owner and Assignee of the documents set forth in this Section 6. When all of the conditions set forth in this Section 6 shall have been satisfied, Substantial Completion shall be deemed to occur. Owner shall have at least ten (10) Business Days to review the Certificate of Substantial Completion and its attachments prior to making the Final Advance.

The following are the documents to be received by Owner and Assignee and the conditions to be satisfied:

(a)   Certificate of Substantial Completion. A Certificate of Substantial Completion duly executed by Agent.

(b)   Final Advance. The Final Advance is sufficient to provide for the payment of all costs of constructing the Project (other than (1) the cost of completing any open Punch List (as defined in the EPC Contract) items), (2) Unreimbursed Project Costs not designated by Agent for payment by the Final Advance and (3) those estimated costs in connection with the designing, constructing, equipping and installing of the Project that are not yet due and which will be included as part of a Completion Advance in an amount not to exceed the amount of such estimate, provided that (i) the Available Commitment remaining after the Final Advance is equal to or exceeds the aggregate amount of all such estimated costs and (ii) Agent certifies, based upon its reasonable expectations, that (x) all costs in connection with the designing, constructing, equipping and installing of the Project that are not yet due will not exceed such estimated costs or (y) to the extent that such costs will exceed such estimated costs, such excess costs are Unreimbursed Project Costs).

(c)   Construction and Equipping of the Project. The Project (exclusive of Punch List (as defined in the EPC Contract) items), (i) shall have been completed (including all Performance Tests (as defined in the EPC Contract) required for Substantial Completion under the EPC Contract) in all material respects in accordance with the Plans, the terms of the Construction Documents and the Project Contracts, and (ii) shall have been constructed in accordance with generally accepted engineering and construction practices.

(d)   Permits. All Permits and Governmental Actions required for the occupancy, use and operation of the Project in the manner contemplated in paragraph (c) above and in accordance with and as contemplated by the Construction Documents, the Project Contracts and the Lease have been issued or obtained and are in full force and effect.

(e)   Liens. The Project has been completed in the manner contemplated in paragraph (c) above free of all Liens, except for Permitted Liens (all of which Permitted Liens are to be itemized as to the nature, amount, claimant and status thereof and provided that such Permitted Liens shall not include any mechanics' liens, other than those mechanics' liens that are (i) to be satisfied or discharged out of the proceeds of the Final Advance or a Completion Advance or (ii) subject to a Permitted Contest and fully bonded or otherwise fully secured), and there are no claims outstanding with respect to any Construction Document or Project Contract (other than any such claims that are itemized as to the nature, amount, claimant and status and are fully bonded or otherwise fully secured) and no current Permitted Contests (or, if any Permitted Contest exists, the nature, amount, claimant and status thereof).

(f)   Final Survey. A final as-built ALTA/ACSM Class A survey (the "Final Survey"), prepared by the Surveyor or another independent, licensed registered public land surveyor (reasonably satisfactory to Owner and Assignee) and certified to Owner and any Assignee, with a metes and bounds description of the perimeter of the Premises, and showing the completed Project (excluding the Released Improvements if already released), all servient and beneficial easements pertaining to the Premises, and indicating the location of access to the Premises. No encroachments are to exist by the Project onto premises outside the boundary lines of the Premises or by existing improvements located on adjacent premises onto the Premises other than those that are Permitted Liens or that may have been consented to by Owner and Assignee and all set-back requirements have been complied with. If any discrepancies exist between the legal description set forth on the Survey delivered pursuant to paragraph (j) of Section 4 hereof and the legal description set forth on the Final Survey delivered pursuant to this paragraph (f), Owner and Agent shall cooperate in amending the legal descriptions in all recorded documents creating or affecting the Premises, including, without limitation, any easements, to reflect the correct as-built description.

(g)   Utilities. Connection has been made to all appropriate utility facilities (including Interconnection Facilities) and the Project is capable of operation in the manner contemplated in paragraph (c) of this Section 6 and in accordance with and as contemplated by the Construction Documents, the Project Contracts and the Lease.

(h)   Use of Proceeds and Continuing Representations of Agent. (i) All costs and expenses which are the subject of the Final Advance requested have been paid in full or will be paid in full out of the proceeds of the Final Advance; (ii) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 hereof have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of the Final Advance, and all such insurance policies are in full force and effect; (iii) all representations and warranties in this Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 hereof which shall not be made by Agent), in the Lease and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with the Final Advance, are and remain true and correct in all material respects on and as of the date of the Final Advance as if made on and as of the date of the Final Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (iv) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under this Agreement has occurred and is continuing on the date such Final Advance is to be made or will exist by reason of giving effect to such Final Advance.

(i)   Request for Final Advance. A duly executed request for advance, stating the total amount of the Final Advance requested, the date on which such advance is to be made, wiring instructions and a breakdown of items and costs for which the Final Advance is to be made.

(j)   Satisfactory Title. A notice of title continuation or an endorsement issued by the Title Company in respect of Owner's title policy and Assignee's title policy, indicating that since the most recent notice of title continuation or endorsement issued by the Title Company in respect of an Interim Advance for the Premises, there have been no changes in the state of title, except for Permitted Liens, and no additional survey exceptions not theretofore specifically approved in writing by Owner and Assignee and increasing the pending disbursements/improvements coverage to account for other advances. Title to the Project shall have been or will be transferred to Owner pursuant to the EPC Contract and shall have been or will be vested solely in Owner upon final payment to the General Contractor under the EPC Contract. In addition, if Agent elects not to request a Completion Advance, Agent shall satisfy the requirements of paragraph (e) of Section 7 hereof.

(k)   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of the Final Advance as if made on and as of the date of the Final Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date such Final Advance is to be made or will exist by reason of giving effect to such Final Advance.

(l)   Commercial Operation. (i) Commercial Operation of the Project shall have been achieved, including, without limitation, satisfaction of (A) the Minimum Performance Guarantees, (B) the Emission Guarantees and (C) the Noise Compliance Guarantee (as each such term is defined in the EPC Contract), in each case according to the procedures set forth in the EPC Contract; (ii) no defective or uncompleted work shall exist that could reasonably be expected to materially and adversely affect the generation of electricity from the Project; (iii) the Project as constructed shall comply in all material respects with all Governmental Actions; and (iv) the Project shall be capable of operating in a manner consistent with prudent industry practices, all applicable Permits and all Legal Requirements and in accordance with the terms of this Agreement, the Lease and the Project Contracts. In addition, if Agent elects not to request a Completion Advance, Agent shall satisfy the requirements of paragraph (g) of Section 7 hereof.

(m)   Environmental Compliance. All compliance tests, emissions tests and certifications and other actions required by any Environmental Requirements as a precondition to Commercial Operation of the Project (including, without limitation, the performance criteria, emissions standards and reliability criteria required by the EPC Contract) shall have been successfully completed and all filings, notices and other submissions required under such Environmental Requirements shall have been fully and accurately completed and submitted to applicable Governmental Authorities as required by applicable Legal Requirements.

(n)   Intellectual Property Rights. All Intellectual Property Rights necessary for the use and operation of the Project in accordance with and as contemplated by the Projects Contracts, this Agreement and the Lease have been obtained and are in full force and effect.

(o)   Easements. The Easements have been obtained and are in full force and effect and are not subject to any Liens, other than Permitted Liens, and constitute all easements and rights-of-way (i) contemplated to be in place under the Construction Documents, the Project Contracts, this Agreement and the Lease as of the date of the Final Advance and (ii) which are necessary for Agent's performance of its obligations under this Agreement, the Lease, the Construction Documents and the Project Contracts.

(p)   Construction Progress. Owner and Assignee shall have received, if requested by Owner, (i) all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract, (ii) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract), and such other reasonably available supporting information as Owner or Assignee may reasonably request and (iii) a certificate from Agent certifying to Owner and Assignee the amount of Unreimbursed Project Costs outstanding on the date of the Final Advance.

(q)   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto may automatically be transferred to Owner pursuant to the EPC Contract, and there shall be no Liens on such materials and fixtures other than Permitted Liens.

(r)   Evidence of EWG Status. Agent shall furnish Owner and Assignee with evidence of the filing of an application for determination that Owner is an EWG under Section 32 of the 1935 Act, together with a determination issued by FERC of such EWG status, each in form and substance satisfactory to Owner and Assignee in their reasonable judgment.

SECTION 7.   CONDITIONS PRECEDENT TO COMPLETION
ADVANCES WITH RESPECT TO THE PROJECT

Owner's obligation to make Completion Advances shall be subject to the satisfaction of the conditions set forth in this Section 7 and to the receipt by Owner and Assignee of the documents set forth in this Section 7. Owner shall have at least five (5) Business Days to review the Certificate of Increased Cost and its attachments prior to making a Completion Advance.

The following are the documents to be received by Owner and Assignee and the conditions to be satisfied:

(a)   Certificate of Increased Cost. A Certificate of Increased Cost duly executed by Agent.

(b)   Completion Advance. The Completion Advance is sufficient to provide for the payment of (i) all costs of completing any open Punch List (as defined in the EPC Contract) items, and (ii) all costs in connection with the designing, constructing, equipping and installing of the Project that were not included as part of the Final Advance; provided that all such costs fall within the limits of the Budget.

(c)   Use of Proceeds and Continuing Representations of Agent. (i) All costs and expenses which are the subject of the Completion Advance requested have been paid in full or will be paid in full out of the proceeds of the Completion Advance; (ii) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 hereof have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of the Completion Advance, and all such insurance policies are in full force and effect; (iii) all representations and warranties in this Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 hereof which shall not be made by Agent), in the Lease and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with the Completion Advance, are and remain true and correct in all material respects on and as of the date of the Completion Advance as if made on and as of the date of the Completion Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (iv) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under this Agreement has occurred and is continuing on the date the Completion Advance is to be made or will exist by reason of giving effect to the Completion Advance.

(d)   Request for Completion Advance. A duly executed request for advance, stating the total amount of the Completion Advance requested, the date on which such advance is to be made, wiring instructions and a breakdown of items and costs for which the Completion Advance is to be made.

(e)   Satisfactory Title. A notice of title continuation or endorsement issued by the Title Company in respect of Owner's title policy and Assignee's title policy, indicating that since the notice of title continuation or endorsement issued by the Title Company in respect of the Final Advance, there have been no changes in the state of title, except for Permitted Liens and, with respect to the last Completion Advance only, a "Completion of Improvements" endorsement which removes the pending disbursements or pending improvements provision of the policy, as the case may be, and redates the survey coverage provided in the policy based on the Final Survey.

(f)   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of the Completion Advance as if made on and as of the date of the Completion Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date such Completion Advance is to be made or will exist by reason of giving effect to such Completion Advance.

(g)   Final Completion. At the time Agent requests its last Completion Advance, (i) Final Completion (as defined in the EPC Contract) shall have occurred as evidenced by the execution and delivery of a Notice of Final Completion (as defined in the EPC Contract) and a certificate stating that the requirements to achieve Final Completion have been met, in each case according to the procedures set forth in the EPC Contract; (ii) the Project shall have satisfied the Output Guarantee (as defined in the EPC Contract) according to the procedures set forth in the EPC Contract; and (iii) the Project shall have satisfied the Heat Rate Guarantee (as defined in the EPC Contract) according to the procedures set forth in the EPC Contract.

(h)   Construction Progress. If requested by Owner, Owner and Assignee shall have received (i) all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract and (ii) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract), and such other reasonably available supporting information as Owner or Assignee may reasonably request.

(i)   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto shall have vested solely in Owner, and there shall be no Liens on such materials and fixtures other than Permitted Liens. Title to the Project shall have vested solely in Owner in accordance with the terms of paragraph (j) of Section 6 hereof.

SECTION 8.   REPRESENTATIONS AND WARRANTIES OF AGENT

Agent represents and warrants to Owner as of the date hereof and on the date of each advance (other than with respect to the representation and warranty made in subsection 8.9 and subsection 8.26 hereof which shall apply only as of the date hereof and on the date of the Initial Advance), that:

8.1.   Corporate Matters. Agent (a) has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, (b) has full power, authority and legal right to own and operate its properties and to conduct its business as presently conducted and to execute, deliver and perform its obligations under the Lease, this Agreement, any Consent, the Project Contracts, the Pledge Agreement, the Lessee Note and the Construction Documents, and (c) is duly qualified to do business as a foreign limited liability company in good standing in the Commonwealth of Pennsylvania and in each other jurisdiction in which its ownership or leasing of properties or the conduct of its business requires such qualification, except where the failure to so qualify would not impair the ability of Agent to conduct its business and to observe and perform its obligations under the Operative Documents, any of the Construction Documents or the Project Contracts or any Consent in a timely manner.

8.2.   Compliance with Other Instruments. The execution, delivery and performance by Agent of this Agreement, any Consent, the Project Contracts, the Pledge Agreement, the Lessee Note and the Construction Documents will not result in any violation of any provision of the certificate of formation or the operating agreement of Agent, do not require member approval or the approval or consent of any trustee or holders of indebtedness of Agent except such as have been obtained prior to the date hereof and will not conflict with or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property or assets of Agent under, any indenture, mortgage or other agreement or instrument to which Agent is a party or by which it or any of its property is bound, or any existing applicable law, rule, regulation, license, judgment, order or decree of any Governmental Authority or court having jurisdiction over Agent or any of its activities or properties.

8.3.   Binding Agreement. This Agreement and the Lease have been duly authorized, executed and delivered by Agent and, assuming the due authorization, execution and delivery of this Agreement and the Lease by Owner, each of this Agreement and the Lease is a legal, valid and binding obligation of Agent, enforceable against Agent according to its terms.

8.4.   Litigation. Except as set forth on Schedule 8.4 hereto, there is no action, suit, claim, or counterclaim, proceeding or investigation, at law or in equity, by or before any court, governmental body, agency, commission or other tribunal now pending or threatened against or affecting the Project, Agent, or any property or rights of Agent or questioning the enforceability of this Agreement, the Project Contracts or the Construction Documents, which could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

8.5.   Governmental Consents. There are no consents, licenses, orders, authorizations, approvals, Environmental Approvals, Permits, waivers, extensions or variances of, or notices to or registrations or filings with any Governmental Authority or public body (each a "Governmental Action"), (a) which are or will be required in connection with the valid execution, delivery and performance of this Agreement, the Project Contracts or the Construction Documents, (b) which are or will be required in connection with any participation by Owner or Assignee in the transactions contemplated by the Project Contracts, the Construction Documents or the Operative Documents, (c) which are or will be required in connection with the acquisition or ownership by Owner of the Project and all equipment for use with respect thereto, (d) which are or will be required for the lease of the Project or the construction and operation of the Project in accordance with and as contemplated by the Project Contracts, the Construction Documents, this Agreement, and the Lease, or (e) which are or will be required to be obtained by Agent, Owner, Merrill, Merrill Leasing, Assignee or an Affiliate of the foregoing, during the term of this Agreement, the Lease or the Project Contracts, with respect to the Project or the Project Contracts, except such Governmental Actions (i) each of which (1) has been duly obtained, given or accomplished and is in full force and effect, with a true copy thereof delivered to Owner, or (2) is to be obtained but is not now required (but which will be obtained in the ordinary course of business on or before the time required), including, without limitation, orders granting Agent and Owner the status of an EWG, (ii) as may be required by applicable law not now in effect, (iii) as may be required as a result of the business, properties or activities of Owner, Merrill, Merrill Lynch, Merrill Leasing, any Assignee or any Affiliate of the foregoing and which are not solely dependent on the nature of the Project or the business of Agent, or (iv) as may be required by Owner, Assignee or any Affiliate of either, if energy generated at the Project is sold by any such Person upon the termination of this Agreement or after an Event of Default or an Event of Project Termination hereunder or in connection with the exercise of any remedy under which Owner or Assignee or any of their respective Affiliates would operate, possess or control the Project.

8.6.   Compliance with Legal Requirements and Insurance Requirements. The construction, operation, use, and physical condition of the Project (a) are in full compliance with all Insurance Requirements and all premiums due with respect to such Insurance Requirements have been paid, and (b) are in compliance with all Legal Requirements, except any Legal Requirements, the noncompliance with which, individually or in the aggregate, (A) will not place either Owner or any Assignee in any danger of civil liability which Owner or such Assignee is not adequately indemnified for by Agent or subject Owner or any Assignee to any danger of criminal liability as a result of failure to comply therewith, provided that, in the case of any such danger of criminal liability, any grace period in which to cure such non-compliance shall not be applicable and (B) could not reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

8.7.   No Default. Neither Agent nor the Guarantor is in violation of or in default under or with respect to any Legal Requirement in any respect which could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

8.8.   Liens. The Project is not subject to any Lien, except for Permitted Liens, and none of such Permitted Liens could reasonably be expected to materially interfere with the construction, use or possession of the Project or the use or exercise by Owner of its rights under this Agreement or any other document contemplated hereby or entered into in connection herewith.

8.9.   Changes. Since the date of the Private Placement Memorandum, there has been no change in the business, assets, properties, revenues, financial condition or operations of the Project or Agent which could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

8.10.   Availability of Utilities. All utility services and facilities necessary for the construction of the Project (including, without limitation, gas, electrical, water and sewage services and facilities) are available at the boundaries of the Premises or will be obtained in sufficient time to permit Agent to achieve Commercial Operation of the Project prior to the Completion Date, and all utility services and Interconnection Facilities necessary for the operation of the Project for its intended purpose will be available on commercially reasonable terms at or within the boundaries of the Premises prior to Commercial Operation.

8.11.   ERISA. Agent has not established and does not maintain or contribute to any employee benefit plan that is covered by Title IV of ERISA, except that Agent's employees may participate in the PPL Retirement Plan.

8.12.   Public Utility Holding Company Act. Agent is not and shall not become a "public-utility company" or a "holding company" within the meaning of the 1935 Act, is not and shall not become an Affiliate of a holding company registered under the 1935 Act (except that Agent may become an Affiliate of a holding company registered under the 1935 Act so long as the rights of Agent under the Project Contracts and the rights of Owner or Assignee under this Agreement or any other document contemplated hereby are not adversely affected), and is not and shall not become regulated as a public utility company or a holding company under any other Federal, state or local Legal Requirement (except that Agent may become regulated as a public utility company so long as the rights of Agent under the Project Contracts and the rights of Owner and Assignee under this Agreement and under any other documents contemplated hereby are not adversely affected).

8.13.   Regulation. Neither Owner nor any Assignee nor any of their respective Affiliates shall, solely by reason of (a) its entering into this Agreement or any other document contemplated hereby, (b) the acquisition, ownership, leasing or financing of the Project (or any part thereof) or (c) the operation of the Project (or any part thereof) during the term of this Agreement or Lease in accordance with and as contemplated by the Project Contracts and the Lease, be subject to financial, rate or other similar regulation as, a public utility, or an electric utility or a public utility holding company under a Legal Requirement (including any Legal Requirement (i) under the 1935 Act, (ii) imposed by any state or local public utility commission or other similar regulatory body, authority or group having jurisdiction over Owner or Agent or any such transactions or activities or (iii) under the Federal Power Act, as amended), except in connection with the exercise of any remedy under which Owner or Assignee or any of their respective Affiliates would operate, possess or control the Project (or any part thereof).

8.14.   Nature of Agent's Business. Agent (a) has not engaged in any business other than as contemplated by paragraph (ii)(j) of Section 2 of the Lease, (b) is not a party to any contract, operating lease, agreement or commitment other than as contemplated by subsection 10.5 hereof, and the Agency Agreement, the Construction Documents and the Project Contracts and (c) has not created, assumed or incurred any Indebtedness other than pursuant to this Agreement, the Lease, the Lessee Note, the Agency Agreement, the Construction Documents and the Project Contracts.

8.15.   Lease. The Lease has been duly authorized, executed and delivered by Agent and is a legal, valid and binding obligation of Agent, enforceable according to its terms.

8.16.   Construction Documents and Project Contracts. Each of the Construction Documents and the Project Contracts has been or will be duly authorized, executed and delivered by Agent and, assuming the due authorization, execution and delivery of the Construction Documents and the Project Contracts by the parties thereto other than Agent, each of the Construction Documents and the Project Contracts when executed and delivered is or will be, a legal, valid and binding obligation of Agent, enforceable according to its terms. Agent has not received notice from, nor is there any reasonable and good faith basis known to Agent for the receipt of a notice from, any party to a Construction Document or a Project Contract that (a) such party is terminating any Construction Document or Project Contract, (b) a default has occurred under any Construction Document or Project Contract or any Person has alleged that a default has occurred under any Construction Document or Project Contract or (c) there are any claims for damages existing as a result of Agent's performance of or its failure to perform any of its obligations under any Construction Document or Project Contract. No default on the part of Agent, or to Agent's knowledge, on the part of any other party thereto, has occurred and is continuing under any Construction Document or Project Contract on the date hereof.

8.17.   Status of Agent. Not less than fifty percent (50%) of the voting membership interests of Agent is owned (directly or indirectly) beneficially and of record by the Guarantor.

8.18.   Project Authorizations. Agent (or its contractors or subcontractors) has obtained, or shall in the ordinary course of business obtain prior to the time required, all certificates, Permits, licenses, authorizations and approvals required (a) in the construction and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease, and (b) for acquisition of equipment related to the Project for use with respect thereto. A list of all such certificates, Permits, licenses, authorizations and approvals required by all applicable law in effect on the date hereof is attached as Exhibit F hereto, which Exhibit F shall be updated on the date of each advance.

8.19.   Compliance with Construction Documents and Project Contracts. The physical condition of the Project as it is presently constructed and as it will be constructed pursuant to the requirements of the EPC Contract complies with all material requirements of each Construction Document and each Project Contract then in effect and will, at the time required, enable Agent to perform all obligations under the Construction Documents, the Project Contracts and the Lease in accordance with their respective terms.

8.20.   Pledge Agreement. The Pledge Agreement has been duly authorized, executed and delivered by Agent and, assuming the due authorization, execution and delivery of the Pledge Agreement by Owner, is a legal, valid and binding obligation of Agent, enforceable according to its terms. The Pledge Agreement creates a valid first priority security interest in the Collateral (as defined in the Pledge Agreement) now in existence, securing the payment of the Secured Obligations (as defined in the Pledge Agreement). All action necessary to perfect the security interest in the Collateral has been taken and such security interest has priority over any other Lien on the Collateral, except for Permitted Liens.

8.21.   Intellectual Property. All Intellectual Property Rights required for the construction and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease, have been or will in the ordinary course of business be timely obtained and, once obtained, will, to the extent required, remain in full force and effect. Agent owns or has, or will in the ordinary course of business timely obtain the right to use all technology, licenses, patents and other proprietary rights that are material and are required to construct the Project and to perform Agent's obligations under the Construction Documents and the Project Contracts without any conflict with the rights of others.

8.22.   Taxes. Agent has filed or caused to be filed all tax returns which are required to be filed by it and all such tax returns were true, correct and complete as of the date filed. Agent has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its assets and properties and has paid all other taxes, fees or other charges imposed on it by any Governmental Authority (except taxes, fees and charges subject to a Permitted Contest).

8.23.   Budgets. The Budget furnished to Owner and Assignee by or on behalf of Agent and the summaries of significant assumptions related thereto, if any (a) have been prepared with due care in accordance with prudent business practices, (b) fairly present Agent's expectations as to the matters covered thereby as of their date, (c) are based on assumptions that are reasonable as to all factual and legal matters material to the estimates therein (including Project Costs) and (d) are in all material respects consistent with the provisions of this Agreement, the Lease, the Construction Documents and the Project Contracts. To the best of Agent's knowledge, the Budget includes all costs and expenses that could reasonably be expected to be incurred in connection with the construction of the Project.

8.24.   Operation of the Project. The Project will, on and after the achievement of Substantial Completion, be able (a) to be operated in compliance with all existing material Governmental Actions, the Project Contracts and the Lease for a period of at least 20 years thereafter, and (b) to be mechanically operated in compliance with all existing material Governmental Actions for a period of at least 25 years thereafter.

8.25.   Lessee Note. The Lessee Note has been duly authorized, executed and delivered by Agent and is a legal, valid and binding obligation of Agent, enforceable according to its terms.

8.26.   Disclosure. Except as set forth on Schedule 8.26 hereto, there is no fact of which Agent is aware which could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts, and which has not been set forth in this Agreement, the Lease or in the other documents, certificates and written statements furnished by Agent to Owner and Assignee prior to the date of execution of this Agreement in connection with the transactions contemplated hereby. The Private Placement Memorandum and all documents and information incorporated by reference therein, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, in light of the circumstances under which they were made; provided, however, that no representation is given or made with regard to (i) any forecasts or projections included therein or omitted therefrom, (ii) any information, assumptions or conclusions contained in any expert reports or the summaries thereof, (iii) the descriptions of the tax consequences to the holders of the Notes, (iv) any information regarding Merrill Lynch and its Affiliates, (v) any changes to the documents referred to therein and attached thereto or (vi) any information concerning the Guarantor.

8.27.   Environmental.

Except as expressly identified in the Environmental Report or as set forth on Schedule 8.27 hereto:

(a)   Agent and the Project comply and have at all times complied in all material respects with all Environmental Requirements applicable to the Project. Subject to Agent's right to pursue a Permitted Contest pursuant to Section 16 hereof, Agent and the Project shall at all times during the term of this Agreement comply in all material respects with all Environmental Requirements applicable to the Project, including, without limitation, the use, maintenance and operation of the Project, and all activities and conduct of business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage or disposal of any Contaminant, and no material capital expenditures not included in the Budget are anticipated to maintain or achieve compliance with Environmental Requirements;

(b)   Agent has obtained or has taken appropriate and timely steps, as required by Environmental Requirements, to obtain, and shall obtain and maintain all Environmental Approvals necessary for the construction and operation of the Project in compliance with all Environmental Requirements, or, in the case of Environmental Approvals necessary for operation, shall take such steps as are necessary to secure such Environmental Approvals prior to the time required under all Environmental Requirements, all such Environmental Approvals already obtained are in good standing, and Agent and the Project are currently in material compliance and shall remain in material compliance with all terms and conditions of such Environmental Approvals. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such Environmental Approvals exists. There are no proceedings pending, or threatened, which would jeopardize the validity of or the ability of the Agent to obtain and comply with any such Environmental Approvals in a timely manner;

(c)   Agent has not received any notice that any of the third parties with which Agent has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant generated or present at the Project, or which otherwise participate or have participated in activities or conduct related to the Project, were not properly permitted at the relevant time to perform the foregoing activities or conduct;

(d)   Agent has not received any notice that it or the Project is subject to any investigation, and neither Agent nor the Project is subject to any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the Project (i) any violation of any Environmental Requirements, (ii) any Remedial Action, or (iii) any Environmental Damages, claims or liabilities and costs arising from the Release or threatened Release of any Contaminant;

(e)   No Environmental Lien has attached to any portion of the Project, and Agent shall not cause or suffer any action or occurrence that will allow an Environmental Lien to attach to any portion of the Project;

(f)   Agent has not received, and does not have actual knowledge, after due inquiry, of any notice, claim or written communication from a Governmental Authority concerning (i) any alleged violation of any Environmental Requirements at the Project, whether or not corrected to the satisfaction of the appropriate authority, (ii) any alleged liability of Agent for Environmental Damages arising out of or related to the Project, or (iii) any alleged liability of Agent arising out of or related to the Project for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order or judgment outstanding, nor, to the actual knowledge of Agent, after due inquiry, any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened, relating to the condition, ownership, use, maintenance or operation of the Project, or the suspected presence of Contaminants thereon or therefrom, nor to Agent's actual knowledge, after due inquiry, does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

(g)   To the actual knowledge of Agent, after due inquiry, there has been no Release of any Contaminants which would constitute a violation of any Environmental Requirement with respect to the Project, result in Environmental Damages, or require any Remedial Action under any applicable Environmental Requirement, and Agent shall not cause or suffer any such Release during the term of this Agreement;

(h)   The Project is not listed or to the actual knowledge of Agent, proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or listed on CERCLIS or any similar state list of sites, and Agent is not aware of any conditions at the Project which, if known to a Governmental Authority, would qualify the Project for inclusion on any such list;

(i)   Neither Agent, nor to the actual knowledge of Agent, after due inquiry, any contractor engaged by Agent in connection with the Project has transported or arranged for the transport of any Contaminant from the Project to any facility or site for the purpose of treatment or disposal which (i) is included on the NPL, or (ii) to the actual knowledge of Agent, is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated regulatory requirements, including, but not limited to, closure and post-closure-related corrective action obligations applicable to closed solid waste management units at such facility) issued under the Federal Resource Conservation and Recovery Act or any state, local or foreign solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any Environmental Requirements, and Agent shall use reasonable efforts not to suffer or permit any such arrangement for treatment or disposal during the term of this Agreement;

(j)   Neither Agent nor, to the actual knowledge of Agent, after due inquiry, any contractor engaged by Agent in connection with the Project has engaged in or permitted, nor shall Agent engage in or permit, any operations or activities upon, or any use or occupancy of the Project or any portion thereof, for the purpose of or in any way involving the illegal or improper release, discharge, refining or dumping of any Contaminant or the illegal or improper handling, storage, use or disposal of any Contaminant, nor has Agent or to the actual knowledge of Agent, after due inquiry, any other Person caused any Contaminant to be deposited, released, stored, disposed, leached or otherwise come to be located on, under, in or about the Premises, nor to the actual knowledge of Agent, after due inquiry, has any Contaminant migrated from the Premises onto or underneath other properties which would require any Remedial Action under any applicable Environmental Requirement or give rise to any Environmental Damages;

(k)   To the actual knowledge of Agent, after due inquiry, there is not constructed, placed, deposited, stored, disposed nor located on the Project or the Premises any asbestos in any form which has become or threatens to become friable. Agent shall not cause or suffer the use of any asbestos-containing material in connection with the construction of the Project during the term of this Agreement;

(l)   To the actual knowledge of Agent, after due inquiry, there is not constructed, placed, deposited, released, stored, disposed, leached nor located on any of the Project any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs. Agent shall not cause or suffer the use of any article containing PCBs at or on the Project during the term of this Agreement;

(m)   Agent has no liability, and has neither received nor is otherwise aware of any notice, claim or other communication alleging liability on the part of Agent, for the violation of any Environmental Requirements, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the Project; and

(n)   None of the matters identified in the Environmental Report, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

SECTION 9.   AFFIRMATIVE COVENANTS

Agent hereby agrees that, so long as this Agreement remains in effect, Agent shall keep and perform fully each and all of the following covenants:

9.1.   Performance under Other Agreements. Agent shall duly perform and observe, in all material respects, all of the covenants, agreements and conditions on its part to be performed and observed under the Project Contracts and the Construction Documents.

9.2.   No Encroachments. The Project shall be constructed entirely on the Premises or the various locations of the Easements and shall not encroach upon or overhang any property lying outside of the boundaries of the Premises or the Easements (unless such encroachment or overhang (i) is consented to by the affected property owner, (ii) does not render the Project unmarketable, (iii) does not cause a reduction in the fair market value of the Project, and (iv) does not adversely affect the use of the Project or any easement or right-of-way on the land of the affected property owner), and when erected shall be wholly within any building restriction lines, however established and will not encroach upon or overhang the property of any other Persons lying inside or outside the boundaries of the Premises or the Easements unless all licenses, permits or easements therefor have been obtained from the Persons whose property is burdened thereby. Furthermore, the foundations of the Project will not encroach upon, and the balance of the improvements comprising the Project shall be constructed so as not to interfere with (or to encroach upon unless any necessary consents are obtained from the benefited Persons), any utility lines, wires, poles, cables, fixtures, water mains, gas mains, pipes, roadways, concrete vaults, pedestrian walkways, pipe stations, guys, sewers or other equipment lying inside the boundaries of the Premises or the Easements as shown on the Survey, except to the extent expressly permitted by the burdened easement, license or right-of-way. Upon the reasonable request of Owner, Agent shall furnish from time to time satisfactory evidence of compliance with the foregoing covenants. If any discrepancies exist between the legal description set forth on the Survey and the Final Survey, Owner and Agent shall cooperate in amending the legal descriptions in all recorded documents creating or affecting the Premises, including, without limitation, the Ground Lease, to reflect the correct as-built description.

9.3.   Insurance.

(a)   Insurance with respect to the Project. Agent shall procure for Owner or, if such coverage is already in place, maintain (or cause to be procured and/or maintained) in full force and effect at all times throughout the term of this Agreement (and all costs relating thereto (including deductibles paid by Agent thereon) shall be reimbursed by Owner by means of advances under this Agreement and shall be capitalized by Owner as an element of the Acquisition Cost of the Project, provided, that insurance deductibles paid by Agent may not be capitalized by Owner as an element of the Acquisition Cost) insurance policies with insurance companies authorized to do business in the Commonwealth of Pennsylvania with a Best Insurance Reports rating of "A-" or better, or if not rated by Best, shall be of substantially equivalent financial strength and creditworthiness of insurance companies that maintain such ratings (or such other company acceptable to Owner and Assignee), with such deductibles as set forth below, or if not set forth below, as are approved by Owner and Assignee, and with such limits and coverage provisions as Agent shall deem reasonable, but in no event less than the limits and coverage provisions set forth below:

   (i)   Workers' Compensation and Employer's Liability Insurance. Workers' compensation and employer's liability insurance in accordance with and as required under the laws of the Commonwealth of Pennsylvania.

   (ii)   Commercial General Liability Insurance. Liability insurance on an occurrence (or AEGIS or EIM claims-made form) basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, and sudden and accidental seepage and pollution with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage with a maximum deductible that is consistent with prudent utility business practices, but in no event in excess of $500,000 per occurrence.

   (iii)   Automobile Liability Insurance. Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, leased non-owned and hired motor vehicles, including loading and unloading, with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.

   (iv)   Excess Liability Insurance. Excess liability insurance on an occurrence (or AEGIS or EIM claims-made form) basis covering claims in excess of the underlying insurance described in the foregoing clause (ii), with a $75,000,000 minimum limit per occurrence with a deductible not in excess of $500,000 per occurrence; provided, however, in the event the available limit of liability is less than $35,000,000 due to claims against such excess liability insurance, Agent shall purchase additional coverage so that the available limit of liability under such excess liability insurance is not less than $75,000,000.

         The insurance required in the foregoing clause (i) with respect to Employers Liability only, clauses (ii), (iii) and this clause (iv) may be satisfied either by the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

   (v)   All Risk Builders' Insurance. All Risk Builders' Risk Completed Value Non-Reporting Form Insurance including boiler and machinery, collapse coverage (including, but not limited to, earthquake, landslide, subsidence and volcanic eruption) and fire insurance with extended coverage, in an amount equal to not less than one hundred percent (100%) of the completed insurable value of the Project, and with a maximum deductible of $250,000 per occurrence, except that (1) during the operational testing period of the Project, such insurance shall be subject to a maximum deductible of $500,000 per occurrence and (2) during the operational testing period of the gas turbine generators, heat recovery steam generators and related equipment, such insurance shall be subject to a maximum deductible of $1,000,000 per occurrence; provided, that if the existing insurance policy is unilaterally cancelled by the insurance company providing such coverage, the deductible limit shall be based on such lesser amount as is commercially available in the insurance industry as supported by a letter from the Insurance Broker.

   (vi)   Environmental Impairment Liability Insurance. Environmental impairment liability insurance in an amount not less than $10,000,000 per occurrence. The parties acknowledge and agree that so long as Agent maintains sudden and accidental seepage and pollution coverage pursuant to clause (a)(ii), the requirements of this clause (a)(vi) shall be deemed satisfied.

(b)   Agent shall also maintain or cause to be maintained in full force and effect at all times insurance with respect to the Project as required by the terms of the EPC Contract.

(c)   Agent shall comply with the insurance provisions described in Section 10 of the Lease following paragraph (b) thereof, except that the terms "Owner", "Agent" and "this Agreement" shall substitute for the terms "the Lessor", "the Lessee" and for "this Lease", respectively, and the provisions of paragraphs (c)(v), (h), (i) and (n) of Section 10 of the Lease shall not be applicable prior to the Effective Date.

(d)   Agent covenants that it will not use, carry on construction with respect to, or occupy the Project or permit the use, construction, or occupancy of the Project at a time when the insurance required by paragraphs (a) and (b) of this subsection 9.3 is not in force with respect to the Project.

(e)   It is agreed that any insurance payments received as the result of the occurrence of (i) any Event of Loss, (ii) any partial damage or destruction of the Project, or (iii) any partial condemnation or taking of the Project by any Person or Governmental Authority having the power of eminent domain, shall be paid into and will be held in the Operating Account and applied in payment (or to reimburse Agent) for repairs or replacement in accordance with the terms of this Agreement. Agent shall be entitled, subject to the immediately preceding sentence, (1) to receive the amounts so deposited against certificates, invoices or bills reasonably satisfactory to Owner, delivered to Owner from time to time as such work or repair progresses, and (2) to direct the investment of the amounts so deposited as provided in paragraph (j) of Section 10 of the Lease.

9.4.   Inspection of Books and Records. Upon reasonable notice to Agent and the General Contractor and during reasonable business hours, Owner and Assignee or designated representatives of either of them shall have the right of entry and free access to the Project and the right to inspect all work done, labor performed and materials furnished in and about the Project, subject to Agent's and the General Contractor's reasonable safety policies and insurance requirements, and at reasonable times and on reasonable notice to Agent, the right to inspect all books, contracts and records of Agent relating to the Project. Notwithstanding the foregoing, neither Owner nor Assignee shall have any duty to make any such inspection.

9.5.   Expenses. Unless capitalized or required to be capitalized by Owner pursuant to clause (i) of the penultimate sentence of this subsection 9.5, Agent shall pay upon demand all obligations, costs and expenses incurred by Owner with respect to any and all transactions contemplated herein and the preparation of any document reasonably required hereunder and the prosecution or defense of any action or proceeding or other litigation affecting Agent or the Project, including (without limiting the generality of the foregoing) all Financing Costs not capitalized by Owner and amounts required to pay or reimburse Owner for its obligations, costs and expenses arising in connection with the termination of any Financing Arrangement (whether as a result of a default thereunder or otherwise), all interest (including, without limitation, interest at a default rate) and other costs, fees and expenses incurred by Owner under any Financing Arrangement (including any such accruing after the commencement of a bankruptcy or similar proceeding), costs incurred in connection with obtaining, maintaining and terminating Owner's equity financing and refinancing (including, without limitation, any amounts owing by Owner to its Partners as a result of a sale of limited partner interests by any limited partner of Owner or a modification of the terms of such equity financing), title and conveyancing charges, recording and filing fees and taxes, title search fees, rent under the Ground Lease, mortgage taxes, intangible personal property taxes, escrow fees, revenue and tax stamp expenses, insurance premiums, brokerage commissions, finders' fees, placement fees, court costs, surveyors', photographers', appraisers', architects', engineers', industry consultants', insurance advisors', rating agencies', accountants' and reasonable attorneys' fees and disbursements, and will reimburse to Owner all expenses paid by Owner of the nature described in this subsection 9.5 which have been incurred by Owner with respect to any and all of the transactions contemplated herein. In the event Agent shall fail to pay or reimburse Owner within fifteen (15) Business Days after presentation of a bill and demand for payment therefor, Owner may pay such expenses and any proceeds so applied shall be deemed advances under this Agreement, and deducted from the total funds available to Agent under this Agreement. Notwithstanding anything to the contrary contained in this subsection 9.5, (i) Agent shall not be required to pay or reimburse Owner for any of the foregoing obligations, costs and expenses which Owner has capitalized and included (or is required hereunder to capitalize and include) as an element of the Acquisition Cost and (ii) Agent shall not be required to pay or reimburse Owner, and Owner shall not capitalize and include as an element of the Acquisition Cost, any obligations, costs and expenses (including Unrecovered Liabilities and Judgments) incurred by Owner as a result of a casualty, condemnation or force majeure event (or interest accrued with respect thereto) with respect to the Project or any payments for which Agent would not be obligated to indemnify Owner or any other Indemnified Person under the provisions of Section 12 hereof or Section 11 of the Lease. Expenses incurred by Owner (including, without limitation, Financing Costs) in financing obligations, costs and expenses shall be payable by Agent hereunder, if not capitalized (or required to be capitalized hereunder) by Owner.

9.6.   Delivery of Information.

(a)   Agent shall deliver to Owner and Assignee from time to time, (i) promptly, and in any event within ten (10) days after request, such information available to Agent with respect to Agent's operations, business, properties, assets, financial condition or litigation as Owner or Assignee shall reasonably request; (ii) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any Event of Default, Potential Default, Event of Loss, Event of Project Termination, Potential Event of Project Termination or Termination Event hereunder, a certificate of a Responsible Officer specifying the nature and period of existence of such Event of Default, Potential Default, Event of Loss, Event of Project Termination, Potential Event of Project Termination or Termination Event, and what action, if any, Agent or the Guarantor has taken, is taking, or proposes to take with respect thereto; (iii) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any material adverse change in the financial condition or business of Agent, or of any liabilities or obligations arising as a result of tortious action or Environmental Damages related to the Project or as a result of governmental fines or obligations (other than taxes) or liabilities or obligations arising as a result of Environmental Matters, or of any litigation of the type described in subsection 8.4 hereof, a certificate of a Responsible Officer describing such change, liabilities, obligations or litigation, as the case may be, and what action, if any, Agent has taken, is taking, or proposes to take with respect thereto; (iv) promptly, and in any event not more than ten (10) days after the end of each fiscal year of Agent, a certificate of a Responsible Officer stating, to the best knowledge of such Responsible Officer after reasonable inquiry, whether there exists on the date of such certificate any Event of Default, Potential Default, Event of Loss, Event of Project Termination, Potential Event of Project Termination, Termination Event, default under any Project Contract or Construction Document, and if any Event of Default, Potential Default, Event of Loss, Event of Project Termination, Potential Event of Project Termination, Termination Event, or default under any Project Contract or Construction Document exists, specifying the nature and period of existence thereof and what action, if any, Agent or the Guarantor has taken, is taking or proposes to take with respect thereto; and (v) promptly, and in any event within ten (10) days after a Responsible Officer obtains actual knowledge of any legal, governmental or regulatory proceeding which if adversely determined could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts, a certificate of a Responsible Officer, describing each such proceeding and what action, if any, Agent has taken, is taking, or proposes to take with respect thereto.

(b)   Agent shall give notice to Owner and Assignee promptly upon the occurrence of:

   (i)   receipt of any notice given pursuant to any of the Construction Documents or other Project Contracts that a default by Agent has occurred thereunder;

   (ii)   issuance of any notice by Agent alleging that a default has occurred pursuant to any of the Construction Documents or any Project Contract;

   (iii)   obtaining knowledge of any condition which constitutes a delay for force majeure under any Construction Document or any Project Contract with respect to construction or completion of the Project;

   (iv)   the imposition of any Lien, other than Permitted Liens;

   (v)   receipt of notices from any party to any Construction Document or Project Contract that (i) such party desires to amend, modify or waive any term of any Construction Document or Project Contract (including any change orders under the EPC Contract), (ii) such party is commencing or proposes to commence any dispute resolution procedure under the terms of any Construction Document or Project Contract, (iii) such party is terminating or has proposed to terminate any Construction Document or Project Contract, (iv) a default or a force majeure event has occurred under any Construction Document or Project Contract or any Person has alleged that a default or a force majeure event has occurred under any Construction Document or Project Contract, or (v) there are claims for damages in excess of $100,000 existing as a result of Agent's performance of or its failure to perform any of its obligations under any Construction Document or Project Contract;

   (vi)   receipt of any material notices from the General Contractor under the EPC Contract or from Siemens Westinghouse Power Corporation under the Siemens Turbine Contract;

   (vii)   obtaining knowledge of any pending or threatened litigation or proceeding affecting the Project in which the amount of damages requested exceeds $1,000,000 or more or in which injunctive or similar relief is sought; and

   (viii)   obtaining actual knowledge of any litigation or proceeding affecting the General Contractor, Siemens Westinghouse Power Corporation or the Operator that could reasonably be expected, based upon facts actually known to Agent, to impair the ability of such party to perform its obligations under any of the Construction Documents or the Project Contracts.

         Each notice pursuant to paragraph (b) of this subsection 9.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, Agent proposes to take with respect thereto.

(c)   Agent shall promptly furnish to Owner and Assignee:

   (i)   all material written communications relating to any pending or threatened investigations, claims or proceedings with respect to any material Governmental Action or proposing to amend, modify or affect any material Governmental Action then required to be in effect;

   (ii)   written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained pursuant to the terms of this Agreement in an amount greater than $1,000,000 together with copies of any document relating thereto (including copies of any such claim) in the possession or control of Agent;

   (iii)   promptly after preparation thereof, any and all revisions to the Budget or the Construction Drawdown Schedule;

   (iv)    promptly after obtaining actual knowledge thereof, written notice of the occurrence of any event giving rise or that could reasonably be expected to give rise to the Project failing to achieve Substantial Completion (as defined in the EPC Contract) under the EPC Contract prior to the Completion Date;

   (v)   promptly upon its execution a copy of any Construction Document or Project Contract or replacement thereto;

   (vi)   promptly upon its execution a copy of the LNTP, if any, and the Full Notice to Proceed (each as defined in the EPC Contract) delivered or to be simultaneously delivered to the General Contractor pursuant to Section 2.1 of the EPC Contract authorizing the commencement of work on the Project; and

   (vii)   promptly upon its execution, a copy of the Replacement MOU Agreement.

9.7.   Conduct of Business and Maintenance of Existence. Agent shall preserve, renew and keep in full force and effect its legal existence (except as otherwise permitted herein), and maintain all rights, privileges and franchises material to the conduct of its business, and comply with all Legal Requirements, except any Legal Requirements, the noncompliance with which, individually or in the aggregate, (a) will not place either Owner or any Assignee in any danger of civil liability which Owner or such Assignee is not adequately indemnified for by Agent or subject Owner or any Assignee to any danger of criminal liability as a result of failure to comply therewith, provided that, in the case of any such danger of criminal liability, any grace period in which to cure such non-compliance shall not be applicable and (b) could not reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts; provided, however, that nothing contained in this subsection 9.7 shall prevent Agent from consummating any merger, consolidation or sale permitted by the provisions of subsection 10.2 hereof.

9.8.   Legal Requirements and Insurance Requirements. (a) Agent shall comply or shall cause compliance with every Insurance Requirement and Legal Requirement (including, without limitation, Environmental Requirements) affecting the execution, delivery and performance of this Agreement, the Project Contracts and the Construction Documents and the Project; and (b) Agent will not do or permit any act or thing which is contrary to any Insurance Requirement or which is contrary to any Legal Requirement, or which might impair, other than in the normal use thereof, the value or usefulness of the Project, except, in the case of (a) and (b) of this subsection, any Legal Requirements, the noncompliance with which, individually or in the aggregate, (i) will not place either Owner or any Assignee in any danger of civil liability which Owner or such Assignee is not adequately indemnified for by Agent or subject Owner or any Assignee to any danger of criminal liability as a result of failure to comply therewith, provided that, in the case of any such danger of criminal liability, any grace period in which to cure such non-compliance shall not be applicable and (ii) could not reasonably be expected to have a material adverse effect on (A) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (B) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (C) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts. Agent shall perform and observe all of the covenants set forth in subsections 8.27 and 9.16 of this Agreement and those sections rather than this subsection 9.8 shall apply to Environmental Requirements.

9.9.   Payment of Taxes. With respect to the Project, Agent shall make all required reports to the appropriate taxing authorities and shall pay and discharge during the term of this Agreement, on behalf of Owner, the taxes that Agent would be required to pay and discharge under paragraph (c) of Section 9 of the Lease (and all costs relating thereto shall be reimbursed by Owner by means of advances under this Agreement, and shall be capitalized by Owner as an element of the Acquisition Cost of the Project). Payment and discharge of such taxes shall be on the terms set forth in paragraph (c) of Section 9 of the Lease.

9.10.   Filings, Etc. Agent shall promptly and duly execute, deliver, file, and record, at Agent's expense, all such documents, statements, filings, and registrations, and take such further action as Owner shall from time to time reasonably request in writing in order to establish, perfect and maintain Owner's title to and interest in the Project and Assignee's interest in this Agreement or the Project as against Agent or any third party claiming by or through Agent in any applicable jurisdiction.

9.11.   Use of Proceeds. The proceeds of each advance shall be used by Agent for payment or reimbursement of costs specified in the applicable request for the advance and in accordance with the Budget.

9.12.   Compliance with Other Requirements. Agent shall use reasonable precautions to prevent loss or damage to the Project and to prevent injury to third Persons or property of third Persons, including, without limitation, the provision of security on and around the Project such that access to the Project is limited to employees of Agent, the General Contractor and subcontractors appointed to perform work in connection with the construction of the Project and to others to whom Agent elects to provide access in furtherance of Agent's business goals. If an Event of Loss shall occur, or the Project is partially damaged or destroyed by fire or any other cause, or the Project is subject to any partial condemnation or taking by any Person or Governmental Authority having the power of eminent domain, Agent shall promptly commence the restoration and reconstruction of the Project and Owner shall continue to be obligated to make advances to Agent pursuant to the terms of Section 5, 6 and 7 of this Agreement. Agent shall cooperate fully with Owner and all insurance companies providing insurance pursuant to subsection 9.3 hereof in the investigation and defense of any claims or suits arising from the ownership or operation of equipment or ownership, use, or occupancy of the Project; provided that nothing contained in this subsection 9.12 shall be construed as imposing on Owner any duty to investigate or defend any such claims or suits. Agent shall comply and shall use its reasonable best efforts to cause all Persons operating equipment on, using or occupying the Project, to comply with every Insurance Requirement and Legal Requirement regarding acquiring, titling, registering, leasing, subleasing, insuring, using, occupying, operating and disposing of the Project, and, if applicable, the licensing of operators thereof, except any Legal Requirements, the noncompliance with which, individually or in the aggregate, (a) will not place either Owner or any Assignee in any danger of civil liability which Owner or such Assignee is not adequately indemnified for by Agent or subject Owner or any Assignee to any danger of criminal liability as a result of failure to comply therewith, provided that, in the case of any such danger of criminal liability, any grace period in which to cure such non-compliance shall not be applicable and (b) could not reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

9.13.   Operation of Project. Agent shall, with respect to any testing of the Project at any time prior to the Effective Date, perform and observe, and cause the Operator to perform and observe during the term of this Agreement, on behalf of Owner, all of the agreements and conditions set forth in Sections 8 and 9 of the Lease (except that the provisions of all but the first two sentences of paragraph (d) of Section 8 and all of paragraphs (b) and (e) of Section 9 of the Lease shall not be applicable prior to the Effective Date) with respect to the Project (and all costs relating thereto shall be reimbursed by Owner by means of advances under this Agreement, and shall be capitalized by Owner as an element of the Acquisition Cost of the Project), except that this Agreement shall substitute the terms "Owner" for "the Lessor" and "Agent" for "the Lessee".

9.14.   Construction of Project. Agent agrees to cause the construction, maintenance, repair, equipping, use and operation of the Project in the manner and for the purpose contemplated hereby and by the Construction Documents and the Project Contracts. Agent shall comply in all material respects with all applicable Federal, state and local laws and regulations relating to the keeping of records for the Project.

9.15.   Technology. Agent shall maintain, or cause to be maintained, all Intellectual Property Rights and technology necessary in connection with the construction, operation and maintenance of the Project in accordance with the requirements of the Construction Documents and the Project Contracts.

9.16.   Lease Covenants. Agent shall perform and observe all of the agreements and conditions set forth in paragraphs (ii)(a), (ii)(b), (ii)(e), (ii)(f), (ii)(h), (ii)(i) and (ii)(l) of Section 2 of the Lease as if set forth in full herein.

9.17.   Governmental Approvals. Agent shall (a) duly obtain, or cause to be obtained, on or prior to such date as the same become legally required, and (b) thereafter maintain, or cause to be maintained, in effect as long as legally required, all authorizations, consents, approvals, waivers, exemptions, variances, registrations, leases, tariffs, certifications, franchises, permissions, Permits and licenses of, and filings and declarations with, and rulings by, any Governmental Authority (including, without limitation, Environmental Approvals and those with respect to zoning and other land use laws, ordinances and regulations) necessary for the construction, ownership and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, this Agreement and the Lease.

9.18.   Certain Obligations Upon Events of Project Termination. Commencing upon the occurrence of any Event of Project Termination, Agent shall satisfy all Loss Payment Requirements and shall, upon the request of Owner or Assignee, exercise all commercially reasonable efforts (a) to provide Owner (or a designated assignee of Owner or Assignee) with all manuals and other documents in Agent's possession or to which Agent has access relating to the services to be provided by the General Contractor or the Operator under the Construction Documents and the Project Contracts necessary to enable the Project to operate on commercially reasonable terms, (b) to provide Owner (or a designated assignee of Owner or Assignee) with any Construction Documents and Project Contracts, in each case to the extent assignable and not assigned to Owner (or a designated assignee of Owner or Assignee) pursuant to paragraph (a)(i)(B) of the definition of "Loss Payment Requirements" herein, (c) to provide Owner (or a designated assignee of Owner or Assignee) with any Permits or Intellectual Property Rights, in each case to the extent assignable and not assigned to Owner (or a designated assignee of Owner or Assignee) pursuant to paragraph (b) of the definition of "Loss Payment Requirements" herein that are necessary to enable the Project to operate on commercially reasonable terms in connection with its operation as an EWG and the sale of electricity at wholesale, (d) to provide Owner (or a designated assignee of Owner or Assignee) with any other permits, licenses or other Governmental Actions (in each case to the extent assignable) required to enable such party to operate the Project on commercially reasonable terms as an EWG in connection with the sale of electricity at wholesale and (e) to either negotiate in good faith with Owner (or a designated assignee of Owner or Assignee), or locate a third party reasonably acceptable to Owner and Assignee who is capable of operating the Project for Owner (or a designated assignee of Owner or Assignee), to operate the Project for Owner (or such designated assignee of Owner or Assignee) for fair market value compensation for such services. Agent's obligations contained in this subsection 9.18 shall survive the expiration or other termination of this Agreement until Owner receives payment of (i) all amounts owing pursuant to this Agreement, (ii) all losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees and sales or transfer taxes) sustained by Owner hereunder with respect to the Project, (iii) all amounts owing under the Financing Arrangements and (iv) any unreimbursed costs incurred by Owner or Assignee with respect to the Project, the Construction Documents or the Project Contracts after the term of this Agreement.

9.19.   Further Assurances. Agent shall from time to time promptly execute and deliver to Owner all such documents and instruments and do all such other acts and things as Owner may reasonably request to obtain the full benefits of this Agreement, to exercise and enforce its rights and remedies hereunder and to protect Owner's rights and interest in and to the Project. Agent shall furnish to Owner upon request the contracts, bills of sale, statements, receipted vouchers and other agreements and documents under which Owner has title to any materials, fixtures or articles of personal property incorporated or intended to be incorporated in or required for the operation of the Project. Agent shall furnish Owner and any Assignee with such documents, reports, certificates, affidavits and other information, in form and substance satisfactory to Owner and any Assignee in their reasonable judgment, as Owner or any Assignee may require to evidence compliance by Agent with all of the provisions of this Agreement.

9.20.   Payment of Insurance Premiums. Agent shall apply the proceeds of each advance made by Owner under Sections 4, 5, 6 and 7 of this Agreement for payment in full of all amounts due and owing (if any) with respect to obtaining and maintaining all insurance policies required by the provisions of paragraph (a) of subsection 9.3 hereof such that all of the insurance required by subsection 9.3 hereof is in full force and effect for the entire term of this Agreement.

9.21.   Delivery of Replacement MOU Agreement. Agent shall deliver to Owner and Assignee on or prior to the date that is ninety (90) days from the date of this Agreement, a fully executed and complete copy of the Replacement MOU Agreement, in form and substance reasonably satisfactory to Owner and Assignee. For purposes of this Section 9.21, the following procedures shall apply. Agent shall deliver to counsel for Owner and counsel for the Note Purchasers (as defined in the Collateral Indenture) a proposed form of Replacement MOU Agreement on or prior to the date that is 45 days after the date of this Agreement, which proposed form shall be reviewed and commented upon by such counsel. On or prior to the date that is 90 days after the date of this Agreement, Agent shall deliver to the Owner and the Assignee, a fully executed and complete copy of the Replacement MOU Agreement, which Replacement MOU Agreement shall be reasonably satisfactory to the Owner and the Assignee in form and substance. Upon receipt of the Replacement MOU Agreement, the Owner shall request that the Assignee obtain the approval of such Replacement MOU Agreement by the Majority Holders in accordance with Section 4 of the Collateral Indenture.

SECTION 10.   NEGATIVE COVENANTS

Agent hereby agrees that, so long as this Agreement remains in effect, Agent shall not directly or indirectly:

10.1.   Changes in Plans. (a) Modify or supplement the Plans without the prior written consent of Owner and Assignee and (if required) of all Governmental Authorities which previously have approved the matters to be changed or (b) issue, direct, authorize, consent to or permit to be effective any change order under the EPC Contract that, in the case of (a) or (b) above, could reasonably be expected to have a material adverse effect on the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, without the prior written consent of Owner and Assignee.

10.2.   Prohibition of Fundamental Changes. Consolidate with or merge into any other Person except as set forth in Section 25 of the Lease, provided that the term "Owner" shall substitute for the term "the Lessor" and the term "Agent" shall substitute for the term "the Lessee".

10.3.   Assignment of Obligations. Assign any of its obligations hereunder to any other party.

10.4.   Project Contracts; Construction Documents. (a) Create, incur, assume or permit to exist any Lien (other than the Lien of the Pledge Agreement or any Permitted Lien) upon Agent's rights with respect to any Project Contract or Construction Document, or sell or assign Agent's interest in any Project Contract or Construction Document, other than as permitted pursuant to a Financing Arrangement and the Pledge Agreement, or (b) without the prior written consent of Owner and Assignee, terminate any Project Contract or Construction Document (except for the expiration of the EPC Contract in accordance with its terms) or amend, modify, supplement, restate, replace, grant any consent under, or grant or request any waiver pursuant to any Project Contract or Construction Document (other than change orders under the EPC Contract, in the manner and to the extent permitted under subsection 10.1 hereof, and any amendment, modification, supplement, restatement, consent or waiver which could not reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts).

10.5.   Agent's Business. Construct or operate any generation facility that is not subject to the terms of this Agreement or the Lease, or enter into any business other than (a) as contemplated by the terms of the Construction Documents and the Project Contracts, (b) the leasing and financing of the Project pursuant to the Lease, the Lessee Note and the documents incidental thereto, (c) the constructing, operating, maintaining, repairing and equipping of the Project as agent of Owner pursuant to this Agreement, and (d) matters incidental to the performance of its obligations under clauses (a), (b) and (c) of this sentence. Agent will not enter into any contract other than those contracts (A) contemplated by this Agreement or (B) in connection with matters contemplated by the foregoing clauses (a), (b), (c) and (d); provided that (i) to the extent that such assignment is permitted by the terms and conditions of each applicable contract (and Agent hereby acknowledges that it shall use commercially reasonable efforts to secure terms and conditions permitting such assignment in all contracts applicable to the Project), Agent shall collaterally assign to Owner all of Agent's right, title and interest in such contracts pursuant to the Pledge Agreement, and (ii) if such contract could reasonably be expected to cause the Project Costs to exceed the Budget or to materially and adversely affect the performance of the General Contractor's obligations under the EPC Contract (including, without limitation, by providing a potential basis for a change order or a force majeure delay or similar relief thereunder), Agent shall be required to obtain the consent of Owner and Assignee to such contract prior to its execution of such contract, which consent shall not be unreasonably withheld.

10.6.   No Liens. Agent shall not, without the prior written consent of Owner, create, incur, assume or permit to exist any Lien upon the Project or create any Lien upon the Premises other than Permitted Liens.

10.7.   Unreimbursable Costs. Agent shall not incur or take on any obligation to pay or discharge any Unreimbursable Costs, or seek reimbursement from Owner pursuant to Section 5, 6 or 7 hereof of any Unreimbursable Costs.

SECTION 11.   EVENTS OF DEFAULT AND EVENTS OF
PROJECT TERMINATION

11.1.   Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)   Involuntary Bankruptcy, Etc. The entry of a decree or order for relief in respect of Agent by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Agent or of any substantial part of Agent's property, or ordering the winding up or liquidation of Agent's affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and such decree or order remains unstayed and in effect for sixty (60) consecutive days; or the commencement against Agent of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days.

(b)   Voluntary Bankruptcy, Etc. Agent's insolvency (however evidenced), or Agent's admission of insolvency or bankruptcy, or the commencement by Agent of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by Agent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Agent or of any substantial part of Agent's property, or the making by Agent of an assignment for the benefit of creditors, or the failure of Agent generally to pay its debts as such debts become due, or the taking of corporate action by Agent or the Guarantor in furtherance of any such action.

(c)   Environmental Matters. The occurrence of any event or circumstance relating to Environmental Matters that (A) has arisen directly or indirectly from Agent's actions or failures to act or from any actions or failures to act on the part of any contractors or subcontractors of Agent and (B) has had or will have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

(d)   Other Events. Any of the events referred to in subsection 11.3 hereof shall occur as a result of any direct or indirect fraudulent act, illegal act, misapplication of funds or willful misconduct on the part of Agent or any Person directly or indirectly controlling Agent or under the direct or indirect control of Agent.

(e)   Other Defaults. Agent, or any Person under the direct or indirect control of Agent, shall, directly or indirectly, misapply funds relating to any advance hereunder in violation of the terms of this Agreement, including, without limitation, Agent's failure to comply with the covenant contained in subsection 9.20 hereof.

11.2.   Owner's Rights upon an Event of Default.

(a)   Upon the occurrence and continuation of any Event of Default, Owner may in its discretion declare this Agreement to be in default and do any one or more of the following (subject to the provisions of paragraphs (a) and (d) of Section 14 of this Agreement):

   (i)   terminate this Agreement and/or Owner's obligations to make any further advances hereunder;

   (ii)   take immediate possession of the Project and remove any equipment or property of Owner in the possession of Agent, wherever situated, and for such purpose, enter upon the Premises without liability to Agent for so doing;

   (iii)   whether or not any action has been taken under clause (i) or (ii) above, sell Owner's interest in the Project (with or without the concurrence or request of Agent);

   (iv)    hold, use, occupy, operate, repair, remove, lease, sublease or keep idle the Project as Owner in its sole discretion may determine, without any duty to mitigate damages with respect to any such action or inaction or with respect to any proceeds thereof; and

   (v)   exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages provided for in this subsection 11.2.

(b)   Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by Owner from time to time at Owner's election, and nothing herein contained shall be deemed to require Owner to await the date whereon this Agreement or the term hereof would have expired by limitation had there been no such default by Agent or no such termination or cancellation.

(c)   The receipt of any payments under this Agreement by Owner with knowledge of any breach of this Agreement by Agent or of any default by Agent in the performance of any of the terms, covenants or conditions of this Agreement, shall not be deemed to be a waiver of any provision of this Agreement.

(d)   No receipt of moneys by Owner from Agent after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend this Agreement, or operate as a waiver of the right of Owner to recover possession of the Project by proper suit, action, proceedings or remedy or operate as a waiver of the right to receive any and all amounts owing by Agent to or on behalf of Owner hereunder; it being agreed that, after the service of notice to terminate or cancel this Agreement, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of any suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Project, Owner may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment. Acceptance of the keys to the Project, or any similar act, by Owner, or any agent or employee of Owner, during the term hereof, shall not be deemed to be an acceptance of a surrender of the Project unless Owner and Assignee shall consent thereto in writing.

(e)   After any Event of Default, Agent shall be liable for, and Owner may recover from Agent, (i) all of Owner's obligations, costs and expenses incurred in connection with its obligations under this Agreement and for which Owner may demand payment or reimbursement pursuant to subsection 9.5 hereof (including any such costs and expenses arising after taking into account the application under the Financing Arrangements of any payments made under this subsection 11.2), (ii) all amounts payable pursuant to Section 12 hereof, and (iii) all costs and expenses (including, without limitation, attorneys' fees and expenses incurred by Owner and Assignee in connection with the exercise of their remedies hereunder, filing fees and sales or transfer taxes and all costs and expenses related to (x) the conduct of investigations, studies, sampling and/or testing of the Premises and (y) the taking of any action, including, without limitation, any remedial measures or other corrective action with respect to the Premises) sustained by Owner by reason of such Event of Default and the exercise of Owner's remedies with respect thereto, including, without limitation, in the event of a sale by Owner of its interest in the Project pursuant to this subsection 11.2, all costs and expenses associated with such sale. The amounts payable in clauses (i) through (iii) above are hereinafter sometimes referred to as the "Accrued Default Obligations".

(f)   After an Event of Default, Owner may sell its interest in the Project upon any terms that Owner deems satisfactory, free of any rights of Agent or any Person claiming through or under Agent (including, without limitation, any rights hereunder or under the Lease, the Construction Documents or the Project Contracts). In the event of any such sale, in addition to the Accrued Default Obligations, Owner shall be entitled to recover from Agent, as liquidated damages and not as a penalty, an amount equal to the Acquisition Cost, minus the proceeds of such sale received by Owner. Proceeds of sale received by Owner in excess of the Acquisition Cost shall be applied first, to the Accrued Default Obligations, second, to reimburse Agent for all Unreimbursed Project Costs, third, to satisfy all Unrecovered Liabilities and Judgments, and fourth, in payment to Agent; provided, however, that Agent shall remain liable from proceeds received pursuant to clause fourth above for any Unrecovered Liabilities and Judgments that arise after the payment of such proceeds to Agent to the extent such Unrecovered Liabilities and Judgments arise from or relate to acts or omissions occurring, or circumstances or conditions created or existing at any time as of or prior to the expiration or termination of this Agreement.

(g)   In the event of a sale pursuant to this subsection 11.2, upon receipt by Owner of the amounts payable hereunder and under the Lessee Note, Owner shall transfer all of Owner's right, title and interest in and to the Project to a purchaser other than Agent or to Agent, as the case may be.

(h)   As an alternative to any such sale, or if Agent converts the Project after an Event of Default, or if the Project is lost or destroyed at the time of or during the continuance of an Event of Default, in addition to the Accrued Default Obligations, Owner may cause Agent to pay to Owner, and Agent shall pay to Owner, as liquidated damages and not as a penalty, an amount equal to the Acquisition Cost plus an additional amount equal to 1.75% of the Acquisition Cost. In the event Owner receives payment of the Acquisition Cost plus an additional amount equal to 1.75% of the Acquisition Cost and the Accrued Default Obligations, Owner shall transfer all of Owner's right, title and interest in and to the Project, including without limitation, the delivery of the documents contemplated in Section 14 below, to Agent.

(i)   In the event Owner does not receive payment of an amount equal to the Acquisition Cost plus an additional amount equal to 1.75% of the Acquisition Cost, plus the Accrued Default Obligations, then, in addition to Owner's other rights in this subsection 11.2, Agent shall upon Owner's request (i) assign to Owner (or to an assignee designated by Owner or Assignee), at no cost, all right, title and interest of Agent in, to and under all Governmental Actions and Intellectual Property Rights needed for the equipping, maintenance, operation or use of the Project and obtained and held by Agent at that time, (ii) assign to Owner (or to a foreclosure purchaser designated by Owner or Assignee), at no cost, all right, title and interest of Agent in, to and under the Construction Documents and the Project Contracts, and in the event any additional consent of any party to a Construction Document or Project Contract is required as a precondition thereunder to an assignment to any other third party assignee designated by Owner or Assignee, use its best efforts to obtain any such required consent to such proposed non-foreclosure assignment and assumption of the Construction Documents and the Project Contracts, and (iii) assign to Owner, at no cost, all right, title and interest of Agent in, to and under all service agreements in existence at the time of such sale and transferable by Agent and easements available to Agent and transferable by Agent in connection with the equipping, maintenance, operation or use of the Project. Agent acknowledges that it would be difficult to ascertain the value to Owner of Agent's agreement to assign, transfer or have reissued to Owner such Governmental Actions and Intellectual Property Rights, to assign such Construction Documents and Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to Owner such service agreements and easements or to adequately compensate Owner by an award of damages for Agent's failure to assign to Owner such Governmental Actions and Intellectual Property Rights, to assign such Construction Documents and Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to Owner such service agreements and easements, and that therefore Owner would not have an adequate remedy at law for breach by Agent of its agreement hereunder to Owner. Accordingly, Agent acknowledges that Owner shall be entitled to obtain specific performance of Agent's obligation to assign to Owner such Governmental Actions and Intellectual Property Rights, to obtain such consents to such assignment, and to assign to Owner the service agreements and easements. In the event Agent fails to obtain any consents required in clause (ii) of the third preceding sentence, at the request of Owner or such purchaser, as the case may be, Agent shall agree to (1) at the expense of such purchaser or Owner, as the case may be, continue to perform under and maintain in full force and effect the Construction Documents and the Project Contracts and pay all sums received under the Construction Documents and the Project Contracts to such third party or Owner, as the case may be, (2) at the expense of such third party or Owner, as the case may be, and subject to receipt of indemnification reasonably acceptable to Agent, take all actions requested by such third party or Owner, as the case may be, with respect to such Construction Documents and Project Contracts (including all actions with respect to the enforcement of Agent's rights and remedies under such Construction Documents and Project Contracts), and (3) not amend, modify, supplement, waive a provision of, grant any consent under or terminate any such Construction Document or Project Contract without the prior written consent of such third party or Owner, as the case may be.

(j)   No remedy referred to in this subsection 11.2 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Owner at law or in equity, and the exercise in whole or in part by Owner of any one or more of such remedies shall not preclude the simultaneous or later exercise by Owner of any or all such other remedies. No waiver by Owner of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

(k)   With respect to the termination of this Agreement as a result of an Event of Default, Agent hereby waives service or any notice or intention to re-enter. To the extent permitted by applicable law, Agent hereby waives any and all rights to recover or regain possession of the Project or to reinstate this Agreement as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

11.3.   Events of Project Termination. The occurrence of any one or more of the following (which does not constitute an Event of Default) shall constitute an Event of Project Termination:

(a)   Failure to Complete. If as of the close of business on the Completion Date, Substantial Completion has not occurred as herein provided.

(b)   Failure to Make Payments. Failure of Agent to pay amounts due to Owner at the time of any scheduled sale of the Project hereunder or upon any date of purchase or termination of the Project as contemplated herein under subsection 11.2, 11.4 (including, without limitation, failure to pay the Loss Payment when due) or Section 14 hereof, or failure of Agent to pay any other amount due hereunder within ten (10) days from demand for such payment.

(c)   Other Defaults. Agent shall default in the performance or observance of any other term, covenant, condition or obligation contained in this Agreement (other than a default arising under subsection 9.20 hereof which is an Event of Default under paragraph (e) of subsection 11.1 of this Agreement) and, in the case of such default (other than a default arising under subsection 9.3, 9.6(a)(ii), 9.6(a)(iii), 9.7, 9.16 or 9.18 hereof, each of which shall not be subject to any grace period, or as otherwise provided in this subsection 11.3), such default shall continue for thirty (30) days after the earlier of the date (i) Agent becomes aware of such default or (ii) written notice shall have been given to Agent by Owner or Assignee specifying such default and requiring such default to be remedied; provided, that if such default is of a nature that it is not capable of being cured by the payment of money or cannot with due diligence be cured within such thirty (30) day period, and if Agent shall have diligently commenced curing such default and proceeds diligently and in good faith thereafter to complete curing such default, then the time within which such default may be cured shall be extended for such period (not to exceed ninety (90) days) as is necessary to cure such default.

(d)   Defaults under Construction Documents. Any default by Agent shall occur under any of the Construction Documents (A) which could reasonably be expected to have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts and (B) any required notice shall have been given and any applicable grace period shall have expired.

(e)   Negative Covenants. Agent shall default in the performance or observance of any agreement, covenant or condition contained in Section 10 hereof.

(f)   Misrepresentations. Any representation or warranty made by Agent in this Agreement or in any Consent or which is contained in any certificate furnished under or in connection with this Agreement shall prove to have been false, misleading or inaccurate in any material respect on or as of the date made or deemed made.

(g)   Declaration of Obligations. A default or event of default by Agent shall occur, the effect of which is that the holder or holders of any Indebtedness of Agent having a then outstanding principal balance in excess of $25,000,000, causes or declares any of such Indebtedness to become due prior to its stated maturity under the provisions of any agreement or agreements pursuant to which such Indebtedness was created.

(h)   Payment of Obligations. Agent shall default in any payment of principal of or interest on any Indebtedness of Agent having a then outstanding principal balance in excess of $25,000,000, beyond the period of grace, if any, under the provisions of any instrument or instruments or agreement or agreements pursuant to which such Indebtedness was created.

(i)   Undischarged Judgments. Final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against Agent by any court of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) days, during which execution of such judgment or judgments shall not be effectively stayed.

(j)   The Guaranty. (i) The Guaranty ceases to be in full force and effect prior to the termination thereof in accordance with its terms or the Guarantor asserts that the Guaranty is not in full force and effect, or (ii) an Event of Default (as defined in the Guaranty) shall occur under the Guaranty.

(k)   Guarantor Representations. Any representation or warranty made by the Guarantor in the Guaranty or in any certificate furnished under or in connection with the Guaranty or this Agreement shall prove to have been false, misleading or inaccurate in any material respect on or as of the date made or deemed made.

(l)   Event of Loss. An Event of Loss shall occur as a result of Agent's actions or failure to act and Agent shall fail to demonstrate to the reasonable satisfaction of Owner and Assignee that Substantial Completion of the Project will occur on or before the Completion Date.

(m)   The Pledge Agreement. (i) The Pledge Agreement ceases to be in full force and effect, (ii) Agent defaults in the performance of any obligation or covenant contained in the Pledge Agreement, any required notice of such default shall have been given, and any applicable grace period shall have expired, or (iii) the representation contained in the second and third sentences of subsection 8.20 shall at any time become untrue in any material respect and, in the case of clause (iii) above, such default shall continue for five (5) days after the earlier of the date (x) Agent becomes aware that such representation is untrue or (y) written notice shall have been given to Agent by Owner or Assignee specifying that such representation is untrue.

(n)   The Lessee Note. (i) The Lessee Note ceases to be in full force and effect, or (ii) Agent defaults in the due and punctual payment of any amount due under the Lessee Note.

(o)   Environmental Matters. The occurrence of any event or circumstance relating to Environmental Matters (other than any event or circumstance described in paragraph (c) of subsection 11.1 hereof) that has had or will have a material adverse effect on (i) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (ii) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (iii) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

(p)   Termination Event. (i) A Termination Event shall have occurred and (ii) such Termination Event shall not be waived by Owner and the Majority Holders within ten (10) Business Days after a written request for such waiver has been made to Owner and Assignee by Agent or the Guarantor (the occurrence of (i) and (ii) above being a "Termination Event Trigger").

11.4.   Owner's Rights upon Event of Project Termination. (a)   Upon the occurrence and continuation of any Event of Project Termination, Owner may do any one or more of the following (subject to the provisions of paragraph (c) of Section 14 of this Agreement):

   (i)   terminate this Agreement and/or Owner's obligations to make any further advances hereunder;

   (ii)   take immediate possession of the Project and remove any or all other equipment or property of Owner in the possession of Agent, wherever situated, and for such purpose, enter upon the Premises without liability to Agent for so doing;

   (iii)   whether or not any action has been taken under clause (i) or (ii) above, sell Owner's interest in the Project (with or without the concurrence or request of Agent);

   (iv)   hold, use, occupy, operate, repair, remove, lease or keep idle the Project as Owner in its sole discretion may determine, without any duty to mitigate damages with respect to any such action or inaction or with respect to any proceeds thereof; and

   (v)   exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages provided for in this subsection 11.4 hereof.

(b)   Suit or suits for the recovery of any failure to pay any sum due hereunder or for damages may be brought by Owner from time to time at Owner's election, and nothing herein contained shall be deemed to require Owner to await the date whereon this Agreement or the term hereof would have expired by limitation had there been no such Event of Project Termination or no such termination or cancellation.

(c)   The receipt of any payments under this Agreement by Owner with knowledge of any Event of Project Termination shall not be deemed to be a waiver of any provision of this Agreement.

(d)   No receipt of moneys by Owner from Agent after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend this Agreement, or operate as a waiver of the right of Owner to recover possession of the Project by proper suit, action, proceedings or remedy or operate as a waiver of the right to receive any and all amounts owing by Agent to or on behalf of Owner hereunder; it being agreed that, after the service of notice to terminate or cancel this Agreement, and the expiration of the time therein specified, if the Event of Project Termination has not been cured in the meantime, or after the commencement of any suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Project, Owner may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment. Acceptance of the keys to the Project, or any similar act, by Owner, or any agent or employee of Owner, during the term hereof, shall not be deemed to be an acceptance of a surrender of the Project unless Owner and Assignee shall consent thereto in writing.

(e)   After any Event of Project Termination, Agent shall be liable for, and Owner may recover from Agent, (i) an amount equal to 89.9% of the sum of Owner's obligations, costs and expenses that are capitalizable into the basis of the Project in accordance with GAAP incurred in connection with its obligations under this Agreement and for which such obligations, costs and expenses Owner may demand payment or reimbursement pursuant to subsection 9.5 hereof (including any such costs and expenses arising after taking into account the application under the Financing Arrangements of any payments made under this subsection 11.4) and (ii) all amounts payable pursuant to Section 12 hereof. The amounts payable in clauses (i) and (ii) above are hereinafter sometimes referred to as the "Accrued Project Termination Obligations".

(f)   After an Event of Project Termination, in addition to the Accrued Project Termination Obligations, Owner shall be entitled to recover from Agent and Agent shall pay to Owner upon the occurrence of such Event of Project Termination, as liquidated damages and not as a penalty, an amount equal to the Loss Payment, which Owner shall use to pay all Financing Costs (other than any Return on Equity Capital) and any other amounts (including, without limitation, any make-whole payments) due with respect to any Financing Arrangement.

(g)   After an Event of Project Termination, Agent shall be required for a period of nine (9) months (the "Marketing Period") to use its best efforts commencing on the date of the Event of Project Termination to seek on behalf of Owner bona fide arm's length bids for the Project at the maximum possible purchase price from prospective purchasers who are financially capable of purchasing the Project for cash, on an as-is, non-installment sale basis, without warranty by, or recourse to, Owner, but free of Owner Liens. Agent shall notify Owner of the amount of each such bid, and the name and address of the party submitting such bid. In the event Owner receives a bid for the Project from such a prospective purchaser during the Marketing Period, Owner may arrange with Agent, at Owner's sole discretion, for a sale to be made to such purchaser prior to the end of the Marketing Period; provided, that if Owner does not receive any bona fide arm's length bids for the Project during the Marketing Period, the value of the Project shall be deemed to be zero and Owner shall have no further obligation to Agent under this Agreement, including, without limitation, under this subsection 11.4; and provided, further, that if Owner receives any such bona fide arm's length bids during the Marketing Period, and Owner elects not to sell the Project during the Marketing Period, a sale of the Project shall be deemed to have occurred for purposes of this subsection 11.4, the sales proceeds shall be deemed to equal the highest amount of all such bids and Owner shall have all the obligations with respect to such sales proceeds that are described in this subsection 11.4 as if such a sale had occurred. Upon the expiration of the Marketing Period, Owner may sell its interest in the Project upon any terms that Owner deems satisfactory, free of any rights of Agent or any Person claiming through or under Agent (including, without limitation, any rights hereunder or under the Lease, the Construction Documents or the Project Contracts).

(h)   In the event of a sale (or deemed sale) pursuant to paragraph (g) above, upon receipt by Owner of the amounts payable hereunder and under the Lessee Note, Owner shall transfer all of Owner's right, title and interest in and to the Project to a purchaser other than Agent or to Agent, as the case may be, and the sales proceeds (or cash equal to the deemed sales proceeds) from any such sale (or deemed sale) in excess of the sum of the Accrued Project Termination Obligations and the Unrecovered Termination Costs shall be disbursed by Owner on the earlier to occur of (i) the date of an actual sale pursuant to paragraph (g) above or (ii) at the end of the Marketing Period, as follows:

first, to pay all transfer taxes, transfer gains taxes, mortgage recording taxes, recording and filing fees, and all other similar taxes, fees, expenses and closing costs (including reasonable attorney fees) in connection with the conveyance of the Project to the purchaser;

second, to the extent any amounts remain outstanding after application of the Loss Payment pursuant to paragraph (f) above, to pay any Financing Costs (other than any Return on Equity Capital) and any other amounts (including, without limitation, any make-whole payments) due with respect to any Financing Arrangement;

third, to pay all amounts due to Merrill Leasing under the Reimbursement Agreement;

fourth, to reimburse any construction contractors and all other general creditors for all amounts due and owing to such construction contractors or such general creditors and not paid by Owner in connection with the acquisition and construction of the Project, provided such construction contractors or such general creditors deliver evidence reasonably satisfactory to Owner of such amounts; and

fifth, to reimburse Owner and the equity investors in Owner for all Return on Equity Capital, unpaid distributions and accrued dividends due and owing Owner and such equity investors and all fees due and owing to Owner's general partner under its partnership agreement.

The balance of such excess sales proceeds received by Owner from the sale of the Project shall be disbursed by Owner in the following order: (1) to Agent in an amount not to exceed the Loss Payment, (2) to reimburse all parties that have incurred Unrecovered Liabilities and Judgments, and (3) to Agent in an amount equal to all remaining proceeds; provided, that any amounts received by Agent pursuant to this clause (3) shall be owed by Agent to any Indemnified Person for any Unrecovered Liabilities and Judgments that arise after the payment of such excess proceeds to the extent such Unrecovered Liabilities and Judgments arise from or relate to acts or omissions occurring, or circumstances or conditions created or existing, at any time as of or prior to the expiration or termination of this Agreement.

(i)   If (i) the Project is converted, lost or destroyed by Agent after an Event of Project Termination as a result of any direct or indirect fraudulent act, illegal act, misapplication of funds or willful misconduct on the part of Agent or any Person under the direct or indirect control of Agent, or (ii) Agent shall fail to comply with the provisions of subsection 9.18 hereof or shall fail to satisfy each of the Loss Payment Requirements after an Event of Project Termination, in addition to the Accrued Project Termination Obligations, Owner may cause Agent to pay to Owner, and Agent shall pay to Owner, as liquidated damages and not as a penalty, an amount equal to the Acquisition Cost (net of any Loss Payment previously paid hereunder), plus an additional amount equal to 1.75% of the Acquisition Cost.

(j)   In the event Owner receives payment of the Acquisition Cost plus an additional amount equal to 1.75% of the Acquisition Cost, the Accrued Project Termination Obligations and all amounts described in clause (B) and (C) of the definition of Unrecovered Termination Costs, Owner shall transfer all of Owner's right, title and interest in and to the Project, including, without limitation, the delivery of the documents contemplated in Section 14 below, to Agent.

(k)   In the event Owner does not receive payment of an amount equal to the Acquisition Cost plus an additional amount equal to 1.75% of the Acquisition Cost, and the Accrued Project Termination Obligations and all amounts described in clause (B) and (C) of the definition of Unrecovered Termination Costs, then, in addition to Owner's other rights in this subsection 11.4, Agent shall upon Owner's request (i) assign to Owner (or to an assignee designated by Owner or Assignee), at no cost to Owner, Assignee or their respective designees, all right, title and interest of Agent in, to and under all Governmental Actions and Intellectual Property Rights (in each case to the extent assignable) needed for the equipping, maintenance, operation or use of the Project and obtained and held by Agent at that time, (ii) assign to Owner (or to a foreclosure purchaser designated by Owner or Assignee), at no cost to Owner, Assignee or their respective designees, all right, title and interest of Agent in, to and under the Construction Documents and the Project Contracts (in each case to the extent assignable), and in the event any additional consent of any party to a Construction Document or a Project Contract is required as a precondition thereunder to an assignment to any other third party assignee designated by Owner or Assignee, and use its best efforts to obtain any such required consent to such proposed non-foreclosure assignment and assumption of the Construction Documents and the Project Contracts, and (iii) assign to Owner (to the extent assignable), at no cost to Owner, Assignee or their respective designees, all right, title and interest of Agent in, to and under all service agreements in existence at the time of such sale and easements available to Agent in connection with the equipping, maintenance, operation or use of the Project. Agent acknowledges that it would be difficult to ascertain the value to Owner of Agent's agreement to assign, transfer or have reissued to Owner such Governmental Actions and Intellectual Property Rights, to assign such Construction Documents and Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to Owner such service agreements and easements or to adequately compensate Owner by an award of damages for Agent's failure to assign to Owner such Governmental Actions and Intellectual Property Rights, to assign such Construction Documents and Project Contracts (and, if necessary, to obtain such consents to such assignment) and to assign to Owner such service agreements and easements, and that therefore Owner would not have an adequate remedy at law for breach by Agent of its agreement hereunder to Owner. Accordingly, Agent acknowledges that Owner shall be entitled to obtain specific performance of Agent's obligation to assign to Owner such Governmental Actions and Intellectual Property Rights, to obtain such consents to such assignment, and to assign to Owner the service agreements and easements. In the event Agent fails to obtain any consents required in clause (ii) of the third preceding sentence, at the request of Owner or such purchaser, as the case may be, Agent shall agree to (A) at the expense of such purchaser or Owner, as the case may be, continue to perform under and maintain in full force and effect the Construction Documents and the Project Contracts and pay all sums received under the Construction Documents and the Project Contracts to such third party or Owner, as the case may be, (B) at the expense of such third party or Owner, as the case may be, and subject to receipt of indemnification reasonably acceptable to Agent, take all actions requested by such third party or Owner, as the case may be, with respect to such Construction Documents and Project Contracts (including all actions with respect to the enforcement of Agent's rights and remedies under such Construction Documents and Project Contracts), and (C) not amend, modify, supplement, waive a provision of, grant any consent under or terminate any such Construction Documents and Project Contracts, without the prior written consent of such third party or Owner, as the case may be.

(l)   No remedy referred to in this subsection 11.4 is intended to be exclusive, but each shall be cumulative and in addition to any other right referred to above or otherwise available to Owner at law or in equity, and the exercise in whole or in part by Owner of any one or more of such rights shall not preclude the simultaneous or later exercise by Owner of any or all such other rights. No waiver by Owner of any Event of Project Termination hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Project Termination.

(m)   With respect to the termination of this Agreement as a result of an Event of Project Termination, to the extent permitted by applicable law, Agent hereby waives any and all rights to recover or regain possession of the Project or to reinstate this Agreement as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

SECTION 12.   INDEMNITIES

(a)   Except as otherwise provided in paragraph (f) of this Section 12, Agent shall indemnify, defend, protect and hold harmless Owner and each successor or successors (each of the foregoing an "Indemnified Person") from and against any and all liabilities (including, without limitation, Environmental Damages and strict liability in tort), taxes, losses, obligations, claims (including, without limitation, Environmental Damages and strict liability in tort), damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys', experts', consultants' and accountants' fees and expenses) or judgments of any nature relating to or in any way arising out of:

   (i)   the ordering, delivery, acquisition, purchase agreement for the acquisition, construction, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by Agent of title and registration documents, use, non-use, misuse, financing, lease, sublease, lease under the Ground Lease, security interest in, operation, transportation, securing, repair, control, leasehold interest in the Premises or disposition of the Project or any portion thereof;

   (i)   the Construction Documents, the Project Contracts or the Easements;

   (ii)   any of the claims, liabilities, demands, fees, taxes, violations of contract, or any other matter or situation described in or contemplated by the indemnification provisions of subparagraphs (a) and (b) of Section 11 of the Lease, except that this Agreement shall substitute the terms "Owner" for "the Lessor", "Agent" for "the Lessee, and "this Agreement" for "this Lease", as the context shall require and the term "Acquisition Cost" for purposes of this Section 12 shall mean Acquisition Cost as defined in this Agreement;

   (iii)   any breach of a representation, warranty or covenant made herein by Agent or which is contained in any certificate furnished by or on behalf of Agent under or in connection with this Agreement; and

   (iv)   any default in the performance or observance of any term, covenant, condition or obligation imposed upon Agent which is contained in this Agreement or any failure to comply with any term, covenant, condition or obligation imposed upon Agent which is contained in the Ground Lease, the Construction Documents, or any other Project Contract;

   provided, that Agent shall only have to indemnify such Indemnified Person for the matters described in this paragraph (a) to the extent caused directly or indirectly by, or resulting directly or indirectly from, Agent's actions or failure to act while in possession or control of the Premises or the Project. Agent and Owner hereby acknowledge and agree that, (A) as used in this Section 12, "Agent's actions or failure to act while in possession or control of the Premises or the Project" include any action or failure to act on the part of any contractors or subcontractors of Agent or any other Person permitted by Agent to enter upon the Premises, provided that, for purposes of this Section 12, Agent shall be deemed to be in possession and control of the Premises and Project as long as this Agreement is in effect, (B) Agent shall not be required to indemnify Owner under this Section 12 for Agent's failure to complete construction of the Project by the Completion Date (including any amount which could be considered to be or result from a failure to complete construction of the Project by the Completion Date, as determined by an independent arbiter or court of law), and (C) Agent shall not be required to indemnify Owner under this Section 12 to the extent that such amount would be excluded from Agent's indemnity under paragraph (b) of Section 11 of the Lease.

(b)   Without in any way limiting the generality of the foregoing paragraph (a), it is agreed that Agent shall also indemnify and hold harmless Owner and any successor or successors from and against all Environmental Damages of any nature relating to or in any way arising out of noncompliance with any applicable Environmental Requirements by Agent or otherwise with respect to the Premises or the Project, notwithstanding the fact that such noncompliance may be disclosed in the Environmental Report or on Schedule 8.27 hereto.

(c)   In addition to Agent's obligations set forth in the foregoing paragraph (b), Agent shall indemnify, defend, protect and hold harmless Owner, each general and limited partner of Owner, Merrill, Merrill Lynch, Merrill Leasing, each Assignee and their respective assigns and successors and each Affiliate thereof, and their respective officers, directors, incorporators, shareholders, partners, employees, agents and servants from and against any and all Environmental Damages relating to or in any way arising out of the Project arising from or relating to acts or omissions occurring, or circumstances or conditions created or existing, at any time as of or prior to August 11, 2000.

(d)   The indemnification required under this Section 12 shall be upon the terms provided in the paragraphs of Section 11 of the Lease following paragraph (b) thereof, except that (w) this Agreement shall substitute the terms in the same manner as described in subparagraph (a)(iii) above, (x) all references to "Indemnified Person" in the Lease shall mean any Person entitled to indemnity under this Section 12, (y) all references to "on or after the Effective Date" in the Lease shall mean "on or after the date of this Agreement", and (z) there shall be no duplication with respect to the indemnities provided hereunder and thereunder.

(e)   The indemnities contained in this Section 12 shall survive and not be affected by any expiration or termination of this Agreement.

(f)   Any indemnity claim under this Section 12 shall be construed as an indemnity only and shall not be (1) construed as a guaranty of the residual value of the Project beyond the Loss Payment or (2) the basis for the recovery of the Acquisition Cost or any of Owner's unpaid principal, interest, distributions or return of capital, as applicable, to any of Owner's lenders or equity investors.

SECTION 13.   LEASEHOLD INTEREST

(a)   The provisions of paragraphs (a) and (b) of Section 28 of the Lease shall govern the Ground Lease hereunder, except this Agreement shall substitute the terms "Owner" for "the Lessor" and "Agent" for "the Lessee" and "Section 13" for "Section 28".

SECTION 14.   PURCHASE OF THE PROJECT

(a)   Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms and conditions of this Section 14, (i) at any time during the term of this Agreement, Agent (or the Guarantor as its designee) shall have the right, upon thirty (30) days' written notice to Owner, to purchase the Project at a price equal to the Acquisition Cost and (ii) during the continuance of an Event of Default or Event of Project Termination and upon the written request of Agent, which must be received by Owner not later than the later of (A) thirty (30) days following the occurrence of such Event of Default or Event of Project Termination, as the case may be, and (B) the date Owner or Assignee has delivered a notice to Agent that it has identified a proposed purchaser for the Project, Agent (or the Guarantor as its designee) shall have the right, not later than thirty (30) Business Days after Owner's timely receipt of such request, to purchase the Project at a price equal to its Acquisition Cost; provided, however, that if negotiations between Owner and the purchaser identified by Owner terminate and Owner has not identified another proposed purchaser, Agent (or the Guarantor as its designee) may thereafter exercise its purchase option under this paragraph (a) until such time as Owner or Assignee delivers a notice to Agent that it has identified a new proposed purchaser for the Project; provided further, however, that the purchase option contained in this paragraph (a) shall only be available to Agent if (x) in the reasonable judgment of counsel to Owner and Assignee, the purchase price and all other amounts paid by Agent will not in the circumstances in which such payment is made constitute a preferential payment or a voidable transfer or otherwise be subject to recapture pursuant to the provisions of the Federal Bankruptcy Code in a bankruptcy proceeding by or against Agent and will not otherwise result in the payment being subject to recapture from Owner or (y) the Guarantor has provided a guaranty of the payment of such purchase price and all other amounts required to be paid by Agent hereunder, which guaranty shall be in form and substance substantially similar to the Guaranty.

(b)   In connection with, and as a condition to, the purchase of the Project pursuant to this Section 14, on the date upon which such purchase occurs, (1) Agent shall pay to Owner an amount equal to the Acquisition Cost, plus all other amounts payable by Agent under this Agreement, including, without limitation, (i) all Accrued Default Obligations in the case of an Event of Default, or Accrued Project Termination Obligations in the case of an Event of Project Termination (in each case, after taking into account the application under the Financing Arrangements of such purchase price and other payments made hereunder), (ii) an amount equal to 1.75% of the Acquisition Cost in the case of (x) an Event of Default or (y) the events described in paragraph (i) of subsection 11.4 hereof, or an amount equal to all Unrecovered Liabilities and Judgments in the case of an Event of Project Termination (other than the events described in clause (y) above) and in all other cases, (iii) all amounts described in clause (C) of the definition of Unrecovered Termination Costs, and (iv) all transfer taxes, transfer gains taxes, mortgage recording taxes, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorney's fees) in connection with the conveyance of the Project to Agent and all other amounts owing hereunder as of the date of such purchase, and (2) when Owner transfers title, such transfer shall be of all of Owner's right, title and interest in and to the Project, but on an as-is, non-installment sale basis, without warranty by, or recourse to, Owner (but free of Owner Liens) and in accordance with the applicable provisions of this Section 14.

(c)   In addition to the Acquisition Cost plus all other amounts payable pursuant to paragraph (b) above, Agent shall pay at the time of purchase all other amounts payable by Agent under this Agreement, including, without limitation, all of Owner's obligations, costs and expenses incurred in connection with its obligations under this Agreement for which Owner may demand payment or reimbursement pursuant to subsection 9.5 hereof (including any such costs and expenses arising after taking into account the application under the Financing Arrangements of the purchase price and other payments made hereunder), all amounts payable pursuant to Section 12 hereof and all costs and expenses (including, without limitation, attorneys' fees and expenses, commissions, filing fees, sales or transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs) sustained by Owner by reason of such purchase or in connection with the conveyance of the Project to Agent and all other amounts owing hereunder after taking into account such purchase, and (ii) upon receipt of such amounts, Owner shall deliver to Agent a bill of sale and deed conveying to Agent all of Owner's interest in the Premises and the Project and, if applicable, any Construction Document or Project Contract and, to the extent transferable, any title insurance policies issued to Owner, along with an assignment or termination of the Ground Lease and when Owner transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Owner, but free of Owner Liens.

(d)   So long as (i) no Event of Default or Event of Project Termination has occurred and is continuing (other than any Event of Default or Event of Project Termination that constitutes either a Third-Party Project Event or a Termination Event), and (ii) Agent has delivered to Owner and Assignee, within the time period required by paragraph (a) of this Section 14, a certificate from a Responsible Officer stating that either (A) Agent is exercising its purchase option described in this Section 14 to effect the sale of the Project in an arm's-length transaction to a third party purchaser that is not an Affiliate of Agent, (B) a Third-Party Project Event has occurred and is continuing, or (C) a Termination Event Trigger has occurred, then if the Guarantor (as Agent's designee) elects to purchase the Project pursuant hereto, the Guarantor has the option to assume the payment obligations of Owner with respect to any Financing Arrangement pursuant to the terms and conditions of such Financing Arrangement, in which case the cash portion of the purchase price to be paid by the Guarantor pursuant to paragraphs (b) and (c) of this Section 14 shall be reduced by an amount equal to the principal outstanding under such Financing Arrangement. In that event, Owner and Assignee shall execute and deliver documentation permitting the Guarantor to assume Owner's obligations under the Financing Arrangement, and to release Owner from all obligations in respect of the Financing Arrangement, this Agreement, the Lease, and all related documents, and Owner and Assignee shall take all such other actions (at Agent's cost and expense) as are reasonably necessary to permit such assumption by the Guarantor.

SECTION 15.   INTENTIONALLY DELETED

SECTION 16.   PERMITTED CONTESTS

(a)   Agent shall not be required, nor shall Owner have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge or Lien, or to comply or cause the Project to comply with any Legal Requirement applicable to the Project or the occupancy, use or operation thereof, so long as no Potential Default or Potential Event of Project Termination (unless such Potential Default or Potential Event of Project Termination is reasonably capable of being cured within the applicable grace period and could not reasonably be expected to have a material adverse effect on (1) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (2) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner or (3) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts) and no Event of Default, Event of Project Termination, Event of Loss or Termination Event exists under this Agreement, and, in the reasonable judgment of Agent's counsel, Agent shall have reasonable grounds to contest the existence, amount, applicability or validity thereof by appropriate proceedings, which proceedings (i) shall not involve any danger that the Project or any portion thereof would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, (ii) shall not affect the payment of any sums due and payable hereunder, (iii) will not place either Owner or any Assignee in any danger of civil liability for which it is not adequately indemnified hereunder or subject Owner or any Assignee to any danger of criminal liability, (iv) if involving taxes, shall suspend the collection of the taxes (unless Agent has provided a bond for the full amount in dispute), and (v) shall not be prohibited by the provisions of any other instrument to which Agent or the Project is subject and shall not constitute a default thereunder (the "Permitted Contest"). Agent shall conduct all Permitted Contests in good faith and with due diligence and shall promptly after the final determination (including appeals) of any Permitted Contest (or, if earlier, upon any of the above criteria no longer being satisfied) pay and discharge all amounts which shall be determined to be payable therein. Owner shall, at no expense to Owner, cooperate in good faith with Agent with respect to all Permitted Contests conducted by Agent pursuant to this Section 16.

(b)   At least ten (10) Business Days prior to the commencement of any Permitted Contest, Agent shall notify Owner and Assignee in writing of any such proceeding in which the amount in contest exceeds $1,000,000, and shall describe such proceeding in reasonable detail.

SECTION 17.   SALE OR ASSIGNMENT BY OWNER

(a)   Owner shall have the right to obtain debt and equity financing for the acquisition and ownership of the Project by selling or assigning its right, title and interest in any or all amounts due from Agent or any third Person under this Agreement and granting a security interest in this Agreement and the Project to the Collateral Trustee or a lender or lenders under a Financing Arrangement, notice of the identity of which has been given to Agent; provided that any sale or assignment by Owner shall be made consistent with the terms of this Agreement and shall be subject to the rights and interests of Agent under this Agreement and the Lease.

(b)   Any Assignee shall, except as otherwise agreed by Owner and such Assignee, have all the rights, powers, privileges and remedies of Owner hereunder, and Agent's obligations as between itself and such Assignee hereunder shall not be subject to any claims or defense that Agent may have against Owner. Upon written notice to Agent of any such assignment, Agent shall thereafter make payments of any and all sums due hereunder to Assignee, to the extent specified in such notice, and such payments shall discharge the obligation of Agent to Owner hereunder to the extent of such payments. Anything contained herein to the contrary notwithstanding, no Assignee shall be obligated to perform any duty, covenant or condition required to be performed by Owner hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of Owner, unless and until any Assignee has taken possession of the Premises or the Project or otherwise foreclosed upon Owner's interest therein or accepted a conveyance in lieu of foreclosure of the Premises or the Project pursuant to a Financing Arrangement.

SECTION 18.   GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this

Agreement:

18.1.   Survival. Except as otherwise provided in the Lease, all agreements, representations, warranties and covenants hereunder shall expire on the Effective Date, provided that (a) any obligations under this Agreement accrued at the time of or related to periods prior to the Effective Date (including, without limitation, all indemnities contained in Section 12 hereof and any obligation to pay Unrecovered Liabilities and Judgments) shall continue in full force and effect after the Effective Date, (b) any obligation under this Agreement which is expressly provided to be performed after or to survive the Effective Date shall continue in full force and effect after the Effective Date and (c)  if any Event of Default or Event of Project Termination occurs after the Effective Date, the provisions of subsections 11.2 and 11.4 of this Agreement shall not be applicable and Owner and Agent shall be subject to the rights and remedies under the Lease.

18.2.   No Waivers. No advance hereunder shall constitute a waiver of any of the conditions of Owner's obligation to make further advances nor, in the event Agent is unable to satisfy any such condition, shall any waiver of such condition have the effect of precluding Owner from thereafter declaring such inability to be an Event of Default or Event of Project Termination as herein provided. Any advance made by Owner and any sums expended by Owner pursuant to this Agreement shall be deemed to have been made pursuant to this Agreement, notwithstanding the existence of an uncured Event of Default or Event of Project Termination. No advance shall constitute a waiver of the right of Owner to require compliance with the covenant contained in subsection 10.1 hereof with respect to any such defects or material departures from any Plans not theretofore approved by Owner and Assignee. No advance at a time when an Event of Default or Event of Project Termination exists shall constitute a waiver of any right or remedy of Owner existing by reason of such Event of Default or Event of Project Termination, including, without limitation, the right to refuse to make further advances.

18.3.   Advances; Approvals. All conditions of the obligation of Owner to make advances hereunder are imposed solely and exclusively for the benefit of Owner and Assignee and their assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Owner will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Owner, with the consent of Assignee and subject to the terms and conditions of any Financing Arrangements, at any time if in its sole discretion it deems it advisable to do so. Inspections and approvals of any Plans and the Project and the workmanship and materials used therein impose no responsibility or liability of any nature whatsoever on Owner or Assignee, and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by Owner or Assignee for any reason.

18.4.   No Offsets, Etc. The obligations of Agent to pay all amounts payable by Agent pursuant to this Agreement (including specifically and without limitation amounts payable under Section 12 hereof) and to purchase the Project when required hereunder shall be absolute and unconditional under any and all circumstances of any character, and such amounts shall be paid without notice, demand, defense, set-off, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly otherwise provided. The obligation of Agent to lease or sublease and pay Basic Rent and Additional Rent and any other amounts due under the Lease for the Project commencing upon the Effective Date is without any warranty or representation, express or implied, as to any matter whatsoever on the part of Owner or Assignee or any Affiliate of either, or anyone acting on behalf of any of them.

AGENT HAS SELECTED THE PROJECT ON THE BASIS OF ITS OWN JUDGMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, UPON A TRANSFER OF OWNER'S INTEREST IN THE PROJECT TO AGENT, NEITHER OWNER NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM, MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER CHARACTERISTIC, OF THE PROJECT, OR AS TO WHETHER THE PROJECT, OR THE OWNERSHIP, USE, OCCUPANCY OR POSSESSION THEREOF COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

AS BETWEEN OWNER AND AGENT, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, AGENT ASSUMES ALL RISKS AND WAIVES ANY AND ALL DEFENSES, SET-OFFS, RECOUPMENTS, ABATEMENTS, DEDUCTIONS, COUNTERCLAIMS (OR OTHER RIGHTS), EXISTING OR FUTURE, AS TO AGENT'S OBLIGATION TO PAY ALL AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

(A) THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER QUALITY OR CHARACTERISTIC OF THE PROJECT, LATENT OR NOT;

(B)   ANY SET-OFF, COUNTERCLAIM, RECOUPMENT, ABATEMENT, DEFENSE OR OTHER RIGHT WHICH AGENT MAY HAVE AGAINST OWNER, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

(C) ANY DEFECT IN TITLE OR OWNERSHIP OF THE PROJECT OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE PROJECT;

(D) ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO THE PROJECT IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF THE PROJECT BY AGENT FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF THE PROJECT, IN WHOLE OR IN PART;

(E) ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OCCUPANCY OR POSSESSION OF THE PROJECT BY AGENT;

(F) ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST AGENT OR OWNER OR ANY ASSIGNEE;

(G) ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS;

(H) THE INVALIDITY OR UNENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF OWNER OR AGENT TO ENTER INTO THIS AGREEMENT; OR

(I) ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

AGENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS AGREEMENT EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF. Each payment of any amount due hereunder made by Agent shall be final, and Agent, without waiving any other remedies it may have, will not seek or have any right to recover all or any part of such payment from Owner or any Assignee for any reason whatsoever. Notwithstanding anything contained herein to the contrary, the making of payments under this Agreement by Agent shall not be deemed to be a waiver of any claim or claims (including claims that otherwise would be a defense to payment or counterclaim) that Agent may assert against Owner or any other Person. Owner agrees to repay Agent amounts paid to Owner to the extent such payments were in error and are not required by any of the terms and provisions of this Agreement.

18.5.   No Recourse.

   Owner's obligations hereunder are intended to be the obligations of the limited partnership and of the corporation which is the general partner thereof only and no recourse for the payment of any amount due from Owner under this Agreement, the Ground Lease, any Project Contract, any Construction Document or any other agreement contemplated hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of Owner or any incorporator, shareholder, officer, director or Affiliate, as such, past, present or future of such corporate general partner or any corporate limited partner or of any successor corporation to such corporate general partner or to any corporate limited partner of Owner, or against any direct or indirect parent corporation of such corporate general partner or of any limited partner of Owner or any other subsidiary or Affiliate or any such direct or indirect parent corporation or any incorporator, shareholder, officer or director, as such, past, present or future, of any such parent or other subsidiary or Affiliate. Nothing contained in this subsection 18.5 shall be construed to limit the exercise or enforcement, in accordance with the terms of this Agreement, the Lease, the Ground Lease, the Project Contracts and the Construction Documents and any other documents referred to herein, of rights and remedies against the limited partnership or the corporate general partner of Owner or the assets of the limited partnership or the corporate general partner of Owner.

18.6.   Notices.

(a)   All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder or under any other instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express courier service (including, without limitation, Federal Express, Emery, DHL, Airborne Express, and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed through the United States Postal Service, postage prepaid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided that, in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (a), (b) or (c) of this subsection 18.6. All notices shall be effective upon receipt by the addressee; provided, however, that, if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location by giving written notice to the other party in the manner set forth herein. The initial addresses of the parties hereto are as follows:

If to Owner:

LMB Funding, Limited Partnership
c/o ML Leasing Equipment Corp.
Controller's Office
95 Greene Street, 7th Floor
Jersey City, New Jersey 07302
Attention:   Kira Toone Meertens
Telephone:   (201) 671-0334
Facsimile:   (201) 671-4511

   With a copy to:
ML Leasing Equipment Corp.
95 Greene Street, 7th Floor
Jersey City, New Jersey 07302
Attention:   William Fuhs

Facsimile:   (201) 671-4511

If to Agent:

Lower Mount Bethel Energy, LLC
c/o PPL Global, LLC
11350 Random Hills Road, Suite 400
Fairfax, VA 22030

Attention:   Chief Counsel
Telephone:   (703) 293-2614
Facsimile:   (703) 293-9227

with a copy to Assignee at such address as such Assignee may specify by written notice to Owner and Agent.

(b)   Owner shall within five (5) Business Days give to Agent a copy of all notices received by Owner pursuant to any Financing Arrangement and any other notices received with respect to the Project.

18.7.   Modifications. Neither this Agreement nor any provision hereof may be changed, waived or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver or termination is sought.

18.8.   Rights Cumulative. All rights, powers and remedies herein given to Owner are cumulative and not alternative, and are in addition to all statutes or rules of law; any forbearance or delay by Owner in exercising the same shall not be deemed to be a waiver thereof, and the exercise of any right or partial exercise thereof shall not preclude the further exercise thereof, and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Owner. All representations and covenants by Agent shall survive the making of the advances, and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns, if any, of the parties hereto. Agent may not, however, assign its rights or obligations as agent hereunder, except as permitted by Section 25 of the Lease.

18.9   Governing Law.   THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK. AGENT AND OWNER AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY THE LAWS OF THE STATE OF NEW YORK AND PENNSYLVANIA, THIS AGREEMENT, AND THE RIGHTS AND DUTIES OF AGENT AND OWNER HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, IN RESPECT OF ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. EACH OF AGENT AND OWNER HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTIES, TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF AGENT AND OWNER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE OWNER OR ANY ASSIGNEE OR AGENT FROM OBTAINING JURISDICTION OVER ONE ANOTHER IN ANY COURT OTHERWISE HAVING JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF AGENT AND OWNER AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EACH OF AGENT AND OWNER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. OWNER AND AGENT EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. OWNER AND AGENT ACKNOWLEDGE THAT THE PROVISIONS OF THIS SUBSECTION 18.9 HAVE BEEN BARGAINED FOR AND THAT THEY HAVE BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH.

18.10.   Captions. The captions in this Agreement are for convenience of reference only, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

18.11.   Maintenance of Equity. Owner covenants that at all times during the term of this Agreement, Owner's capitalization shall be such that at least three percent (3%) of its capitalization (including interest required to be capitalized in accordance with generally accepted accounting principles on the principal outstanding on any Financing Arrangement and net of any fees paid to the equity investors and any affiliates of the equity investors) will consist of cash contributions from Owner's general partner and limited partners.

18.12.   Released Land.

(a)   Owner and Agent acknowledge that certain of the Land Improvement Contracts may require that title to certain improvements relating to the Project (the "Released Improvements") and the land on which such Released Improvements are or will be located (the "Released Land") be transferred to the Applicable Contracting Party pursuant to the provisions of the applicable Land Improvement Contract.

(b)   Upon the request of Agent, and provided that no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under this Agreement and no Event of Loss, Event of Default or Potential Default under the Lease has occurred and is continuing, Owner shall cooperate with Agent to transfer the Released Improvements and the Released Land, as applicable, to the Applicable Contracting Party in an "as is" condition without warranty or representation of any kind, and without recourse to Owner, if (1) such transfer is required pursuant to the applicable Land Improvement Contract and (2) such transfer is customary in projects similar to the Project, including the release of the Released Improvements and/or the Released Land from the terms of the Lease, the Ground Lease and the provisions of any Financing Arrangements; provided, however, that after giving effect to such transfer and release (i) any such transfer or release will not cause the Project to fail to comply with the provisions of this Agreement, the Lease, the Construction Documents or the Project Contracts; (ii) Owner will have sufficient rights and interests in the Released Improvements and the Released Land as necessary to operate the Project in compliance with the provisions of this Agreement, the Lease, the Construction Documents and the Project Contracts, and (iii) such transfer and release will not (x) adversely impair the fair market value, utility, residual value or remaining useful life of the Project, or (y) materially adversely affect the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts.

(c)   All Released Improvements are to be constructed in compliance with the terms of the applicable Land Improvement Contract, and all applicable terms, conditions and requirements of the Governmental Authorities.

(d)   Owner's release of the Released Improvements and/or the Released Land pursuant to any applicable Land Improvement Contract shall be subject to the satisfaction of the conditions set forth in this paragraph (d) and to the receipt by Owner and Assignee, in each case in form and substance reasonably satisfactory to Owner and Assignee, of the following documents:

   (i) an ALTA survey of the Premises showing a metes and bounds description of the portion of the Premises to be released as the Released Land and a metes and bounds description for the remainder of the Premises, which descriptions shall correspond to the legal descriptions set forth in the title endorsements referred to in clause (ii) below, the partial release and the deed to the Applicable Contracting Party;

   (ii) an endorsement to mortgagee's title insurance policy and Owner's alternative lender's policy from the Title Company insuring the validity of the lien of the lender's mortgage, this Agreement, the Lease and the Ground Lease in the event of recharacterization, with respect to the remainder of the Premises, without any impairment due to the partial release, as well as a separate tax lot endorsement;

   (iii) evidence that the Applicable Contracting Party has agreed to the legal description of the Released Land in the partial release and deed to the Applicable Contracting Party;

   (iv) an opinion of counsel to Agent stating that the execution of such instrument of release is authorized or permitted by this Agreement and the provisions of any Financing Arrangements and that all conditions precedent to such release under this subsection 18.12 have been met; and

   (v) a copy of the fully executed deed, in recordable form, to the Applicable Contracting Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LMB FUNDING, LIMITED PARTNERSHIP
By: LMB Capital, Inc.,
Its General Partner

By:__________________________________
Name:
Title:

LOWER MOUNT BETHEL ENERGY, LLC

By:__________________________________
Name:
Title:

Exhibit A	Form of Acquisition Certificate
Exhibit B	Form of Interim Advance Certificate
Exhibit C	Form of Certificate of Substantial Completion
Exhibit D	Form of Certificate of Increased Cost
Exhibit E	List of Project Contracts
Exhibit F	List of Permits and Project Authorizations
Exhibit G	Budget
Exhibit H	Construction Drawdown Schedule
Schedule 4(i)	Permits
Schedule 4(s)	Title Endorsements
Schedule 8.4	Litigation
Schedule 8.26	Disclosure
Schedule 8.27	Environmental Disclosure

EXHIBIT A

FORM OF ACQUISITION CERTIFICATE

LOWER MOUNT BETHEL ENERGY, LLC ("Agent"), Agent under a certain Agreement for Lease (the "Agreement"), dated as of December 21, 2001, entered into with LMB FUNDING, LIMITED PARTNERSHIP ("Owner"), delivers this Acquisition Certificate pursuant to Section 4 of the Agreement. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:
1.   Ground Lease. Attached hereto at Tab 1 is an original duly executed copy of the Ground Lease (with the Premises not being subject to any Liens other than Permitted Liens), including a true and complete copy of the metes and bounds legal description of the Premises, and a copy of a fully executed short form or memorandum of the Ground Lease in the appropriate form for recording in the jurisdiction in which the Premises are located.

2.   Memorandum of Lease. Attached hereto at Tab 2 are two original counterparts of a memorandum of the Lease in the appropriate form for recording in the jurisdiction in which the Premises are located, executed by Agent, as lessee, and otherwise reasonably acceptable to Owner and Assignee.

3.   Certificates of Insurance and Insurance Letter. (a) Attached hereto at Tab 3 are certificates of insurance or other evidence reasonably acceptable to Owner and Assignee certifying that the insurance on the Project required by subsection 9.3 of the Agreement is in effect, and (b) attached hereto at Tab 4 is a letter from the Insurance Broker certifying as to, among other things, Agent's compliance with the provisions of subsection 9.3 of the Agreement.

4.   Taxes. All due and payable taxes and assessments applicable to the Premises have been paid in full or are being contested by Agent as a Permitted Contest pursuant to paragraph (a) of Section 16 of the Agreement, and all such taxes and assessments owed by Agent (or estimated amounts thereof) are included in the Budget.

5.   Availability of Utilities. All utility services and facilities (including, without limitation, gas, electrical, water and sewage services, and Interconnection Facilities) (a) which are necessary and required during the construction period have been completed or will be available in such a manner that construction will not be impeded by a lack thereof and (b) which are necessary for operation and occupancy of the Project are or will be completed in such a manner and at such a time as will assure the operation of the Project.

6.   Flood Zone. Attached hereto at Tab 5 is certification by the Surveyor on the Survey or an official of an appropriate Governmental Authority that the Premises are not located in any "special flood hazard area" as such term is used in the Flood Disaster Protection Act of 1973.

7.   Permits. Except as disclosed in Section 8.26 of the Agreement for Lease, all Permits and Governmental Actions required for the construction and operation of the Project and for the use of the Premises in accordance with and as contemplated by the Construction Documents, the Project Contracts, the Agreement and the Lease have been or will be issued or obtained in such a manner that such construction, operation and use will not be impeded or delayed by a lack thereof and no liabilities or penalties shall result from a lack thereof. A list of the Permits and Governmental Actions which have not been or will not be issued or obtained as of the date of this Initial Advance is set forth on Schedule 4(i) to the Agreement.

8.   Survey. Attached hereto at Tab 6 is the Survey complying with the requirements of paragraph (j) of Section 4 of the Agreement.

9.   Site Plan. Attached hereto at Tab 7 is a site plan prepared on behalf of Agent, showing the proposed location of the Project to be constructed on the Premises.

10.   Plans. Attached hereto at Tab 8 is a copy of the Plans and, as requested by Owner, such other specifications for the construction of the Project as are available to Agent.

11.   Use of Proceeds, No Liens and Representations of Agent. (a) All costs and expenses which are the subject of the Initial Advance requested have been paid in full or will be paid in full out of the proceeds of this Initial Advance; (b) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 of the Agreement have been paid in full or will be paid in full out of the proceeds of this Initial Advance, by the General Contractor or otherwise, and all such insurance policies are in full force and effect; (c) there are no Liens on the Premises that are not Permitted Liens; (d) all representations and warranties in the Agreement, in the Lease and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with this Initial Advance, are and remain true and correct on and as of the date of this Initial Advance as if made on and as of the date of this Initial Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (e) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under the Agreement has occurred and is continuing on the date this Initial Advance is to be made or will exist by reason of giving effect to this Initial Advance.

12.   Environmental Report. Attached hereto at Tab 9 is the Environmental Report complying with paragraph (n) of Section 4 of the Agreement.

13.   Opinions of Counsel for Agent and Guarantor. (a) Attached hereto at Tab 10 is an opinion of Orrick, Herrington & Sutcliffe LLP, counsel for Agent and Guarantor, and (b) attached hereto at Tab 11 is an opinion of Robert W. Burke, Esq., in-house counsel of Agent, and (c) attached hereto at Tab 12 is an opinion of Michael A. McGrail, Esq., in-house counsel of Guarantor.

14.   Budget. Attached hereto at Tab 13 is a copy of the Budget, which Budget (a) is true, complete and correct, (b) is accurately representative of all expected costs of the Project, and (c) is within the dollar limit set forth in the first sentence of subsection 2.2 of the Agreement.

15.   Request for Initial Advance. Attached hereto at Tab 14 is a duly executed Request for Initial Advance complying with paragraph (q) of Section 4 of the Agreement.

16.   Project Contracts; Construction Documents. Attached hereto at Tab 15 is a fully executed and complete copy of each of the Construction Documents and the Project Contracts which have been executed prior to the date of this Initial Advance.

17.   Title Insurance Policy. Attached hereto at Tab 16 are copies of pro-forma policies of insurance complying with paragraph (s) of Section 4 of the Agreement.

18.   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor set forth in the Guaranty are and remain true and correct on and as of the date of this Initial Advance as if made on and as of the date of this Initial Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date this Initial Advance is to be made or will exist by reason of giving effect to this Initial Advance.

19.   Construction Drawdown Schedule. Attached hereto at Tab 17 is a copy of the Construction Drawdown Schedule prepared by Agent, which reflects Agent's best estimates as to the amount and timing of construction drawdowns on the date of this Initial Advance.

20.   Construction Progress. Attached hereto at Tab 18 are true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under any Project Contract) requested by Owner or Assignee, and such other reasonably available supporting information as Owner or Assignee may have reasonably requested.

21.   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto has automatically been transferred to Owner, and there are no Liens on such materials and fixtures other than Permitted Liens.

22.   Material Adverse Change. Since the date of the Private Placement Memorandum, there has been no change in the business, assets, properties, revenues, financial condition, operations or prospects of Agent which could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

23.   Conditions Precedent Under Project Contracts. All conditions precedent to the effectiveness of each Construction Document and Project Contract in effect as of the date of this Initial Advance, have been satisfied in full (other than those (a) relating to completion of construction of the Project, (b) which the failure to satisfy could not reasonably be expected to have a material adverse effect on Agent's ability to perform its obligations under the Construction Documents and Project Contracts or (c) which will be fulfilled as a result of Agent's execution and delivery of and performance under the Agreement).

24.   Intellectual Property Rights. All Intellectual Property Rights necessary for the use and operation of the Project in accordance with and as contemplated by the Construction Documents, the Project Contracts, the Agreement and the Lease have been or, prior to the Effective Date will have been, obtained and are or, prior to the Effective Date will be, in full force and effect. There has been no material breach under any such Intellectual Property Rights, and there are no pending or threatened claims or proceedings relating thereto which, if adversely determined, could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

25.   Required Easements. The Required Easements have been or, prior to the Effective Date will be, obtained and are or, prior to the Effective Date will be, in full force and effect and constitute all easements, rights-of-way and licenses contemplated to be in place under the Construction Documents, the Project Contracts, the Agreement and the Lease as of the date of this Initial Advance. There has been no material breach under any such Required Easements, and there are no pending or, to the best of Agent's knowledge, threatened claims or proceedings relating thereto which, if adversely determined, could reasonably be expected to have a material adverse effect on (a) the construction, operation, maintenance, leasing, ownership, use, value or regulatory status of the Project, (b) the ability of Agent to observe and perform its obligations under the Operative Documents, or any of the Construction Documents or the Project Contracts in a timely manner or the ability of the Guarantor to perform its obligations under the Guaranty in a timely manner, or (c) the rights or interests of Owner or Assignee under the Operative Documents, the Guaranty, or any of the Construction Documents or the Project Contracts.

26.   Appraisal. Attached hereto at Tab 19 is an appraisal prepared by the Appraiser complying with paragraph (cc) of Section 4 of the Agreement.

27.   Opinion of Local Pennsylvania Counsel. Attached hereto at Tab 20 is an opinion of Morgan, Lewis & Bockius LLP, special Pennsylvania counsel.

28.   Additional Matters. Attached hereto at Tab 21 are such other documents and legal matters in connection with a request for the Initial Advance as are reasonably requested by Owner or Assignee.

Dated: ______________, ____.

LOWER MOUNT BETHEL ENERGY, LLC

By:__________________________________
Name:
Title:

EXHIBIT B

FORM OF INTERIM ADVANCE CERTIFICATE

LOWER MOUNT BETHEL ENERGY, LLC ("Agent"), Agent under a certain Agreement for Lease (the "Agreement"), dated as of December 21, 2001, entered into with LMB FUNDING, LIMITED PARTNERSHIP ("Owner"), delivers this Interim Advance Certificate pursuant to Section 5(A) of the Agreement. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:

1.   Use of Proceeds and Continuing Representations of Agent. (a) All costs and expenses which are the subject of the Interim Advance requested have been paid in full or will be paid in full out of the proceeds of this Interim Advance; (b) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 of the Agreement have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of this Interim Advance, and all such insurance policies are in full force and effect; (c) all representations and warranties in the Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 thereof which shall not be made by Agent), in the Lease, and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with this Interim Advance, are and remain true and correct in all material respects on and as of the date of this Interim Advance as if made on and as of the date of this Interim Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (d) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under the Agreement, or default under any Project Contract or Construction Document has occurred and is continuing on the date this Interim Advance is to be made or will exist by reason of giving effect to this Interim Advance.

2.   Construction Progress. Attached hereto at Tab 1 are (a) all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract and requested by Owner or Assignee, (b) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract) requested by Owner or Assignee, and such other reasonably requested supporting information as has been requested by Owner or Assignee and (c) a certificate from Agent certifying to Owner and Assignee the amount of Unreimbursed Project Costs outstanding on the date of this Interim Advance.

3.   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto has automatically been transferred to Owner pursuant to the EPC Contract, and there are no Liens on such materials and fixtures other than Permitted Liens.

4.   Request for Interim Advance. Attached hereto at Tab 2 is a duly executed Request for Interim Advance complying with paragraph (e) of Section 5(A) of the Agreement.

5.   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of this Interim Advance as if made on and as of the date of this Interim Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date this Interim Advance is to be made or will exist by reason of giving effect to this Interim Advance.

6.   Satisfactory Title. Attached hereto at Tab 3 is a notice of title continuation or date-down endorsement issued by the Title Company and complying with paragraph (g) of Section 5(A) of the Agreement.

7.   List of Project Authorizations. Attached hereto at Tab 4 is a list of all certificates, Permits, licenses, authorizations and approvals required by all applicable law in effect on the date of this Interim Advance in substitution for Exhibit F to the Agreement pursuant to subsection 8.18 of the Agreement.

Dated: ______________, ____.

LOWER MOUNT BETHEL ENERGY, LLC

By:__________________________________
Name:
Title:

EXHIBIT C

FORM OF CERTIFICATE OF SUBSTANTIAL COMPLETION

LOWER MOUNT BETHEL ENERGY, LLC ("Agent"), Agent under a certain Agreement for Lease (the "Agreement"), dated as of December 21, 2001, entered into with LMB FUNDING, LIMITED PARTNERSHIP ("Owner"), delivers this Certificate of Substantial Completion pursuant to Section 6 of the Agreement. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:

1.   Payment of All Costs. The Final Advance is sufficient to provide for the payment of all costs of constructing the Project (other than (a) the cost of completing any open Punch List (as defined in the EPC Contract) items), (b) Unreimbursed Project Costs not designated by Agent for payment by the Final Advance and (c) those estimated costs in connection with the designing, constructing, equipping and installing of the Project that are not yet due and which will be included as part of a Completion Advance in an amount not to exceed the amount of such estimate, provided that (i) the Available Commitment remaining after the Final Advance is equal to or exceeds the aggregate amount of all such estimated costs and (ii) Agent certifies, based upon its reasonable expectations, that (x) all costs in connection with the designing, constructing, equipping and installing of the Project that are not yet due will not exceed such estimated costs or (y) to the extent that such costs will exceed such estimated costs, such excess costs are Unreimbursed Project Costs).

2.   Construction and Equipping of the Project. The Project (exclusive of Punch List (as defined in the EPC Contract) items), (a) has been completed (including all Performance Tests (as defined in the EPC Contract) required for Substantial Completion under the EPC Contract) in all material respects in accordance with the Plans, the terms of the Construction Documents and the Project Contracts, and (b) has been constructed in accordance with generally accepted engineering and construction practices.

3.   Permits. All Permits and Governmental Actions required for the occupancy, use and operation of the Project in the manner contemplated in paragraph 2 above and in accordance with and as contemplated by the Construction Documents, the Project Contracts and the Lease have been issued or obtained and are in full force and effect.

4.   Liens. (a) The Project has been completed in the manner contemplated in paragraph 2 above free of all Liens, except for Permitted Liens (all of which Permitted Liens are itemized in Tab 1 attached hereto, as to the nature, amount, claimant and status thereof, and which Permitted Liens do not include any mechanics' Liens other than those mechanics' Liens that are (i) to be satisfied or discharged out of the proceeds of this Final Advance or a Completion Advance or (ii) subject to a Permitted Contest and bonded or otherwise secured to the satisfaction of Owner and Assignee); (b) there are no claims outstanding with respect to any Construction Document or Project Contract (other than claims which are itemized in Tab 2 attached hereto, as to the nature, amount, claimant and status thereof and which claims are bonded or otherwise secured to the satisfaction of Owner and Assignee); and (c) [there are no current Permitted Contests] [OR] [the Permitted Contests in existence as of the date of this Final Advance are itemized in Tab 3 attached hereto, as to the nature, amount, claimant and status thereof].

5.   Final Survey. Attached hereto at Tab 4 is the Final Survey complying with the requirements of paragraph (f) of Section 6 of the Agreement.

6.   Utilities. Connection has been made to all appropriate utility facilities (including Interconnection Facilities) and the Project is capable of operation in the manner contemplated in paragraph 2 above and in accordance with and as contemplated by the Construction Documents, the Project Contracts and the Lease.

7.   Use of Proceeds and Continuing Representations of Agent. (a) All costs and expenses which are the subject of the Final Advance requested have been paid in full or will be paid in full out of the proceeds of this Final Advance; (b) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 of the Agreement have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of this Final Advance, and all such insurance policies are in full force and effect; (c) all representations and warranties in the Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 thereof which shall not be made by Agent), in the Lease, and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with this Final Advance are and remain true and correct in all material respects on and as of the date of this Final Advance as if made on and as of the date of this Final Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (d) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under the Agreement has occurred and is continuing on the date this Final Advance is to be made or will exist by reason of giving effect to this Final Advance.

8.   Request for Final Advance. Attached hereto at Tab 5 is a duly executed Request for Final Advance complying with paragraph (i) of Section 6 of the Agreement.

9.   Satisfactory Title. Attached hereto at Tab 6 is a notice of title continuation or endorsement issued by the Title Company and complying with paragraph (j) of Section 6 of the Agreement.

10.   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of this Final Advance as if made on and as of the date of this Final Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date this Final Advance is to be made or will exist by reason of giving effect to this Final Advance.

11.   Commercial Operation. (a) Commercial Operation of the Project has been achieved, including, without limitation, satisfaction of (i) the Minimum Performance Guarantees, (ii) the Emission Guarantees and (iii) the Noise Compliance Guarantee (as each such term is defined in the EPC Contract), in each case according to the procedures set forth in the EPC Contract; (b) no defective or uncompleted work exists that could reasonably be expected to materially and adversely affect the generation of electricity from the Project; (c) the Project as constructed complies in all material respects with all Governmental Actions; and (d) the Project is capable of operating in a manner consistent with prudent industry practices, all applicable Permits and Legal Requirements and in accordance with the terms of the Agreement, the Lease and the Project Contracts. [In addition, only if Agent has elected not to request a Completion Advance, Agent shall satisfy the requirements of paragraph (g) of Section 7 of the Agreement.]

12.   Environmental Compliance. All compliance tests, emissions tests, and certifications and other actions required by any Environmental Requirements as a precondition to Commercial Operation of the Project (including, without limitation, the performance criteria, emissions standards and reliability criteria required by the EPC Contract) has been successfully completed and all filings, notices and other submissions required under such Environmental Requirements shall have been fully and accurately completed and submitted to applicable Governmental Authorities, as required by applicable Legal Requirements.

13.   Intellectual Property Rights. All Intellectual Property Rights necessary for the use and operation of the Project in accordance with and as contemplated by the Project Contracts, the Agreement and the Lease have been obtained and are in full force and effect.

14.   Easements. The Easements have been obtained and are in full force and effect and are not subject to any Liens other than Permitted Liens and constitute all easements, rights-of-way (i) contemplated to be in place under the Construction Documents, the Project Contracts, the Agreement and the Lease as of the date of this Final Advance and (ii) which are necessary for Agent's performance of its obligations under this Agreement, the Lease, the Construction Documents and the Project Contracts.

15.   Construction Progress. Attached hereto at Tab 7 are (a) copies of all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract and requested by Owner or Assignee, (b) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract) requested by Owner or Assignee, and such other reasonably available supporting information as shall have been reasonably requested by Owner or Assignee and (c) a certificate from Agent certifying to Owner and Assignee the amount of Unreimbursed Project Costs outstanding on the date of this Final Advance.

16.   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto has automatically been transferred to Owner pursuant to the EPC Contract, and there are no Liens on such materials and fixtures other than Permitted Liens.

17.   Evidence of EWG Status. Attached hereto as Tab 8 are copies of the filing of an application for determination that Owner is an EWG under Section 32 of the 1935 Act, together with a determination issued by FERC of such EWG status.

18.   List of Project Authorizations. Attached hereto at Tab 9 is a list of all certificates, Permits, licenses, authorizations and approvals required by all applicable law in effect on the date of this Final Advance in substitution for Exhibit F to the Agreement pursuant to subsection 8.18 of the Agreement.

Dated: ______________, _____.

LOWER MOUNT BETHEL ENERGY, LLC

By:__________________________________
Name:
Title:

EXHIBIT D

FORM OF CERTIFICATE OF INCREASED COST

   LOWER MOUNT BETHEL ENERGY, LLC ("Agent"), Agent under a certain Agreement for Lease (the "Agreement"), dated as of December 21, 2001, entered into with LMB FUNDING, LIMITED PARTNERSHIP ("Owner"), delivers this Certificate of Increased Cost pursuant to Section 7 of the Agreement. All terms used in this Certificate shall have the meanings given to such terms in the Agreement. Agent hereby certifies to Owner and Assignee as follows:

1.   Payment of All Costs. The Completion Advance is sufficient to provide for the payment of (a) all costs of completing any open Punch List (as defined in the EPC Contract) items, and (b) all costs in connection with the designing, constructing, equipping and installing of the Project that were not included as part of the Final Advance; provided that all such costs fall within the limits of the Budget.

2.   Use of Proceeds and Continuing Representations of Agent. (a) All costs and expenses which are the subject of the Completion Advance requested have been paid in full or will be paid in full out of the proceeds of this Completion Advance; (b) all premiums and costs owing under any insurance policy pursuant to subsection 9.3 of the Agreement have been paid in full by the General Contractor or otherwise or will be paid in full out of the proceeds of this Completion Advance, and all such insurance policies are in full force and effect; (c) all representations and warranties in the Agreement (except for the representations and warranties made in subsections 8.9 and 8.26 thereof which shall not be made by Agent), in the Lease, and in the various agreements, instruments and documents delivered to Owner by or on behalf of Agent in connection with this Completion Advance are and remain true and correct in all material respects on and as of the date of this Completion Advance as if made on and as of the date of this Completion Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date); and (d) no Event of Loss, Event of Default, Potential Default, Event of Project Termination, Potential Event of Project Termination or Termination Event under the Agreement has occurred and is continuing on the date this Completion Advance is to be made or will exist by reason of giving effect to this Completion Advance.

3.   Request for Completion Advance. Attached hereto at Tab 1 is a duly executed Request for Completion Advance complying with paragraph (d) of Section 7 of the Agreement.

4.   Satisfactory Title. Attached hereto at Tab 2 is a notice of title continuation or endorsement issued by the Title Company complying with paragraph (e) of Section 7 of the Agreement.

5.   Representations and Warranties of Guarantor. All representations and warranties of the Guarantor in the Guaranty (except for the representations and warranties made in Sections 4.5, 4.6, 4.8 and 4.9 thereof which shall not be made by the Guarantor) are and remain true and correct in all material respects on and as of the date of this Completion Advance as if made on and as of the date of this Completion Advance (except to the extent such representations and warranties are made expressly as to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date), and no default under the Guaranty has occurred and is continuing on the date this Completion Advance is to be made or will exist by reason of giving effect to this Completion Advance.

6.   Final Completion. (a) Final Completion (as defined in the EPC Contract) has occurred as evidenced by the Notice of Final Completion (as defined in the EPC Contract) and the certificate of Final Completion attached hereto at Tab 3; (b) [either] [the Project has satisfied the Output Guarantee (as defined in the EPC Contract)] [or] [the General Contractor has paid the OutPut Buydown Amount (as defined in the EPC Contract)]; and (c) [either] [the Project has satisfied the Heat Rate Guarantee (as defined in the EPC Contract)] [or] [the General Contractor has paid the Heat Rate Buydown Amount (as defined in the EPC Contract)].

7.   Construction Progress. Attached hereto at Tab 4 are (a) copies of all Monthly Progress Reports (as defined in the EPC Contract) delivered under the EPC Contract and requested by Owner or Assignee and (b) true copies of unpaid invoices, receipted bills and Lien waivers (to the extent such Lien waivers are required under the EPC Contract or any other Project Contract) requested by Owner or Assignee, and such other reasonably available supporting information as may have reasonably been requested by Owner or Assignee.

8.   No Other Security Interests. All materials and fixtures incorporated in the construction of the Project have been purchased so that title thereto has vested solely in Owner, and there are no Liens on such materials and fixtures other than Permitted Liens.

9.   List of Project Authorizations. Attached hereto at Tab 5 is a list of all certificates, Permits, licenses, authorizations and approvals required by all applicable law in effect on the date of this Completion Advance in substitution for Exhibit F to the Agreement pursuant to subsection 8.18 of the Agreement.

Dated: ______________, _____.

LOWER MOUNT BETHEL ENERGY, LLC

By:__________________________________
Name:

EXHIBIT E

LIST OF PROJECT CONTRACTS

  The Engineering, Procurement and Construction Contract, dated as of December 20, 2001, between Owner and the General Contractor.

  The Guaranty, dated as of December 20, 2001, by Foster Wheeler LLC to Owner, guaranteeing the obligations of the General Contractor under the EPC Contract.

  The Engineering Services Agreement, dated as of September 21, 2001, between Owner and the General Contractor, as amended by an Amended and Restated Engineering Services Agreement, dated as of November 19, 2001, between Owner and the General Contractor.

  The Power Transformers Contract, dated as of December 21, 2001, between Siemens Power Transmission & Distribution, Inc. and Owner.

  The Combined Cycle Power Island Equipment Supply Contract, dated as of August 11, 2000, between Siemens Westinghouse Power Corporation and Owner (as assigned to the General Contractor in connection with the EPC Contract).

  The Ground Lease Agreement, dated as of December 21, 2001, between Agent, as ground lessor, and Owner, as ground lessee.

  The Operation and Maintenance Agreement for the Lower Mount Bethel Energy Project Sewage Treatment Facility, dated July 13, 2001, between Lower Mount Bethel Township and PPL Generation, LLC.

  The Land Development Improvements Agreement to be entered into by and between Lower Mount Bethel Township and Owner.

  The Interconnection Service Agreement, dated as of August 8, 2001, between PJM Interconnection, L.L.C. and Owner.

  The Memorandum of Understanding, dated December 3, 1999, between PPL Corporation (successor-in-interest to PP&L Resources, Inc.) and Agent, as assigned to PPL Martins Creek, LLC pursuant to an Assignment and Assumption Agreement dated as of the date hereof.

  The Reimbursement, Construction and Ownership Agreement to be entered into by and between Owner and PPL Interstate Energy Company.

  The Gas Transportation Agreement to be entered into by and between PPL Interstate Energy Company and Owner.

EXHIBIT F

LIST OF PERMITS AND PROJECT AUTHORIZATIONS

Issuing
Permit	Agency	Description	Need	Status

Alternate Fuels Capability	DOE	Baseload facilities fueled by natural gas	Construction	Self certifying
10-12-01

Toxic Chemical Release	EPA	Actual Release of Hazardous Materials	Operation	To be filed if necessary
Inventory Reporting

Notice of Proposed	FAA	Construction of Object Capable of	Construction	To be filed
Construction or Alteration		Affecting Navigable Air Space

Air Quality Plan Approval	PDEP	Air Quality permitting and new source review	Construction	Permit # 48-328-004 10-29-01; under appeal

Air Quality Operating Permit	PDEP	Operation of an air contamination source	Operation	To be filed
Title IV Acid Rain	PDEP	Fossil fuel generation units > 25 MW	Operation	To be filed
Operating Permit
Air Quality Plan Approval	PDEP	Air quality permitting to convert Martins Creek Station combustion turbines from oil to gas-fired	Operation	To be filed

Air Quality Operating Permit Modification	PDEP	Modification to PM-10 limit for Auxiliary Boiler 4B at Martins Creek Station	Operation	Permit # 48-00011 3-31-01

ERCs for NOx and VOC	PDEP	Emission reduction credits	Operation	To be obtained
Allowances for NOx	PDEP	Emission allowances	Operation	To be obtained
Allowances for SOx	EPA	Emission allowances	Operation	To be obtained

Water Quality Management Plan Part II Permit	PDEP	Wastewater treatment facility modifications	Construction	To be filed

NPDES Permit for Industrial Wastewater	PDEP	Discharge of Industrial Wastewater	Operation	Permit # PA 0012823 8-6-01

Preparedness, Prevention And Contingency Plan	PDEP	Required as part of NPDES permit	Operation	To be filed

NPDES General Storm Water Construction Permit	PDEP	Discharge of Storm Water	Construction	Issued

Sewage Disposal Permit	PDEP	On site sanitary sewage disposal	Operation	Permit # T092557 8-29-01

Public Water Supply	PDEP	Potable water supply distribution	Construction	To be filed

Storage Tanks	PDEP	Underground or above ground storage tanks	Construction	To be filed

Spill Prevention Control and Countermeasure Plan	PDEP	Prevention of releases of regulated substances from tanks	Operation	To be filed

Consumptive Water Use	DRBC	Withdrawal of water	Construction	Docket # D-99-54 3-7-00

Consumptive Water Use	DRBC	Drought Operating Plan	Operation	To be filed

Stack Approval	PDOT	Construction of object affecting navigable air space	Construction	To be filed

Archeological and Historical Review	PHMC	Activities that impact archeological or historical resources	Construction	4-6-98

Review of Threatened or Endangered Species	PDNI		Construction	8-30-99

Fire Safety Approval	Local Fire Marshal	Issuance of building or occupancy permits	Construction Operation	To be filed

Site Plan Approval	LMBT/NC	Site Development	Construction	10-26-01

Special Exception to Zoning	LMBT		Construction	2-21-01; as modified
Ordinance				on 7-13-01; under
appeal

Building Permit	LMBT	Construction of foundations and structures	Construction	11/30/01

Occupancy Permit	LMBT	Construction and occupancy of	Operation	To be filed
foundations and structures

E&S Control Plan	NC	Soil erosion and sedimentation control	Construction	10-4-01

Building Plan Approval	PDLI	Building Plans	Construction	To be filed

Occupancy Permit	PDLI	Conformance with Approved Building Plans	Operation	To be filed

Generator Identification Number	PDEP/EPA	Hazardous Waste Generation	Operation	To be filed

Section 32 of PUHCA	FERC	Exemption of wholesale generators from holding company regulation	Operation	To be filed

Section 205 of FPA	FERC	Market-based rate authority/market-based tariff	Operation	To be filed

FPA	FERC	Disclaimer of jurisdiction over passive owner Of FERC jurisdictional facilities	Operation	To be filed

Interconnection Approvals	PJM	Interconnection with power grid	Operation	To be filed

ACOE	Army Corps of Engineers
DOE	Department of Energy
EPA	US Environmental Protection Agency
FAA	Federal Aviation Administration
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
NPDES	National Pollutant Discharge Elimination System Program
PHMC	Pennsylvania Historical and Museum Commission
PDEP	Pennsylvania Department of Environmental Protection
PDLI	Pennsylvania Department of Labor and Industry
PJM	PJM Interconnection, LLC
PNDI	Pennsylvania Natural Diversity Inventory
PDOT	Pennsylvania Department of Transportation
PUHCA	Public Utility Holding Company Act
DRBC	Delaware River Basin Commission
LMBT	Lower Mount Bethel Township
NC	Northampton County

This Agreement for Lease is Confidential and Proprietary

EXHIBIT G

BUDGET

Item	Amount ($OOOs)
Power Island Costs	$ 132,924
EPC Costs	196,865
Gas Line Costs	7,100
Interconnection Costs	1,750
Substation Costs	3,352
Infrastructure Services	2,010
NOX / VOX Off-sets	750
Spare Parts	5,011
Start-Up Costs	690
Contingency	23,688
Total Construction Costs	$ 374,139
Total Financing Costs	$ 5,803
Total Other Costs	$ 75,102

TOTAL COSTS	$ 455,044

This Agreement for Lease is Confidential and Proprietary

EXHIBIT H

CONSTRUCTION DRAWDOWN SCHEDULE

Date	Construction Expenses ($OOOs)
Dec-01	$ 163,610
Jan-02	16,698
Feb-02	19,902
Mar-02	21,875
Apr-02	14,417
May-02	16,743
Jun-02	29,093
Jul-02	20,106
Aug-02	20,745
Sep-02	9,911
Oct-02	10,129
Nov-02	8,049
Dec-02	25,723
Jan-03	7,956
Feb-03	7,493
Mar-03	563
Apr-03	6,401
May-03	1,142
Jun-03	25,555
Jul-03

813
Aug-03	5 72
Sep-03	143
Oct-03	8,793
Nov-03	-
Dec-03	18,608

TOTAL	$ 455,044

SCHEDULE 4(i)
PERMITS

Toxic Chemical Release Inventory Reporting

Notice of Proposed Construction or Alteration

Air Quality Operating Permit

Title IV Acid Rain Operating Permit

Air Quality Plan Approval (to convert Martins Creek Station combustion turbines from oil to gas-fired)

ERCs for NOx and VOC

Allowances for NOx

Allowances for SOx

Water Quality Management Plan Part II Permit

Preparedness, Prevention, and Contingency Plan

Public Water Supply

Storage Tanks

Spill Prevention Control and Countermeasure Plan

Consumptive Water Use (Drought Operating Plan)

Stack Approval

Fire Safety Approval

Occupancy Permit

Building Plan Approval

Occupancy Permit

Generator Identification Number

Section 32 of PUHCA

Section 205 of FPA

FPA

Interconnection Approvals

SCHEDULE 4(s)

LIST OF TITLE ENDORSEMENTS

ALTA 9 Comprehensive Endorsement

Survey Endorsement

Land Same as Survey Endorsement

Access Endorsement

Address Endorsement

Due Execution Endorsement

Separate Tax Lot Endorsement

Environmental Protection Lien Endorsement

Internal Contiguity Endorsement

Pending Disbursements

Recharacterization (Lessor's policy only)

Special Synthetic Lease Endorsement

SCHEDULE 8.4

LITIGATION

  PPL Martins Creek, LLC and Lower Mount Bethel Energy, LLC v. Lower Mount Bethel Township Zoning Hearing Board v. Robert Taylor, Inc. and William A.Humphries, III. (Intervenors), C0048CV2001002703 (The appeal to the Zoning Ordinance Special Exception; all conflicts with the Township were settled pursuant to the court approved stipulation with regard to the noise condition).

  Robert Taylor and Mona Taylor v. Lower Mount Bethel Township, PPL Martins Creek, LLC and Lower Mount Bethel Energy, LLC, C0048CV2001006573 (the nuisance action).

  The Air Quality Plan Approval which was issued by the Commonwealth of Pennsylvania Department of Environmental Protection on October 29, 2001 was appealed on November 29, 2001.

  The Building Permit, which was issued by Lower Mount Bethel Township on November 30, 2001, may be appealed.

SCHEDULE 8.26

DISCLOSURE

  The Air Quality Plan Approval which was issued by the Commonwealth of Pennsylvania Department of Environmental Protection on October 29, 2001 was appealed on November 29, 2001.

  The Building Permit which was issued by Lower Mount Bethel Township on November 30, 2001 may be appealed.

  The Zoning Ordinance Special Exception which was issued on February 21, 2001, as modified by Stipulation on July 13, 2001, is currently the subject of an appeal to the Northampton County Court of Common Pleas regarding the noise condition.

SCHEDULE 8.27

ENVIRONMENTAL DISCLOSURE

  The Air Quality Plan Approval which was issued by the Commonwealth of Pennsylvania Department of Environmental Protection on October 29, 2001 was appealed on November 29, 2001.

  The Zoning Ordinance Special Exception which was issued on February 21, 2001, as modified by Stipulation on July 13, 2001, is currently the subject of an appeal to the Northampton County Court of Common Pleas regarding the noise condition.